Exhibit 10.1

TRANSACTION AGREEMENT

by and between

HAKKASAN USA, INC.

and

TAO GROUP SUB-HOLDINGS LLC

Dated as of April 27, 2021

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3.26	Brokers and Finders	56
3.27	No Other Representations or Warranties	56

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF TAO		57

4.1	Organization and Qualification	57
4.2	Authority; Enforceability	57
4.3	Ownership of Equity Interests	58
4.4	Consents and Approvals; No Conflict	59
4.5	Compliance with Laws; Permits and Liquor Licenses	59
4.6	Financial Statements	60
4.7	Absence of Undisclosed Liabilities	61
4.8	Absence of Certain Changes or Events	62
4.9	Absence of Litigation	64
4.10	Assets	64
4.11	Intellectual Property and Data Protection	64
4.12	Real Property	67
4.13	Employee Benefit Matters	68
4.14	Labor Matters	70
4.15	Taxes	71
4.16	Environmental Matters	73
4.17	Material Contracts	73
4.18	Transactions with Affiliates	76
4.19	Insurance	76
4.20	Corruption Laws	77
4.21	International Trade Law	78
4.22	Quality and Safety of Food & Beverage Products	78
4.23	COVID-19	78
4.24	Brokers and Finders	79
4.25	No Other Representations or Warranties	79

ARTICLE V AGREEMENTS OF HAKKASAN PARENT AND TAO		80

5.1	Confidentiality	80
5.2	Publicity	81
5.3	Taxes	81
5.4	Infectious Disease Insurance Proceeds	82
5.5	Non-Competition and Non-Solicitation.	83
5.6	Business Plan	83
5.7	Further Assurances	83
5.8	D&O Policy	84
5.9	Release.	84

ARTICLE VI EMPLOYEE MATTERS		85

6.1	Continuing Employees	85
6.2	No Third Party Rights	87

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ARTICLE VII SURVIVAL		88

7.1	Survival of Representations and Warranties and Covenants	88
7.2	R&W Insurance Policy	88
7.3	Legal Expenses Reimbursement	89

ARTICLE VIII MISCELLANEOUS		89

8.1	Fees and Expenses	89
8.2	Amendment	89
8.3	Waiver and Extension	89
8.4	Remedies; Specific Performance	89
8.5	Notices	90
8.6	Entire Agreement	91
8.7	Assignment	91
8.8	Parties in Interest	91
8.9	Severability	91
8.10	Currency and Exchange Rate	92
8.11	Disclosure Schedule	92
8.12	Governing Law	92
8.13	Disputes; Arbitration	92
8.14	Waiver of Jury Trial	94
8.15	No Recourse	95
8.16	Commercial Entity	96
8.17	Counterparts	96

ANNEXES

Annex 1.1(a)	The Hakkasan Contributed Entities
Annex 1.1(b)-1 Annex 1.1(b)-2 Annex 1.1(c)	The TAO Business Venues The Hakkasan Business Venues Reserved
Annex 1.1(d)	Knowledge of Hakkasan Parent
Annex 1.1(e) Annex 1.1(f)	Knowledge of TAO Sample Closing Statements
Annex 1.1(g)	Accounting Principles

EXHIBITS

Exhibit A Exhibit B	Form of Amended and Restated LLC Agreement Joint Press Release

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TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT (this “Agreement”) is made as of April 27, 2021, by and between (i) Hakkasan USA, Inc., a Delaware corporation (“Hakkasan Parent”), and (ii) TAO Group Sub-Holdings LLC, a Delaware limited liability company (“TAO”, each of TAO and Hakkasan Parent, a “Party” and together, the “Parties”).

WHEREAS, Hakkasan Parent holds, directly or indirectly, all the issued and outstanding Equity Interests of the Hakkasan Contributed Entities (as defined below);

WHEREAS, TAO owns, directly or indirectly, all the issued and outstanding Equity Interests of all the entities that operate TAO’s hospitality, restaurant, daylife and nightlife business (including the operation of the Venues listed on Annex 1.1(b)-1) conducted throughout the world under the brands listed on Section 4.11(a) of the TAO Disclosure Schedule as of the date hereof or as currently contemplated by TAO and its Affiliates to be conducted by them (taking into account the COVID-19 Measures set forth in Section 4.23 of the TAO Disclosure Schedule) (collectively, the “TAO Business”);

WHEREAS, on the terms and subject to the conditions set forth herein, Hakkasan Parent and TAO wish to combine the hospitality, restaurant, daylife and nightlife business (including the operation of the Venues listed on Annex 1.1(b)-2) conducted throughout the world under the brands listed on Section 3.12(a) of the Hakkasan Parent Disclosure Schedule as of the date hereof or as currently contemplated by Hakkasan Parent and its Affiliates to be conducted by them (taking into account the COVID-19 Measures set forth in Section 3.24 of the Hakkasan Parent Disclosure Schedule) (collectively, the “Hakkasan Business”) with the TAO Business, such that at the Closing (as defined below) TAO Holdings will own 81.5% and Hakkasan Parent will own 18.5% of the issued and outstanding TAO Units (as defined below); and

WHEREAS, concurrently with the Closing, as a condition and inducement to the willingness of Hakkasan Parent to enter into this Agreement, an amended and restated limited liability company agreement of TAO will be entered into by the Parties and TAO Holdings (as defined below) in the form attached as Exhibit A (the “Amended and Restated LLC Agreement”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements, covenants, representations, and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1    Certain Defined Terms. For purposes of this Agreement:

“Accounting Principles” means the accounting principles, policies, practices, procedures, methods, methodologies and judgments (i) used and applied by Hakkasan Parent in the preparation of the Hakkasan Sample Closing Statement; and (ii) used and applied by TAO in the preparation of the TAO Sample Closing Statement, or, in either case of clause (i) or (ii), as otherwise set forth on Annex 1.1(g), provided, that in the event of any conflict between the Hakkasan Sample Closing Statement or the TAO Sample Closing Statement, as applicable and Annex 1.1(g), Annex 1.1(g) shall control. In the event any item arises that is required to be reflected in a balance sheet under IFRS or GAAP (as applicable with respect to clauses (i) or (ii)) but was not reflected in the Hakkasan Sample Closing Statement or the TAO Sample Closing Statement, as applicable, or in Annex 1.1(g), such item shall be determined and reflected in accordance with IFRS or GAAP (as applicable with respect to clauses (i) or (ii)).

“Action” means any suit (at law or in equity), action, claim, complaint, arbitration, hearing, audit, investigation or similar proceeding (whether civil, criminal, administrative or investigative) pending, commenced, brought, conducted, or heard by or before, any Governmental Authority.

“Adjustment Measurement Time” means the consummation of the Closing at 5:00 p.m. New York time on the Closing Date.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The word “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise. For purposes of this Agreement, (a) “Affiliates” of Hakkasan Parent shall only include Aabar Investments PJS and its Subsidiaries, (b) “Affiliates” of TAO shall only include Madison Square Garden Entertainment Corp. and its Subsidiaries.

“Anti-Corruption and Money-Laundering Laws and Obligations” means all U.S. and non-U.S. anti-bribery and anti-money laundering laws that are applicable to the Parties, including, to the extent applicable, the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 C.F.R. Chapter X, the U.K. Bribery Act of 2010, the UK Proceeds of Crime Act 2002 and any applicable laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Associate” means, with respect to any Person: (a) any corporation, partnership or other legal entity of which such Person is an officer or partner or is, directly or indirectly, through one or more intermediaries, the beneficial owner of twenty percent (20%) or more of any class or type of Equity Interests; and (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity.

“Base HK Value” has the meaning ascribed to it on Schedule 2.5.

“Base TAO Value” has the meaning ascribed to it on Schedule 2.5.

“Benefit Plan” means any (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), (ii) any employment, consulting, indemnification, management or other individual services agreement, and (iii) any other employee benefit plan, agreement, arrangement, program, policy or practice, including without limitation, any severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention, change in control, pension, any equity or equity-based compensation (including without limitation, stock purchase, stock award, stock appreciation, phantom stock, stock option, restricted stock or restricted stock unit), savings, life insurance, health, disability, accident, medical, dental, vision, insurance, prescription drug, death benefit, cafeteria, flexible spending, dependent care, vacation, paid time off, holiday pay, sick pay, workers compensation, unemployment, employee loan, educational assistance, other welfare fringe benefit or other employee compensation or benefit plan, program, arrangement, agreement, fund or commitment; provided that “Benefit Plan” shall not include any plans, programs, arrangements, funds, or commitments administered or mandated by a Governmental Authority, other than any UK Disclosed Pension Scheme.

“Business Day” means a day other than (a) a Saturday or Sunday or (b) any other day on which commercial banks are required or authorized by Law to be closed in the City of New York, New York or Abu Dhabi, United Arab Emirates.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor legislation enacted thereafter relating to the COVID-19 pandemic.

“Cardholder Data” means financial account numbers (e.g., credit cards, debit cards, bank accounts, PayPal accounts, etc.), names, primary account numbers (PAN), expiration dates, service codes, CCV data, magnetic stripe information (and all data encoded in it), account and payment transaction information and any other data considered “cardholder data” (as such term is defined in the Payment Card Industry (PCI) Data Security Standard, as amended from time to time).

“Cash” means, with respect to any Person at any particular time, the cash (including cash reserves), cash equivalents and marketable securities on hand or held in deposit (including deposits in transit), checking, money market or other similar accounts by or for the benefit of such Person, and all checks, ACH transactions and other wire transfers or drafts deposited or available for deposit for the account of such Person, which amount shall be calculated net of uncleared checks or drafts issued by such Person.

“CJRS” means the Coronavirus Job Retention Scheme established and governed by the CJRS Treasury Directions.

“CJRS Treasury Directions” means the first, second, third, fourth and fifth CJRS Treasury Directions made under sections 71 and 76 of the Coronavirus Act 2020.

“Closing Hakkasan Cash” means all the Cash of the Hakkasan Contributed Entities as of the Adjustment Measurement Time, calculated in accordance with the Accounting Principles. For the avoidance of doubt, Closing Hakkasan Cash shall exclude the Hakkasan Parent Required Payments and shall exclude any amount distributed to Hakkasan Parent in accordance with Section 2.6.

“Closing Hakkasan Cash Excess” shall exist when (and shall be equal to the amount by which) (a) the Closing Hakkasan Cash minus the Closing Hakkasan Indebtedness, in each case as finally determined in accordance with Section 2.5, exceeds (b) $5,000,000.

“Closing Hakkasan Cash Shortfall” shall exist when (and shall be equal to the amount by which) (a) $5,000,000 exceeds (b) the Closing Hakkasan Cash minus the Closing Hakkasan Indebtedness, in each case as finally determined in accordance with Section 2.5.

“Closing Hakkasan Indebtedness” means all the Indebtedness of the Hakkasan Contributed Entities as of the Adjustment Measurement Time, calculated in accordance with the Accounting Principles. For the avoidance of doubt, in no event will Closing Hakkasan Indebtedness be less than $0.

“Closing Hakkasan Net Working Capital” means (i) Current Hakkasan Assets minus (ii) Current Hakkasan Liabilities, in each case, calculated as of the Adjustment Measurement Time and in accordance with the Accounting Principles, and subject to final adjustment in accordance with Section 2.5(c)(i) as contemplated by the proviso to the definition of Closing Hakkasan Value. For the avoidance of doubt, Closing Hakkasan Net Working Capital can be a positive or a negative number.

“Closing Hakkasan Percentage” means the quotient, expressed as a percentage, obtained by dividing the Closing Hakkasan Value by the Closing Total Value, rounded to the nearest tenth of a percent (0.1%).

“Closing Hakkasan Value” means the sum of (a) the Base HK Value plus (b) Closing Hakkasan Net Working Capital minus (c) Target Hakkasan Net Working Capital minus (d) Closing Hakkasan Indebtedness plus (e) Closing Hakkasan Cash; provided, however, that (i) if a Closing Hakkasan Cash Shortfall is paid by Hakkasan Parent in accordance with Section 2.5(c)(i)(x), such amount paid shall be deemed to retroactively increase the Closing Hakkasan Cash (and resulting Closing Hakkasan Value), or (ii) if a Closing Hakkasan Cash Excess is distributed to Hakkasan Parent in accordance with Section 2.5(c)(i)(y), such amount distributed shall be deemed to retroactively reduce the Closing Hakkasan Cash (and resulting Closing Hakkasan Value), and (iii) without duplication, any amount distributed to Hakkasan Parent in accordance with Section 2.6 shall be deemed to reduce the Closing Hakkasan Cash (and resulting Closing Hakkasan Value).

“Closing TAO Cash” means all the Cash of the TAO Group Entities as of the Adjustment Measurement Time, calculated in accordance with the Accounting Principles.

“Closing TAO Indebtedness” means all the Indebtedness of the TAO Group as of the Adjustment Measurement Time, calculated in accordance with the Accounting Principles. For the avoidance of doubt, in no event will Closing TAO Indebtedness be less than $0.

“Closing TAO Net Working Capital” means (i) Current TAO Assets minus (ii) Current TAO Liabilities, in each case, calculated as of the Adjustment Measurement Time and in accordance with the Accounting Principles. For the avoidance of doubt, Closing TAO Net Working Capital can be a positive or a negative number.

“Closing TAO Percentage” means the quotient, expressed as a percentage, obtained by dividing the Closing TAO Value by the Closing Total Value, rounded to the nearest tenth of a percent (0.1%).

“Closing TAO Value” means the sum of (a) the Base TAO Value plus (b) Closing TAO Net Working Capital plus (c) Closing TAO Cash minus (d) the difference of (i) Closing TAO Indebtedness minus (ii) Target TAO Indebtedness.

“Closing Total Value” means the sum of (a) the Closing TAO Value plus (b) the Closing Hakkasan Value.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement, works council agreement or similar labor contract.

“Competing Business” means any restaurant, daylife or nightlife business (including any bar, dayclub, nightclub or lounge), but excluding fast food restaurants.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of June 22, 2020, by and among Hakkasan Limited, Hakkasan Holdings, and TAO Group Operating LLC, a Delaware limited liability company.

“Contract” means, with respect to any Person, any agreement, contract, instrument, deed, mortgage, lease (including a real property lease), license, purchase order, sales order, note, commitment, undertaking, indenture or other legally binding arrangement, understanding or obligation, whether written or oral.

“Conveyance Tax” means any and all excise, sales, use, value added, registration, stamp, recording, documentary, property, transfer and similar Taxes.

“COTS License” means any license for “shrink-wrap,” “click-through” or other “off-the-shelf” software that is commercially available to the public generally with annual license, maintenance, support and other fees of less than $50,000 in the aggregate.

“Current Hakkasan Assets” means the combined current assets of the Hakkasan Contributed Entities (excluding Cash) determined in accordance with the Accounting Principles.

“Current Hakkasan Liabilities” means the combined current liabilities of the Hakkasan Contributed Entities determined in accordance with the Accounting Principles.

“Current TAO Assets” means the combined current assets of the TAO Group (excluding Cash) determined in accordance with the Accounting Principles.

“Current TAO Liabilities” means the combined current liabilities of the TAO Group determined in accordance with the Accounting Principles.

“Data Room” means the electronic data room hosted by or on behalf of a Party in connection with this Agreement and the Transactions.

“Employee” means any individual employed by a Hakkasan Contributed Entity immediately prior to the Closing.

“Employee Representative Body” means any works’ council, labor union, trade union, bargaining agent or similar employee representative body.

“Encumbrance” means any mortgage, pledge, security interest, hypothecation, encumbrance, lien, option to purchase, right of first refusal, restrictions on ownership, use or transfer or charge of any kind, other than restrictions imposed by applicable securities Laws or the Organizational Documents of the Hakkasan Contributed Entities or TAO Group Entities, as applicable.

“Environmental Law” means all Laws arising out of or relating to: (a) emissions, discharges, releases or threatened releases of any Hazardous Substances into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Substances; (c) liability for personal injury or property damage arising out of the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, handling, emission, discharge, release, threatened release, or presence of Hazardous Substances at real property; (d) remediation of Hazardous Substances released into the environment, or the reclamation or restoration of the environment; and (e) workplace health and safety and protection, of employees from workplace hazards, as in each case they relate to Hazardous Substances.

“Environmental Permit” means any Permit required under or issued pursuant to any applicable Environmental Law.

“Equity Interests” means, with respect to any Person, (a) any common stock or preferred stock (or any series thereof), any ordinary shares or preferred shares and any other equity securities, capital stock, quota, partnership, membership, limited liability company or similar interest of such Person, (b) any securities that are directly or indirectly convertible, exchangeable or exercisable into any such stock or interests, including any right that would entitle any other Person to directly or indirectly acquire any such interest in such Person, and (c) any right that would otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such first Person (including stock appreciation, phantom stock, profit participation or other similar rights), in each case of clauses (a) through (c) of this definition, however described and whether voting or non-voting.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Former Employee” means any individual who was employed by a Hakkasan Contributed Entity at the time such individual’s employment was terminated (whether by retirement or otherwise) prior to the Closing.

“Flexible Furlough” means a period of Furlough during which employees also work on a part-time basis, and “Flexibly Furloughed” shall be interpreted accordingly.

“Former TAO Employee” means any individual who was employed by TAO or any of its Subsidiaries at the time such individual’s employment was terminated (whether by retirement or otherwise) prior to the Closing.

“Fraud” means the making of any representation or warranty contained in Article III or Article IV (as qualified by the Hakkasan Parent Disclosure Schedule or the TAO Disclosure Schedule, as applicable) with the intent to deceive the other Party and with the knowledge that such representation or warranty (or part thereof) is false; provided that such intentional fraud shall only be deemed to exist if an individual listed on Annex 1.1(d), in the case of Hakkasan Parent, or Annex 1.1(e), in the case of TAO, had actual knowledge (as opposed to imputed or constructive knowledge) that any of the representations and warranties made by Hakkasan Parent pursuant to Article III (as qualified by the Hakkasan Parent Disclosure Schedule) or TAO pursuant to Article IV (as qualified by the TAO Disclosure Schedule), as applicable, were actually false when made or deemed made.

“Furlough” means a temporary period of leave which satisfies the terms of the CJRS during which employees are not working but are kept on the payroll, and “Furloughed” shall be interpreted accordingly.

“GAAP” means U.S. generally accepted accounting principles in effect from time to time.

“Government Entity” means any commercial company, enterprise or other entity that is majority owned or controlled by any government or any public international organization (including the United Nations and the World Bank).

“Governmental Authority” means any federal, national, supranational, transnational, state, provincial, municipal, local or other government, governmental, regulatory, legislative, executive, judicial or quasi-governmental or administrative body or authority of any nature (including any governmental agency, branch, bureau, commission or department, or any official, administrative, executive, judicial, legislative, police, regulatory authority or entity), including any political subdivision thereof, and any self-regulatory organization, court and any tribunal, or judicial or arbitral body and arbitrator, in each case, whether U.S. or non-U.S.

“Governmental Order” means any award, decree, injunction (preliminary or permanent), judgment, stipulation, order, ruling, verdict, determination, settlement, writ or other decision issued, promulgated or entered by or with any Governmental Authority.

“Hakkasan Benefit Plan” means any Benefit Plan that Hakkasan Parent or any Hakkasan Contributed Entity sponsors, maintains or contributes to, or is required to sponsor, maintain or contribute to, for the benefit of any current or former Hakkasan Service Provider or their spouses, beneficiaries or dependents or with respect to which any Hakkasan Contributed Entity has or may have any liability, contingent or otherwise.

“Hakkasan Contributed Entities” means the Persons set forth on Annex 1.1(a).

“Hakkasan Contributed Interests” means all the Equity Interests of Hakkasan Holdings and Hakkasan Limited.

“Hakkasan Data Security Requirements” means all (i) Information Privacy and Security Laws and all applicable Laws governing the collection, use or Processing of Personal Information, (ii) privacy, data protection and other security policies, procedures and programs of any Hakkasan Contributed Entity, (iii) Hakkasan Privacy Agreements, (iv) PCI Requirements and (v) Contracts to which any Hakkasan Contributed Entities is a party or is otherwise bound, materially relating to the privacy, protection and/or security of Personal Information and applicable to such Hakkasan Contributed Entities in their respective businesses.

“Hakkasan Holdings” means Hakkasan Holdings LLC, a Nevada limited liability company.

“Hakkasan Intercompany Contracts” means any Contract between or among (a) Hakkasan Parent or any of its Affiliates (other than any Hakkasan Contributed Entity), any of their respective directors, managers or officers (or similar authorized appointments with different names), or any of the Relatives or Associates of the foregoing (other than any Hakkasan Contributed Entities), on the one hand, and (b) any Hakkasan Contributed Entity, on the other hand, but excluding any Benefit Plans.

“Hakkasan IP Agreements” means all licenses of and covenants not to sue regarding Intellectual Property (a) granted to the Hakkasan Contributed Entities from any third party (excluding COTS Licenses) or (b) granted by the Hakkasan Contributed Entities to any third party (excluding unmodified standard form confidentiality agreements entered into in the Ordinary Course).

“Hakkasan Limited” means Hakkasan Limited, a private limited company incorporated under the laws of England and Wales.

“Hakkasan Owned IP Rights” means all Intellectual Property owned or purported to be owned by any of the Hakkasan Contributed Entities.

“Hakkasan Parent Disclosure Schedule” means the disclosure schedule delivered by Hakkasan Parent to TAO immediately prior to the execution and delivery of this Agreement.

“Hakkasan Parent Required Payments” means $4,773,731.75, the amount of Cash that is equal to the sum of (i) the bonus payments payable by a Hakkasan Contributed Entity under the Closing Payments Agreements to the 16 employees parties thereto, plus the amount of payroll Taxes thereon, (ii) the total premium, underwriting costs, diligence costs, brokerage commission, Taxes related to such policy and other related fees and expenses payable to the insurance provider or broker in respect of the UK insurance policy that has been procured by Hakkasan Parent (or one of its Affiliates) for the benefit of TAO (or one of its Affiliates) provided that, to the extent any amount described in this clause (ii) is paid by Hakkasan Parent or any of its Affiliates to the insurer or broker after the date hereof, such amount shall correspondingly reduce the amount of Hakkasan Parent Required Payments, and (iii) the amount in respect of R&W Costs that Hakkasan Parent is obligated to pay to TAO pursuant to Section 7.2.

“Hakkasan Privacy Agreements” means data and privacy related policies (e.g., privacy policies, acceptable use policies, terms of service, etc.) and Contracts in effect between the Hakkasan Contributed Entities and any customers, clients, licensees, end users or other Persons that involve the Processing of Personal Information in connection with the business of the Hakkasan Contributed Entities.

“Hakkasan Sample Closing Statement” means a sample closing statement, set forth on Annex 1.1(f), reflecting calculations of Closing Hakkasan Cash, Closing Hakkasan Indebtedness and Closing Hakkasan Net Working Capital, in each case as if the Closing Date had occurred on February 21, 2021.

“Hakkasan Service Provider” means any individual that is or has been employed, engaged or retained by any of the Hakkasan Contributed Entities as an employee, officer, independent contractor or director as of the Closing.

“Hazardous Substances” means (a) any chemicals, materials, substances or wastes defined as or included in the definition of, or regulated as, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” or “contaminants,” or words of similar meaning and regulatory effect under any Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), and petroleum (including its derivatives, by-products or other hydrocarbons).

“IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board and adopted by the European Union, consistently applied.

“Indebtedness” means, with respect to any Person, without duplication and at any particular time, (a) all indebtedness for borrowed money of, or advances to, such Person (whether secured or unsecured); (b) all notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money of such Person, including all obligations evidenced by notes, bonds, debentures or other similar instruments; (c) all obligations under conditional sale or other title retention agreements relating to property acquired by such Person, other than any of the foregoing incurred in the ordinary course of business of such Person; (d) all obligations of such Person under capital leases, purchase money obligations or surety bonds; (e) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (to the extent drawn) or bankers’ acceptances; (f) all obligations of such Person of the type described in clauses (a) – (e) of others secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, to the extent of such security, whether or not such obligation secured thereby has been assumed; (g) guaranties of such Person securing obligations of others of the type described in clauses (a) – (e); (h) any prepayment premiums, accrued interest, fees and expenses of such Person related to any of the items in clauses (a) - (g); (i) in the case of TAO, all accrued but unpaid obligations in respect of the MSG Payments under the Holdings LLC Agreement (as defined in the Amended and Restated LLC Agreement, and including accrued interest thereon), and the aggregate Stated Preferred Value (as defined in the Amended and Restated LLC Agreement) of all of the Preferred Units (as defined in the Amended and Restated LLC

Agreement); provided, however, that, for the avoidance of doubt, (x) accounts payable and other trade payables in the ordinary course of business of such Person, and (y) in the case of the Hakkasan Contributed Entities, any obligation pursuant to the Roos 409A Arrangement, shall not constitute Indebtedness.

“Information Privacy and Security Laws” means all applicable Laws concerning data privacy, data secrecy or data security (including incident reporting and notification), including, to the extent applicable: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, state data security laws, state social security number protection laws, state data breach notification laws, state consumer protection laws, and the GDPR (and any European Union member states’ laws and regulations implementing it, including the UK version which is part of UK law by virtue of the European Union (Withdrawal) Act 2018).

“Intellectual Property” means all of the following as may exist, be created or recognized in any jurisdiction throughout the world: (i) trademarks and service marks, trade names, trade dress, business names, corporate names, brand names, rights in look and feel, product and service names, logos, symbols and designs, and other indicia of origin and identifiers of source, whether or not registered, including all goodwill associated therewith, and registrations and applications to register any of the foregoing; (ii) patents, patent applications, patent disclosures and rights in inventions, utility models, utility model applications, petty patents, statutory invention registrations, certificates of invention, rights in designs, design registrations and applications, and all other governmental grants for the protection of any inventions and industrial designs, including any continuations, continuations-in-part, divisionals, provisionals, non-provisionals, reexaminations, restorations, renewals and reissues for any of the foregoing; (iii) rights in published and unpublished works of authorship, rights in copyrightable subject matter and copyrights and all parts thereof (in each case, whether or not registered), and all rights to register any of the foregoing and to obtain renewals, extensions and revivals of any of the foregoing together with all registrations thereof; (iv) trade secrets and rights in confidential and/or proprietary information, including any rights in inventions (whether patentable or unpatentable and whether or not reduced to practice), industrial designs, know-how, technical and business information, business methods, electronic databases, discoveries, research and development information, formulae, recipes, methods, formulations, drawings, specifications, designs, plans, proposals, technical and business data, financial information, improvements, modifications, developments, processes, techniques, algorithms, manuals, instructions, blueprints, financial and marketing data, sales information, pricing and cost information, vendor lists, customer lists, distributor lists, supplier lists, data and information, prospect lists, Personal Information, work product, business and marketing plans, market surveys and studies, projections, operational data and quality control procedures; (v) rights in Software; (vi) Internet domain names; (vii) all other rights in proprietary information and intellectual property in all forms and media, and all goodwill associated therewith, now known or hereafter recognized in any jurisdiction worldwide; and (viii) all rights pertaining to the foregoing, including those arising under international treaties and convention rights.

“International Trade Law” means, to the extent applicable to the Hakkasan Contributed Entities, all economic sanctions, trade embargoes, import and export controls, anti-boycott restrictions, customs and restrictive measures of the United States, the United Kingdom, the European Union, and the United Nations, including restrictive measures promulgated by OFAC, the U.S. Department of Commerce Bureau of Industry and Security, and the U.S. Department of State Directorate of Defense Trade Controls.

“IT Systems” means information technology systems, resources and information, including all Software, hardware, networks, computers, equipment (including Payment Acceptance Devices) and related systems.

“Knowledge of Hakkasan Parent” or similar terms used in this Agreement mean the actual (but not constructive or imputed) knowledge of the individuals identified on Annex 1.1(d) as of the date of this Agreement after reasonable inquiry of their direct reports.

“Knowledge of TAO” or similar terms used in this Agreement mean the actual (but not constructive or imputed) knowledge of the individuals identified on Annex 1.1(e) as of the date of this Agreement after reasonable inquiry of their direct reports.

“Law” means any federal, national, supranational, transnational, state, provincial, municipal, local or similar statute, law, treaty, convention, ordinance, regulation, rule, code, decree, Governmental Order or other requirement or rule of law (including common law), enacted, adopted or promulgated by a Governmental Authority, in each case, whether U.S. or non-U.S.

“Liabilities” means any and all debts, liabilities obligations or other commitments of any kind or nature, whether direct or indirect, accrued, unaccrued or fixed, known or unknown, matured or unmatured, liquidated or unliquidated, absolute or contingent and whether or not determined or determinable or due or to become due, including those arising under any Contract, Action, applicable Law or Governmental Order.

“Losses” means all damages, losses, expenses (including Professional Expenses), Taxes and Liabilities, interest, fines, penalties, fees, awards, judgments and amounts paid in settlement.

“Material Adverse Effect” means, with respect to the Hakkasan Contributed Entities or the TAO Group, any circumstance, condition, event, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Hakkasan Contributed Entities, taken as a whole, or the TAO Group, taken as a whole, respectively; provided that none of the following, either alone or in combination, shall constitute or be deemed to contribute to a “Material Adverse Effect” or a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect,” or shall otherwise be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur: (a) general economic, legal, tax, regulatory, political or business conditions or changes therein, including changes in consumer spending on discretionary items, including travel and leisure;

(b) circumstances, conditions, events, changes or effects affecting the credit, securities, commodities, derivatives or financial markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates and any downgrades or deterioration in the credit markets; (c) circumstances, conditions, events, changes or effects that generally affect the industries or segments thereof in which the Hakkasan Contributed Entities or the TAO Group, respectively, operate; (d) circumstances, conditions, events, changes or effects resulting from geopolitical conditions (including any trade wars), acts of armed hostility, sabotage, cyberattacks or acts of terrorism (including cyberterrorism) or war (whether or not declared), including any escalation or worsening thereof; (e) circumstances, conditions, events, changes or effects resulting from, earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, weather-related conditions, explosions or fires, global health conditions (including any epidemics, pandemics (including SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof (“COVID-19”)), disease outbreaks or other public health emergencies) or any other force majeure events or acts of God; (f) circumstances, conditions, events, changes or effects resulting from authoritative changes or modifications in IFRS or GAAP, as applicable, or the interpretation or enforcement thereof; (g) circumstances, conditions, events, changes or effects resulting from any failure, in and of itself, by the Hakkasan Contributed Entities or the TAO Group, respectively, to meet any internal or external estimates, predictions, budgets, plans, expectations, projections or forecasts for any period (but not the underlying causes of such failure unless such underlying causes would otherwise be excluded by another clause of this definition, and provided that the exception in this clause (g) shall not prevent or otherwise affect a determination that circumstances, conditions, events, changes or effects underlying such failure have resulted in, or contributed to, a Material Adverse Effect); (h) circumstances, conditions, events, changes or effects arising out of, or attributable to, changes (or proposed changes) to applicable Law or the authoritative interpretation or enforcement thereof; or (i) any actions disclosed in relation to COVID-19 in the Hakkasan Parent Disclosure Schedule or the TAO Disclosure Schedule (as applicable) that were taken in direct response to quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with or in response to COVID-19 (“COVID-19 Measures”), except in the cases of clauses (a), (b), (c), (d), (f) or (h) of this definition, to the extent such circumstance, condition, event, change or effect has a disproportionate effect on the Hakkasan Contributed Entities, taken as a whole, or the TAO Group, taken as a whole, respectively, compared with other Persons operating in the same industry in which the Hakkasan Contributed Entities or the TAO Group, respectively, operate, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect.

“Neutral Accounting Firm” means Grant Thornton LLP or, if such firm shall decline or is unable to act, PricewaterhouseCoopers LLP, or, if such additional firm shall decline or is unable to act, another independent internationally recognized accounting firm with expertise in accounting matters reasonably acceptable to the Parties; provided that the team at such other accounting firm dedicated to the Transactions shall be independent from TAO, Hakkasan Parent and their respective Affiliates; provided, further, that in the event the Parties cannot agree on an alternative firm within five (5) Business Days of the firm declining or being unable to act, the Parties shall submit a request to the LCIA for LCIA’s designation of an independent internationally recognized accounting firm with expertise in accounting matters, and such designee of the LCIA shall be the Neutral Accounting Firm.

“Open Source Software” means all Software that is distributed as “free software”, “open source software”, “shareware” or under a similar licensing or distribution model, including Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation).

“Ordinary Course” means, with respect any Person or business, the ordinary course of business consistent with such Person’s or business’ past practices and taken in the usual or ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Payment Acceptance Device” means an electronic device or electronic system (e.g., smartphone, tablet, wearable device, connected-device, point-of-sale terminal) used to facilitate payment acceptance transaction processing.

“PCI Requirements” means the standards, rules and guidelines established by the Payment Card Industry (“PCI”), including the PCI Data Security Standard and the Payment Application Data Security Standard.

“Permit” means any governmental qualifications, registrations, licenses, permits, approvals, Governmental Orders, consents, concessions, identification numbers, franchises, registrations, certifications or other authorizations issued, granted by, given by, or otherwise obtained from any Governmental Authority.

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments or other governmental charges or levies which are not yet due and delinquent (or which may be paid without interest or penalties) or are being contested in good faith by appropriate proceedings and for which adequate reserves or accruals have been maintained on the Hakkasan Financial Statements or TAO Financial Statements, as applicable, (b) statutory or common law Encumbrances to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (c) mechanics’, carriers’, workers’, repairers’ and other similar Encumbrances arising or incurred in the Ordinary Course relating to obligations as to which there is no default on the part of any of the Hakkasan Contributed Entities or TAO Group Entities or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other Encumbrances securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (d) Encumbrances on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or which, individually or in the aggregate, do not or would not materially impair the use or occupancy of the real property or materially detract from the value of any of the Hakkasan Contributed Entities or TAO Group Entities, (e) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Encumbrances and other similar matters of record set forth in any state, local or municipal recording or like office which, individually or in the aggregate, do not materially interfere with the present use or materially detract from the value of the properties or assets of any of the Hakkasan Contributed Entities or TAO Group Entities, (f) minor encroachments, including to foundations and retaining walls, variations, if any, between tax lot lines and property lines, and deviations, if any, of fences or shrubs from designated property lines, all of which are insurable or which would be shown by a current accurate survey that do not impair in any material respect the continue use and operation of the real property as is currently used and operated, (g) any Encumbrances reflected or identified in the Hakkasan Financial Statements or the TAO Financial Statements, as applicable, (h) nonexclusive licenses of Intellectual Property entered into in the Ordinary Course, and (i) Encumbrances approved or created by Hakkasan Parent, TAO or any of their respective Affiliates as applicable.

“Person” means any natural person, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity, including any Governmental Authority.

“Personal Information” means any information (a) that identifies a natural person, including any information that is defined as “personal data”, “personally identifiable information”, or “personal information” under any applicable Law, (b) from which identification or contact information of a natural person can be directly or indirectly derived, in particular, by reference to an identifier (e.g., such as name, mailing address, telephone number, email address, social security number (SSN), payment card information, driver’s license number, passport number, bank account numbers, photos and other financial account information, etc.), excluding, in each case of clauses (a) and (b) of this definition, all de-identified and aggregated data derived from any of the foregoing information to the extent that no natural person can be directly or indirectly identified or (c) Cardholder Data.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date, and, in the case of any taxable period beginning on or prior to and ending after the Closing Date, the portion of such taxable period which begins the day after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date, and, in the case of any taxable period beginning on or prior to and ending after the Closing Date, the portion of such taxable period which ends on the Closing Date.

“Process” or “Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, erasure or destruction of such data.

“Professional Expenses” means the reasonable and documented out-of-pocket fees, costs and expenses incurred by any Person and its Representatives in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any Action or indemnification claim (or the claim(s) underlying such Action or claim).

“Public Official” means any officer, employee, director, or other representative of any Government Entity or Governmental Authority in any jurisdiction, or any person acting in an official capacity for or on behalf of any such Governmental Authority or Government Entity or any candidate for political office or any political party (or its officials).

“Registered Hakkasan Intellectual Property” means all Hakkasan Owned IP Rights issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Registered TAO Intellectual Property” means all TAO Owned IP Rights issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Relative” of a Person means such Person’s spouse or domestic partner, such Person’s parents, sisters, brothers, children or other members of such Person’s household and the spouses and domestic partners of the foregoing.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, employees, agents, consultants and advisors.

“Restricted Territory” means any country or other territory subject to an export, import, financial or investment embargo under any International Trade Law.

“Roos 409A Arrangement” means, collectively, the (a) Roos 409A Agreement and (b) Escrow Agreement.

“Sample Closing Statements” means the Hakkasan Sample Closing Statement and the TAO Sample Closing Statement.

“Sanctioned Person” means any Person: (i) designated on the list of Specially Designated Nationals and Blocked Persons maintained by the OFAC (as amended from time to time); (ii) designated on the consolidated list of financial sanctions targets designated by the United Nations and the United Kingdom under legislation relating to current financial sanctions regimes as maintained in the United Kingdom by Her Majesty’s Treasury (as amended from time to time); (iii) designated on the list of investment ban targets designated by the United Kingdom under legislation relating to current financial sanctions regimes maintained in the United Kingdom by Her Majesty’s Treasury (as amended from time to time); (iv) designated on the consolidated list of persons, groups and entities subject to EU financial sanctions maintained by the European Union (as amended from time to time); (v) designated on any other list of targeted persons, entities, groups or bodies issued by the United Nations, United States, United Kingdom or European Union (or any member state of the European Union); (vi) that is, or is part of, a government of a Restricted Territory; (vii) directly or indirectly, owned or controlled by, or acting on behalf of, any of the foregoing; (viii) incorporated or located within or operating from a Restricted Territory; (ix) otherwise prohibited to be transacted with under any International Trade Law; (x) owned fifty (50) percent or more, individually or in the aggregate, by an entity designated on a restricted persons list maintained by the United Nations, United States, United Kingdom or European Union (or any member state of the European Union); or who is located, organized, or resides in a jurisdiction subject to comprehensive sanctions maintained by the United Nations, United States, United Kingdom or European Union (or any member state of the European Union), including but not limited to Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine.

“Security Incident” means a data breach or other security incident that involves any unauthorized access, disclosure, use, alteration, corruption, destruction, or loss of information, data or Software or any interference with IT Systems, including any such breach or incident that requires notice to any third party.

“Software” means (i) all software, firmware, middleware, computer programs, applications, interfaces, tools, operating systems, software code of any nature, (including all object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customization of any of the foregoing, together with all processes, technical data, build scripts, test scripts, algorithms, APIs, subroutines, techniques, operating procedures, screens, user interfaces, report formats, development tools, templates, menus, buttons, icons and user interfaces, (ii) all electronic data, databases and data collections, and (iii) all documentation, including user manuals, technical manuals, training manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing.

“Subsidiary” means, with respect to a Party, any Person of which (a) such Party or any other Subsidiary of such Party is a managing member or general partner, (b) at least a majority of the securities or other Equity Interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such Party or by any one or more of such Party’s Subsidiaries, or by such Party and one or more of its Subsidiaries or (c) at least a majority of the Equity Interests is directly or indirectly owned or controlled by such Party or by any one or more of such Party’s Subsidiaries, or by such Party and one or more of its Subsidiaries.

“TAO Benefit Plan” means any Benefit Plan that TAO, any of its Subsidiaries or any of their Affiliates sponsors, maintains or contributes to, or is required to sponsor, maintain or contribute to, for the benefit of any current or former TAO Service Provider or their spouses, beneficiaries or dependents or with respect to which TAO or any of its Subsidiaries has or may have any liability, contingent or otherwise.

“TAO Data Security Requirements” means all (i) Information Privacy and Security Laws and all applicable Laws governing the collection, use or Processing of Personal Information, (ii) privacy, data protection and other security policies, procedures and programs of any TAO Group Entity, (iii) TAO Privacy Agreements, (iv) PCI Requirements and (v) Contracts to which any TAO Group Entities is a party or is otherwise bound, materially relating to the privacy, protection and/or security of Personal Information and applicable to such TAO Group Entities in their respective businesses.

“TAO Disclosure Schedule” means the disclosure schedule delivered by TAO to Hakkasan Parent immediately prior to the execution and delivery of this Agreement.

“TAO Employee” means any Person employed by TAO or any of its Subsidiaries immediately prior to the Closing.

“TAO Group” means TAO and its Subsidiaries.

“TAO Group Entity” means a member of the TAO Group.

“TAO Holdings” means TAO Group Holdings LLC, a Delaware limited liability company.

“TAO Intercompany Contracts” means any Contract between or among (a) TAO Holdings or any of its Affiliates (other than any TAO Group Entity), any of their respective directors, managers or officers (or similar authorized appointments with different names), or any Associates of the foregoing, on the one hand, and (b) any TAO Group Entity, on the other hand, but excluding any Benefit Plans.

“TAO IP Agreements” means all licenses of and covenants not to sue regarding Intellectual Property (a) granted to any TAO Group Entity from any third party (excluding COTS Licenses) or (b) granted by any TAO Group Entity to any third party (excluding unmodified standard form confidentiality agreements entered into in the Ordinary Course).

“TAO Owned IP Rights” means all Intellectual Property owned or purported to be owned by any of the TAO Group Entities.

“TAO Privacy Agreements” means data and privacy related policies (e.g., privacy policies, acceptable use policies, terms of service, etc.) and Contracts in effect between the TAO Group Entities and any customers, clients, licensees, end users or other Persons that involve the Processing of Personal Information in connection with the business of the TAO Group Entities.

“TAO Sample Closing Statement” means a sample closing statement, set forth on Annex 1.1(f), reflecting calculations of Closing TAO Cash, Closing TAO Indebtedness and Closing TAO Net Working Capital, in each case as if the Closing Date had occurred on February 21, 2021.

“TAO Service Provider” means any Person that is or has been employed, engaged or retained by any of the TAO Group Entities as an employee officer, independent contractor or director as of the Closing.

“TAO Units” means the Common Units, as such term is defined in the Amended and Restated LLC Agreement.

“Target Hakkasan Net Working Capital” means $5,000,000.

“Target TAO Indebtedness” means $157,430,000.

“Tax” or “Taxes” means any and all taxes, charges, fees, levies or other assessments imposed by a Taxing Authority (whether national, state, provincial or local), including income, excise, franchise, real or personal property, unclaimed property, sales, transfer, gains, gross receipts, occupation, privilege, payroll, wage, unemployment, workers’ compensation, employment, Social Security, Medicare, use, value-added, capital, license, severance, stamp, recording, documentary, premium, windfall profits, environmental, capital stock, profits, withholding, registration, customs duties, employment, alternative or add-on minimum, estimated, escheat or other taxes of any kind whatsoever (whether disputed or not), including any related charges, fees, interest, penalties, additions to tax or other assessments imposed by the Taxing Authority.

“Tax Returns” means any return, election, declaration, report or form, claim for refund, information return or other statement (including estimated returns and withholding returns) filed or required to be filed with any Taxing Authority with respect to Taxes, including any schedules or attachments thereto and any amendments thereof.

“Taxing Authority” means any Governmental Authority that is responsible for the administration, determination, collection or imposition of any Tax.

“Transferred TAO Units” means the TAO Units allocated to Hakkasan Parent under Schedule 1.2(a) to the Amended and Restated LLC Agreement, as finally determined in accordance with Section 2.5.

“UK” means the United Kingdom.

“Venue” means any bar, lounge, dayclub, nightclub, restaurant or any other food and beverage facility.

1.2    Definitions. The following terms have the meanings set forth in the Sections set forth below:

Agreement	Preamble
Amended and Restated LLC Agreement	Recitals
Bankruptcy and Equity Exceptions	3.2
Business Plan	5.6
Chairperson	8.13(c)
Closing	2.3
Closing Date	2.3
Closing Statement	2.5(a)
Continuing Employee	6.1(a)
Contracting Parties	8.15(a)
COVID-19	1.1
COVID-19 Facilities	3.24(k)
COVID-19 Measures	1.1
D&O Policy	5.8
Dispute	8.13(a)
Disputed Items	2.5(b)(ii)
ERISA Affiliate	3.14(f)
Escrow Agreement	6.1(b)(iii)
Governmental Approval	3.4(a)
Hakkasan Audited Financial Statements	3.6(a)
Hakkasan Business	Recitals
Hakkasan Confidential IP	3.12(h)

Hakkasan Contracts	3.18(b)
Hakkasan Entities Equity Interests	3.3(a)
Hakkasan Financial Statements	3.6(a)
Hakkasan Health Plan	3.14(l)
Hakkasan Material Contracts	3.18(a)
Hakkasan Parent	Preamble
Hakkasan Products	3.12(g)
Hakkasan Released Claims	5.9(a)
Hakkasan Released Parties	5.9(a)
Hakkasan Releasor	5.9(a)
Hakkasan Security Measures	3.12(h)
Hakkasan Suppliers	3.12(j)
Hakkasan Unaudited Balance Sheet	3.6(a)
Healthcare Reform Laws	3.14(l)
HK Leased Real Property	3.13(b)
HK Real Property Leases	3.13(b)
Insurance Proceeds	5.4(a)
IRS	3.14
LCIA	8.13(b)
Lease Sums	3.24(k)
Measures	3.24(m)
Neutral Accounting Firm’s Report	2.5(b)(iii)
Non-Party Affiliates	8.15(a)
Notice of Disagreement	2.5(b)(ii)
Parties	Preamble
Party	Preamble
PBGC	3.14(f)
R&W Costs	7.2
R&W Insurance Policy	7.2
R&W Subrogation Waiver	7.2
Released Claims	5.9(b)
Released Parties	5.9(b)
Resolution Period	2.5(b)(ii)
Restricted Period	5.5(a)
Review Period	2.5(b)(i)
Roos 409A Agreement	6.1(b)(iii)
Rules	8.13(b)
Securities Act	3.6(e)
TAO	Preamble
TAO Audited Financial Statements	4.6(a)
TAO Business	Recitals
TAO Confidential IP	4.11(h)
TAO Entities Equity Interests	4.3(a)
TAO Financial Statements	4.6(a)
TAO Health Plan	4.13
TAO Interim Financial Statements	4.6(a)

TAO Intermediate	4.6(a)
TAO Leased Real Property	4.12(b)
TAO Material Contracts	4.17(a)
TAO Measures	4.23(i)
TAO Products	4.11(g)
TAO Real Property Leases	4.12(b)
TAO Released Claims	5.9(b)
TAO Released Parties	5.9(b)
TAO Releasor	5.9(b)
TAO Security Measures	4.11(h)
TAO Suppliers	4.11(j)
TAO Unaudited Balance Sheet	4.6(a)
Transactions	2.3
UK Disclosed Pension Scheme	3.14(p)
Unaudited Hakkasan Financial Statements	3.6(a)
Unresolved Objections	2.5(b)(iii)
VATA 1994	3.16(s)

1.3    Interpretation and Rules of Construction.

(a)    In this Agreement, except to the extent otherwise provided:

(i)    whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation;”

(ii)    the table of contents and headings for this Agreement are for reference purposes only and are not intended to affect the construction or interpretation of this Agreement;

(iii)    the words “hereof”, “hereby”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iv)    when reference is made to a Clause, Article, Section, Paragraph, Exhibit or Annex, such reference is to a Clause, Article, Section or Paragraph of, or an Exhibit or Annex to, this Agreement unless otherwise specified;

(v)    references in this Agreement to “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if;”

(vi)    the plural of any defined term shall have a meaning correlative to such defined term in the singular, the singular of any defined term shall have a meaning correlative to such term defined in the plural and words denoting any gender shall include all genders;

(vii)    where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning;

(viii)    references in this Agreement to “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

(ix)    references to sums of money are expressed in lawful currency of the United States of America and “USD” and “$” refer to U.S. dollars.

(x)    references to any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws, and to any rules or regulations promulgated thereunder;

(xi)    references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms thereof (provided, that this clause (xi) shall not limit any Party’s obligation to disclose all such amendments, modifications or supplements that are required to be disclosed pursuant to this Agreement);

(xii)    references to a Person are also refer to its successors and permitted assigns;

(xiii)    the use of “or” is not exclusive unless expressly indicated otherwise;

(xiv)    any capitalized terms used in any Schedule, Annex or Exhibit to this Agreement and the Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement unless the context otherwise requires;

(xv)    references to any document or information having been “delivered”, “furnished”, “provided” or “made available” by a Party or its Representatives to the other Party or its Representatives shall include such Party or its Representatives having posted such document or information to such Party’s Data Room or otherwise having made a copy of such document or information available (electronically or otherwise), in each case not fewer than one (1) Business Day prior to the execution of this Agreement by the Parties;

(xvi)    with respect to the determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the words “to”, “up to” or “until” mean “to but excluding” and if the last day of such period is not a Business Day, the period in question shall end on the immediately following Business Day; and

(xvii)    references to the words “day” and “days” refer to calendar day(s).

(b)    The Parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

TRANSFER AND ISSUANCE

2.1    Transfer of Hakkasan Contributed Interests. Upon the terms of this Agreement, in exchange for the Transferred TAO Units to be issued, transferred, assigned and delivered by TAO, at the Closing, Hakkasan Parent hereby contributes, transfers, conveys, assigns and delivers to TAO all of its rights, title and interests in and to the Hakkasan Contributed Interests, free and clear of all Encumbrances, and TAO hereby acquires and accepts from Hakkasan Parent, all of the Hakkasan Contributed Interests, together with all of such rights, title and interests.

2.2     Issuance of TAO Units. Upon the terms of this Agreement, in exchange for the Hakkasan Contributed Interests transferred by Hakkasan Parent, at the Closing, TAO shall, in accordance with the Amended and Restated LLC Agreement, issue, transfer, assign and deliver to Hakkasan Parent the Transferred TAO Units, free and clear of all Encumbrances, and admit Hakkasan Parent as a member of TAO.

2.3    Closing; Closing Date. The consummation of the transactions contemplated by this Agreement (the “Transactions”), including the transfer and issuance contemplated by Section 2.1 and Section 2.2 (the “Closing”), shall take place (a) at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York, at 12:01 p.m. New York time on the Closing Date or (b) at such other place or at such other time as the Parties may mutually agree upon in writing (the date of this Agreement being the “Closing Date”).

2.4     Closing Deliveries.

(a)    Closing Deliveries by Hakkasan Parent. At the Closing, Hakkasan Parent shall deliver or cause to be delivered to TAO:

(i)    a counterpart of the Amended and Restated LLC Agreement duly executed by Hakkasan Parent;

(ii)    a completed and executed IRS Form W-9 of Hakkasan Parent; and

(iii)    the resignation or other reasonable evidence of removal, effective as of the Closing Date, of all individuals who serve as directors or managers of the Hakkasan Contributed Entities and who are not Continuing Employees.

(b)    Closing Deliveries by TAO. At the Closing, TAO shall deliver or cause to be delivered to Hakkasan Parent a counterpart of the Amended and Restated LLC Agreement duly executed by TAO Holdings and TAO.

2.5    Closing Adjustments.

(a) As soon as reasonably practicable but no later than one hundred (100) days after the Closing Date, TAO shall prepare and deliver to Hakkasan Parent a statement (the “Closing Statement”) setting forth in reasonable detail TAO’s good faith calculation of (i) Closing TAO Net Working Capital, (ii) Closing TAO Indebtedness, (iii) Closing TAO Cash, (iv) Closing Hakkasan Net Working Capital, (v) Closing Hakkasan Indebtedness, (vi) Closing Hakkasan Cash and (vii) the resulting (A) Closing TAO Value, (B) Closing Hakkasan Value, (C) Closing Total Value, (D) Closing TAO Percentage, (E) Closing Hakkasan Percentage and (F) Closing Hakkasan Cash Shortfall or Closing Hakkasan Cash Excess, as applicable. TAO shall provide Hakkasan Parent and its Representatives with reasonable access (with the right to make copies, subject to the confidentiality restrictions and return or destroy requirements set forth in the Amended and Restated LLC Agreement) during normal business hours to the relevant books and records of the TAO Group (including the Hakkasan Contributed Entities), and the work papers (subject to Hakkasan Parent and its Representatives signing a release and non-reliance letter in a form customarily requested by the producer(s) of such work papers) and Representatives of the TAO Group for purposes of assisting Hakkasan Parent and its Representatives in their review of the Closing Statement.

(b)    The following procedures shall apply with respect to the review of the Closing Statement prepared and delivered by TAO:

(i)    Hakkasan Parent shall have a period of forty-five (45) days following the date of receipt by Hakkasan Parent of the Closing Statement for its review thereof (the “Review Period”).

(ii)    If Hakkasan Parent does not deliver to TAO a written statement describing any objections Hakkasan Parent has to a Closing Statement (including reasonable detail of each item or amount in dispute, along with reasonable detail of the basis therefor) (the “Notice of Disagreement”) on or before the final day of the Review Period, then Hakkasan Parent shall be deemed to have irrevocably accepted such Closing Statement, and the components set forth in such Closing Statement delivered to Hakkasan Parent shall be deemed to be final, conclusive and binding for purposes of the adjustments contemplated by Section 2.5(c). Hakkasan Parent shall only include in the Notice of Disagreement good faith disagreements based on the components of the Closing Statement not being mathematically correct or prepared in accordance with Section 2.5(a) and the definitions of the terms therein. If Hakkasan Parent delivers to TAO a Notice of Disagreement on or before the final day of the Review Period, then only those matters specified in such Notice of Disagreement shall be deemed to be in dispute (such matters, the “Disputed Items”), unless the resolution of any Disputed Item mathematically affects an undisputed component of the Closing Statement, in which case such undisputed component shall be considered a “Disputed Item” hereunder to the extent of the potential adjustment due to the dispute as to the underlying Disputed Item, notwithstanding the failure to object to such component in the Notice of Disagreement. TAO and Hakkasan Parent shall consult in good faith to attempt to resolve in writing the Disputed Items within thirty (30) days after TAO’s receipt of a Notice of Disagreement (the “Resolution Period”). If TAO and Hakkasan Parent reach a resolution with respect to any Disputed Items on or before the final day of the Resolution Period, then such resolution on such Disputed Items shall be final, conclusive and binding on the Parties, and if TAO and Hakkasan Parent reach a resolution on all Disputed Items, then the Closing Statement as so agreed shall be final, conclusive and binding for purposes of the adjustment contemplated by Section 2.5(c).

(iii)    If TAO and Hakkasan Parent do not reach a resolution of all Disputed Items by the end of the Resolution Period, then Hakkasan Parent and TAO shall retain the Neutral Accounting Firm (including by executing a customary agreement with the Neutral Accounting Firm in connection with its engagement) and submit any such unresolved Disputed Items (the “Unresolved Objections”) to the Neutral Accounting Firm for resolution in accordance with this Section 2.5(b)(iii). Hakkasan Parent and TAO shall request the Neutral Accounting Firm to render a written decision resolving the matters submitted to the Neutral Accounting Firm within thirty (30) days of the receipt of such submission. The scope of the disputes to be resolved by the Neutral Accounting Firm shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with this Section 2.5 the definitions of the terms herein, and the Neutral Accounting Firm is not to make any other determination not disputed in such Notice of Disagreement. The Neutral Accounting Firm’s determination shall be (1) consistent with the terms of this Agreement and strictly in accordance with the Accounting Principles, (2) within the range of the respective positions taken by each of Hakkasan Parent and TAO and (3) based solely on written submissions by TAO and Hakkasan Parent with respect to the Unresolved Objections (and only the Unresolved Objections) to the Neutral Accounting Firm presented no later than fifteen (15) days after the engagement of the Neutral Accounting Firm, and presentations made by each of TAO and Hakkasan Parent to the Neutral Accounting Firm no later than twenty (20) days after the engagement of the Neutral Accounting Firm, and not by independent investigation or review. With respect to the foregoing clause (3), each Party may submit any information it reasonably believes to be relevant to the calculation of the Closing TAO Percentage, Closing Hakkasan Percentage and Closing

Hakkasan Cash Shortfall or Closing Hakkasan Cash Excess, as applicable, in accordance with this Agreement, including supporting documentation for its interpretation or application of the Accounting Principles and adjustments to its previous calculation of or values assigned to any Unresolved Objection, which may be different than those included in the Closing Statement, Notice of Disagreement or discussions related thereto. The Neutral Accounting Firm shall prepare and deliver to Hakkasan Parent and TAO a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Unresolved Objection (the “Neutral Accounting Firm’s Report”). Hakkasan Parent and TAO shall promptly provide the Neutral Accounting Firm with such financial and other relevant information of Hakkasan Parent and TAO (and the Hakkasan Contributed Entities) as the Neutral Accounting Firm shall reasonably request for purposes of making its final determination with respect to the Unresolved Objections, and Hakkasan Parent and TAO shall otherwise reasonably cooperate with the Neutral Accounting Firm in connection therewith. All information (including any written submissions, presentation materials and answers to questions from the Neutral Accounting Firm) and correspondence submitted by a Party to the Neutral Accounting Firm must be concurrently delivered to the other Party. Neither TAO nor Hakkasan Parent, nor any of their respective Representatives, shall meet or discuss any substantive matters with the Neutral Accounting Firm without TAO and Hakkasan Parent and their respective Representatives being present, following at least three (3) Business Days’ advance written notice to be present, either in person or by telephone. Each of Hakkasan Parent and TAO agrees that (I) the Neutral Accounting Firm’s determination with respect to each Unresolved Objection as reflected in the Neutral Accounting Firm’s Report shall be deemed to be final, conclusive and binding on the Parties, absent fraud or manifest error, (II) the Closing Statement, as modified by any changes thereto in accordance with the Neutral Accounting Firm’s Report (and, if applicable, any resolutions on Disputed Items reached by the Parties pursuant to Section 2.5(b)(ii)), shall be deemed be final, conclusive and binding for purposes of the adjustment contemplated by Section 2.5(c) and (III) the procedures set forth in this Section 2.5 shall be the sole and exclusive remedy for resolving any disputes with respect to the final determination of the Closing Statement and the components calculated therein. The proceeding before the Neutral Accounting Firm shall be an expert determination under applicable Laws governing expert determination and appraisal proceedings. Judgment may be entered upon the determination of the Neutral Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.

(iv)    Each of Hakkasan Parent and TAO shall pay its own respective costs and expenses incurred in connection with this Section 2.5 and be responsible for the fees and expenses of the Neutral Accounting Firm in connection with this Section 2.5 on a pro rata basis based upon the inverse of the percentage that the Neutral Accounting Firm’s determination (before such allocation of responsibility) bears to the total value of the Unresolved Objections as originally submitted to the Neutral Accounting Firm (which shall be determined by the Neutral Accounting Firm and set forth in the Neutral Accounting Firm’s Report). For purposes of clarity, if the aggregated dollar amount of Unresolved Objections in dispute between Hakkasan Parent and TAO equals one thousand dollars ($1,000) and the Neutral Accounting Firm finds six hundred dollars ($600) in favor of Hakkasan Parent’s position, sixty percent (60%) of the fees and expenses of the Neutral Accounting Firm would be borne by TAO and forty percent (40%) of the fees and expenses of the Neutral Accounting Firm would be borne by Hakkasan Parent.

(c)    Within three (3) Business Days after the final determination of the Closing Statement and the components therein in accordance with this Section 2.5 (including by failure to timely deliver a Closing Statement or the Notice of Disagreement):

(i)    (x) if there is a Closing Hakkasan Cash Shortfall, Hakkasan Parent shall pay the entire Closing Hakkasan Cash Shortfall by wire transfer of immediately available funds to a bank account of a member of the TAO Group (including any Hakkasan Contributed Entity) provided in writing by TAO, or (y) if there is a Closing Hakkasan Cash Excess, TAO shall make a disproportionate distribution of such Closing Hakkasan Cash Excess to Hakkasan Parent and the Closing Hakkasan Net Working Capital (and related definitions, including the Closing Hakkasan Value) shall be deemed reduced accordingly;

(ii)    the following adjustments shall be incorporated into an amended and restated Schedule 1.2(a) to the Amended and Restated LLC Agreement distributed by TAO to TAO Holdings and Hakkasan Parent:

(A)    the number of TAO Units allocated to TAO Holdings on such schedule shall be amended to equal the product of (x) 100,000,000 multiplied by (y) the Closing TAO Percentage as finally determined in accordance with the foregoing provisions of this Section 2.5, and

(B)     the number of TAO Units allocated to Hakkasan Parent on such schedule (i.e., the Transferred TAO Units) shall be amended to equal the product of (x) 100,000,000 multiplied by (y) the Closing Hakkasan Percentage as finally determined in accordance with the foregoing provisions of this Section 2.5.

(d)    No amount with respect to a matter shall be included more than once in the calculation of the respective adjustments effected pursuant to this Section 2.5. Notwithstanding anything to the contrary, in no event shall the specification or reference to dollar amounts in the definitions of the components to the Closing Statement be deemed to constitute an admission by the parties, or otherwise imply, that any such amount is a precedent, a floor, a ceiling or otherwise relevant to be considered in any calculation or assessment (including any “Fair Market Value”, “Hakkasan Parent Purchase Price” or other valuation under the Amended and Restated LLC Agreement) of the value of the TAO Group, the Hakkasan Contributed Entities, or any combination or portion of the foregoing.

2.6    Additional Cash Distributions. In the event that, as of the Adjustment Measurement Time, the Closing Hakkasan Cash exceeds the sum of $5,000,000 plus the amount of the Hakkasan Parent Required Payments, then at the written request of Hakkasan Parent delivered during the period (i) commencing on the date that is seven (7) days after the Closing Date (or earlier if agreed to by TAO) and (ii) ending on the date that is at least one (1) Business Day prior to the date on which the Closing Statement is delivered, TAO shall distribute in one or more distributions (as determined by Hakkasan Parent) such excess amount as a special distribution to Hakkasan Parent in respect of its TAO Units (as defined in the Amended and Restated LLC Agreement) in accordance with Section 2.1(f) of the Amended and Restated LLC Agreement. TAO and Hakkasan Parent shall cooperate with each other in connection with the foregoing, including with respect to the provision by TAO to Hakkasan Parent of information relating to the amount of the Closing Hakkasan Cash.

2.7     Intended Tax Treatment. The Transactions shall be treated by the Parties as (x) a deemed contribution by TAO Holdings of all the asset and liabilities of TAO to TAO concurrent with (y) the contribution by Hakkasan Parent of the Hakkasan Contributed Interests to TAO in exchange for the Transferred TAO Units as tax-free transactions for U.S. federal income tax purposes governed by Section 721(a) of the Code. Each of Hakkasan Parent and TAO (and each of their Affiliates) shall file all Tax Returns consistent with such treatment and shall not take a Tax position inconsistent with such treatment unless required pursuant to a determination within the meaning of Section 1313(a) of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HAKKASAN PARENT

Subject to qualification by the Hakkasan Parent Disclosure Schedule in accordance with Section 8.11, Hakkasan Parent represents and warrants to TAO as of the date hereof (unless otherwise expressly stated herein) as follows:

3.1    Organization and Qualification.

(a)     Hakkasan Parent is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Hakkasan Parent has the requisite corporate power and authority to execute and deliver this Agreement and the Amended and Restated LLC Agreement, to perform Hakkasan Parent’s obligations hereunder and thereunder, and to consummate the Transactions and the transactions contemplated by the Amended and Restated LLC Agreement.

(b)    Each Hakkasan Contributed Entity is duly organized or formed, validly existing and in good standing (to the extent such concepts are recognized under applicable Law) under the Laws of its jurisdiction of incorporation or formation. Each Hakkasan Contributed Entity has the requisite corporate, limited liability company or equivalent power and authority to carry on its business as such business is currently conducted and to own, lease and use its properties and assets, and to perform all its obligations under any Contract to which it is a party or by which it, or any of the assets or properties owned or used by it, is or could become bound. Each Hakkasan Contributed Entity is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Each Hakkasan Contributed Entity has furnished to TAO a true, complete and correct copy of its Organizational Documents, all of which are in full force and effect.

3.2    Authority; Enforceability. The execution and delivery of this Agreement and the Amended and Restated LLC Agreement by Hakkasan Parent, the performance by Hakkasan Parent of its obligations hereunder and thereunder, and the consummation by Hakkasan Parent of the Transactions and the transactions contemplated by the Amended and Restated LLC Agreement have been duly authorized by all requisite action on the part of Hakkasan Parent and no other corporate, limited liability company or equivalent proceedings on the part of Hakkasan Parent or any holder of its Equity Interests are necessary to authorize the execution, delivery and performance by Hakkasan Parent of this Agreement and the Amended and Restated LLC Agreement or for Hakkasan Parent to consummate the Transactions and the transactions contemplated by the Amended and Restated LLC Agreement. This Agreement and the Amended and Restated LLC Agreement have been duly and validly executed and delivered by Hakkasan Parent, and (assuming due authorization, execution and delivery by TAO) this Agreement and the Amended and Restated LLC Agreement constitute legal, valid and binding obligations of Hakkasan Parent enforceable against Hakkasan Parent in accordance with their respective terms, subject in each case to (a) the effect of any applicable bankruptcy, insolvency, fraudulent transfer or fraudulent conveyance, preferential transfer, reorganization, moratorium, rehabilitation, liquidation or other similar Laws relating to or affecting creditors’ rights or remedies generally and (b) as to enforceability, the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) (clauses (a) and (b) of this Section 3.2, the “Bankruptcy and Equity Exceptions”).

3.3     Ownership of Equity Interests.

(a)    Section 3.3(a) of the Hakkasan Parent Disclosure Schedule sets forth for each Hakkasan Contributed Entity (i) its jurisdiction of formation or organization, (ii) its outstanding Equity Interests and (iii) the holders of such Equity Interests as of immediately prior to the consummation of the Closing. All Equity Interests in each Hakkasan Contributed Entity are free and clear of all Encumbrances, have been duly authorized and validly issued, fully paid and nonassessable, and none of such Equity Interests has been issued in violation of any preemptive or similar rights and no personal liability attaches to the ownership thereof. The Equity Interests of each Hakkasan Contributed Entity listed on Section 3.3(a) of the Hakkasan Parent Disclosure Schedule (the “Hakkasan Entities Equity Interests”) constitute all of the issued and outstanding Equity Interests of the Hakkasan Contributed Entities. No Equity Interests of the Hakkasan Contributed Entities are reserved for issuance.

(b)    By its ownership of the Hakkasan Contributed Interests, Hakkasan Parent is, directly or indirectly, the sole legal and beneficial owner of one hundred percent (100%) of the issued and outstanding Equity Interests of the Hakkasan Contributed Entities, free and clear of all

Encumbrances, and upon the consummation of the Closing, Hakkasan Parent shall contribute, transfer, convey, assign and deliver to TAO good and valid title to the Hakkasan Contributed Interests, free and clear of all Encumbrances. The Hakkasan Contributed Interests are duly authorized and validly issued in accordance with all applicable Laws, are fully paid and non-assessable and were not issued in violation of any preemptive or similar rights and no personal liability attaches to the ownership thereof.

(c)    All of the Hakkasan Entities Equity Interests have been duly authorized and validly issued in compliance with the Organizational Documents of the applicable Hakkasan Contributed Entity and applicable Laws, and none of the Hakkasan Entities Equity Interests have been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar rights held by a third party. There are no authorized or outstanding options, warrants, convertible securities or other Contract rights (exercisable, exchangeable, contingent or otherwise) to purchase or acquire any Equity Interests of the Hakkasan Contributed Entities. No Hakkasan Contributed Entity has any obligation to purchase, redeem or otherwise acquire any of its Equity Interests or any interest therein. None of the Hakkasan Contributed Entities nor Hakkasan Parent is a party to a Contract in effect relating to the sale, transfer, voting, purchase, disposition or distribution of any Hakkasan Entities Equity Interests. No Hakkasan Contributed Entity has any obligation to issue or distribute to holders of any Equity Interests any dividend, distribution, evidence of indebtedness or assets of the Hakkasan Contributed Entities, as the case may be.

(d)    No Hakkasan Contributed Entity has any outstanding bonds, debentures, notes or other debt-related obligations, the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the members or other equityholders of such Hakkasan Contributed Entity on any matter.

(e)    There are no authorized or outstanding stock appreciation rights, phantom stock rights, restricted stock units, performance units or similar rights with respect to any Hakkasan Contributed Entity (whether payable in Equity Interests of any Hakkasan Contributed Entity or cash).

(f)    Other than the Hakkasan Contributed Entities, there is no other Person in which the Hakkasan Contributed Entities own, of record or beneficially, any direct or indirect Equity Interest or any right (contingent or otherwise) to acquire the same.

3.4    Consents and Approvals; No Conflict.

(a) The execution, delivery and performance of this Agreement and the Amended and Restated LLC Agreement, and the consummation of the Transactions and the transactions contemplated by the Amended and Restated LLC Agreement by Hakkasan Parent do not and will not require any consent, approval, authorization or other order of, action by, registration or filing with or notification to, any Governmental Authority (each, a “Governmental Approval”).

(b)    The execution, delivery and performance of this Agreement and the Amended and Restated LLC Agreement, and the consummation of the Transactions and the transactions contemplated by the Amended and Restated LLC Agreement do not and will not (i) contravene, conflict with or result in a violation or breach of any provisions of the Organizational Documents of Hakkasan Parent or any Hakkasan Contributed Entity, (ii) contravene, conflict with, violate or breach any Law or Governmental Order applicable to Hakkasan Parent or any Hakkasan Contributed Entity or any of their respective assets or properties or give any Governmental Authority or other Person the right to exercise any remedy or obtain relief under, any provision of any applicable Law or Governmental Order to which Hakkasan Parent or any Hakkasan Contributed Entity or any of their respective assets or properties is subject, (iii) contravene, conflict with, violate or, to the Knowledge of Hakkasan Parent, result in the loss of any benefit to which any Hakkasan Contributed Entity is entitled under, or give any Governmental Authority the right to revoke, suspend, cancel, terminate, or modify, any Permit or liquor license held by any Hakkasan Contributed Entity, (iv) require any consent, approval, waiver or notice by any Person under, constitute a default under, conflict with, result in a breach of, or cause or permit the termination, modification, revocation, cancellation, or acceleration of, or result in any other adverse change of any right or obligation or the loss of any benefit to which any Hakkasan Contributed Entity is entitled under, any provision of any Contract by which any Hakkasan Contributed Entity is bound or to which any Hakkasan Contributed Entity or any of its assets or properties are subject, (v) result in the creation or imposition of any Encumbrance on any asset of any Hakkasan Contributed Entity, or (vi) with the giving of notice or lapse of time or the taking of any action by another Person, have any of the effects described in clauses (i) through (v) of this Section 3.4(b), with only such exceptions in the case of clauses (iii), (iv), (v) and (vi) as (x) do not and are not reasonably likely to impair or delay in any material respect the ability of Hakkasan Parent to perform its obligations under this Agreement and (y) individually and in the aggregate, have not had and are not reasonably likely to have, a Material Adverse Effect.

3.5    Compliance with Laws; Permits and Liquor Licenses.

(a)     Since January 1, 2016 (i) the Hakkasan Contributed Entities have conducted their business in all material respects in accordance with all Laws and Governmental Orders applicable to the Hakkasan Contributed Entities and the Hakkasan Business and (ii) none of the Hakkasan Contributed Entities has been, nor is any of them now, in violation, in any material respect, of any such Law or Governmental Order. Since January 1, 2016, none of Hakkasan Parent or the Hakkasan Contributed Entities have received written notice or a written complaint or other written communication requiring a response or corrective action with respect to any material violation of any Law applicable to the Hakkasan Contributed Entities or the Hakkasan Business, or that it is subject to any obligation to undertake, or to bear all or any portion of the cost of, any corrective or response action that would, individually or in the aggregate, reasonably be expected to be material to the Hakkasan Contributed Entities, taken as a whole. None of the Hakkasan Contributed Entities is a party to, or bound by, any Governmental Order that would, individually or in the aggregate, reasonably be expected to be material to the Hakkasan Contributed Entities, taken as a whole.

(b)    Section 3.5(b) of the Hakkasan Parent Disclosure Schedule sets forth a true, complete and correct list of each “use” or “health” Permit required to operate as a restaurant/nightclub and each liquor license held by a Hakkasan Contributed Entity. Except as would not reasonably be expected to be material to the Hakkasan Contributed Entities, taken as a whole, (i) the Hakkasan Contributed Entities hold all Permits and liquor licenses necessary for the operation of the Hakkasan Business, (ii) such Permits and liquor licenses held by the Hakkasan Contributed Entities are valid and in full force and effect, (iii) no Hakkasan Contributed Entity is in violation of or in default under any Permit or liquor license held by such Hakkasan Contributed Entity, no condition exists that with notice or lapse of time or both could permit any revocation, non-renewal or termination, or other adverse modification, of any Permit or liquor license, or constitute a default under, such Permits or liquor licenses, and there are no Actions pending or, to the Knowledge of Hakkasan Parent, threatened before any Governmental Authority that seek the revocation, termination, cancellation, suspension or adverse modification thereof, and (iv) no Hakkasan Contributed Entity has a pending application for registration to sell franchises for a restaurant, or for an exemption under any jurisdiction’s franchise Laws.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Hakkasan Contributed Entities, taken as a whole, (i) to the Knowledge of Hakkasan Parent, there is no reason to believe that any currently pending application for a Permit or any liquor license, or amendment or modification of a Permit or liquor license required in connection with the Transactions or in connection with the operation of the Hakkasan Business will be ultimately denied, and (ii) there are no pending Actions, unresolved citations or unsatisfied penalties relating to Permits or liquor licenses that is reasonably likely to have or result in an adverse impact on any Hakkasan Contributed Entity or the ability to maintain or renew any Permit or liquor license. Each Hakkasan Contributed Entity is and since January 1, 2016 has been, in compliance in all material respects with any policy of any Governmental Authority relating to liquor licenses, except as would not, individually or in the aggregate, reasonably be expected to be material to the Hakkasan Contributed Entities, taken as a whole.

3.6    Financial Statements.

(a) Attached to Section 3.6(a) of the Hakkasan Parent Disclosure Schedule are true, correct and complete copies of (i) the audited consolidated statement of financial position of the Hakkasan Contributed Entities as of December 31, 2018 and December 31, 2019 and the related consolidated statements of comprehensive income, changes in equity and cash flows of the Hakkasan Contributed Entities for the years then ended, together with the independent auditor’s report to the members of Hakkasan Limited dated June 25, 2020 (collectively, the “Hakkasan Audited Financial Statements”) and (ii) an unaudited consolidated balance sheet of the Hakkasan Contributed Entities as of December 31, 2020 (the “Hakkasan Unaudited Balance Sheet”), and the related unaudited consolidated statement of comprehensive income of the Hakkasan Contributed Entities for the year then ended (collectively, the “Unaudited Hakkasan Financial Statements”, and, together with the Hakkasan Audited Financial Statements, the “Hakkasan Financial Statements”).

(b)    The Hakkasan Financial Statements, subject to the notes thereto, (i) were derived from the books of account and other financial records of the Hakkasan Contributed Entities, (ii) present fairly, in all material respects, the financial condition and results of operations and cash flows of the Hakkasan Contributed Entities as of the dates thereof or for the periods covered thereby and (iii) were prepared in accordance with IFRS applied on a basis consistent throughout the periods covered thereby, in each case, subject to the assumptions and adjustments set forth in the Hakkasan Financial Statements; provided that the Unaudited Hakkasan Financial Statements are subject to normal recurring year-end adjustments (that would not be material in amount or effect) and the absence of notes may not contain disclosures normally made in footnotes. All accounts, books, records and ledgers maintained by the Hakkasan Contributed Entities are accurately kept and are true, correct and complete in all material respects. Hakkasan Parent has delivered to TAO copies of all letters from the auditors of Hakkasan Parent or the Hakkasan Contributed Entities to the boards of directors or managers or equivalent governing bodies thereof since January 1, 2016 that are in Hakkasan Parent’s, the Hakkasan Contributed Entities’ or their respective Affiliates’ possession, together with copies of all responses thereto.

(c)    Hakkasan Contributed Entities maintain a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurance that (i) material transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2016, to the Knowledge of Hakkasan Parent, no manager, director or officer, including the chief financial officer (or another officer acting in a similar capacity) of any Hakkasan Contributed Entity has been involved in or accused of fraud involving the Hakkasan Business regardless of materiality.

(d)    Since January 1, 2016, neither any Hakkasan Contributed Entity nor, to the Knowledge of Hakkasan Parent, any Representative of any Hakkasan Contributed Entity or Hakkasan Parent has received any written notification or claim of any (i) “significant deficiency” in the internal controls over financial reporting of the Hakkasan Contributed Entities, (ii) “material weakness” in the internal controls over financial reporting of the Hakkasan Contributed Entities or (iii) fraud that involves management or other employees of the Hakkasan Contributed Entities who have a significant role in the internal controls over financial reporting of the Hakkasan Contributed Entities.

(e)    No Hakkasan Contributed Entity is subject to any “off-balance sheet arrangement” (as referred to in Item 303(b) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”)).

3.7     Absence of Undisclosed Liabilities. As of the date of this Agreement, the Hakkasan Contributed Entities do not have any Liabilities, other than (a) Liabilities reflected, reserved or disclosed in the Hakkasan Unaudited Balance Sheet, (b) Liabilities that are reflected in the final calculation of Closing Hakkasan Indebtedness or Closing Hakkasan Net Working Capital, (c) Liabilities set forth in Section 3.7 of the Hakkasan Parent Disclosure Schedule, (d) Liabilities for future performance pursuant to the terms of the Hakkasan Material Contracts or other Contracts of Hakkasan Contributed Entities entered into in the Ordinary Course (other than as a result of a breach or default (with or without notice or the lapse of time or both) by any Hakkasan Contributed Entity) or (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Hakkasan Contributed Entities, taken as a whole.

3.8    Absence of Certain Changes or Events. Since the date of the Hakkasan Unaudited Balance Sheet, (x) there has not been a Material Adverse Effect and (y) except (i) in connection with the preparation for, or conduct of, the process resulting in this Agreement and the Transactions, or (ii) as required by applicable Law, there has not been:

(a) any change or event (including, without limitation, changes in the business, operations, assets (whether tangible or intangible) or Liabilities (including contingent Liabilities), results of operations or the condition of the Hakkasan Contributed Entities), which would, in the aggregate, reasonably be expected to be material to the Hakkasan Contributed Entities, taken as a whole;

(b)    any damage, destruction or loss affecting the business or assets of the Hakkasan Contributed Entities, whether or not covered by insurance, involving a Loss for the Hakkasan Contributed Entities in excess of $250,000;

(c)    any issuance, sale, pledge, transfer, disposition of or subjection to any Encumbrance (other than a Permitted Encumbrance) of any Equity Interest of the Hakkasan Contributed Entities, or any instrument exercisable or convertible into such Equity Interest;

(d)    any entry by any of the Hakkasan Contributed Entities into a material transaction involving payments in any calendar year in excess of $100,000 individually or $500,000 in the aggregate (or equivalent thereof) outside of the Ordinary Course;

(e)    any discharge or satisfaction by any of the Hakkasan Contributed Entities of any material Encumbrance or payment by any of the Hakkasan Contributed Entities of any material Liability outside of the Ordinary Course;

(f)    any adoption of a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization of a Hakkasan Contributed Entity;

(g)    any material amendment of the Organizational Documents of a Hakkasan Contributed Entity or change in the nature of its business;

(h)    any acquisition (whether by merger, consolidation, sale of stock, sale of assets or otherwise), in a single transaction or a series of related transactions, of any Person or all or any material amount of assets, securities, properties, interests or businesses, other than pursuant to (i) existing Hakkasan Material Contracts, including regarding the development of new Venues or (ii) purchases of inventory or supplies in the Ordinary Course;

(i)    any loans, advances or capital contributions to, or investments in, any other Person (other than any Hakkasan Contributed Entity), except advances for travel and other normal business expenses to officers, employees and managers in the Ordinary Course that do not individually or in the aggregate exceed $300,000;

(j)    any sale, transfer, license or exploitation, or other disposition of, or permitting of the incurrence of, any Encumbrance (other than a Permitted Encumbrance) on any of its material assets, other than non-exclusive licenses or licenses solely between or among wholly-owned Hakkasan Contributed Entities of Hakkasan Owned IP Rights;

(k)    any amendment (in any material respect), termination or cancelation of any Hakkasan Material Contract or HK Real Property Lease;

(l)    any increase, or an announcement of an increase, in the compensation or benefits payable to any Hakkasan Service Provider, excluding increases in the Ordinary Course for Hakkasan Service Providers that earn less than $150,000 per year, in each case that do not exceed ten percent (10%) of the Hakkasan Service Provider’s total annual compensation;

(m)    any grant, award or provision of any bonus, severance, retention, change-in-control, equity or equity based compensation to any Hakkasan Service Provider, due after the Closing;

(n)    any acceleration of the payment or vesting of any compensation or benefit payable to any Hakkasan Service Provider;

(o)    any entrance into, amendment of, or termination of any Collective Bargaining Agreement;

(p)    any termination (other than for cause) or hiring (other than to replace an employee who has resigned or terminated for cause, death or disability) of any Hakkasan Service Provider with an annual compensation equal to or greater than $150,000;

(q)    any settlement, release, waiver or compromise of any Action related to a Hakkasan Contributed Entity other than (A) a settlement, release, waiver or compromise of any such Actions solely for money damages fully paid prior to the Closing Date or payable by Hakkasan Parent or its Affiliates (other than the Hakkasan Contributed Entities) which settlements include a full release of the Hakkasan Contributed Entities or (B) a release, waiver or compromise of any Actions against any third party involving more than $100,000 in the aggregate;

(r)    except as required by applicable Law, (A) the making, change or revocation of any Tax election of a Hakkasan Contributed Entity, change in any material Tax accounting method of a Hakkasan Contributed Entity, (B) filing of any amended Tax Return of a Hakkasan Contributed Entity, (C) settlement or compromise of any audit, examination or other proceeding relating to an amount of Tax with respect to a Hakkasan Contributed Entity or entry into any closing agreement with respect to a Hakkasan Contributed Entity, (D) adoption of or change in any Tax accounting method with respect to a Hakkasan Contributed Entity or (E) surrender of any right to claim a material Tax refund with respect to a Hakkasan Contributed Entity;

(s)    the making of any change to the financial accounting methods, principles or practices of a Hakkasan Contributed Entity, except as required by IFRS or a Governmental Authority;

(t)    any incurrence of any Indebtedness (including any assumption or guarantee thereof) other than Indebtedness for borrowed money that was incurred under an instrument that was required to be, and was (or is concurrently herewith), repaid in full at or prior to the consummation of the Closing;

(u)    any making or authorization of, or other commitment to, any capital expenditure, other than maintenance capital expenditures, involving payments of more than $75,000; or

(v)    any agreement, resolution or commitment to do any of the foregoing.

3.9    Absence of Litigation. Except for (i) Venue inspections conducted by a Governmental Authority in the Ordinary Course or (ii) Actions for amounts less than $100,000 (or equivalent thereof) that do not request injunctive or other equitable relief, there is not, and since January 1, 2018 there has not been, any Action pending, or, to the Knowledge of Hakkasan Parent, threatened in a written notice delivered to Hakkasan Parent or the Hakkasan Contributed Entities, against any Hakkasan Contributed Entity before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority that would reasonably be expected to be, individually or in the aggregate, material to the Hakkasan Contributed Entities, taken as a whole.

3.10     Accounts Receivable. The accounts and notes receivable of the Hakkasan Contributed Entities, whether reflected on the Hakkasan Unaudited Balance Sheet or arising since the date of the Hakkasan Unaudited Balance Sheet, have arisen from bona fide transactions entered into in the Ordinary Course. The reserve for bad debts shown on the Hakkasan Unaudited Balance Sheet or, with respect to accounts receivable arising after the date of the Hakkasan Unaudited Balance Sheet, on the accounting records of the Hakkasan Contributed Entities have been determined in accordance with IFRS, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

3.11    Assets. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Hakkasan Contributed Entities, taken as a whole:

(a) each Hakkasan Contributed Entity has good and marketable title to, or valid leasehold interests in, all of the assets that it purports to own, lease or license (including all material, tangible property and assets reflected on the Hakkasan Unaudited Balance Sheet or acquired after the date of the Hakkasan Unaudited Balance Sheet), free and clear of all Encumbrances (except for (i) Permitted Encumbrances, or (ii) assets that have been disposed of since the date of the Hakkasan Unaudited Balance Sheet in the Ordinary Course);

(b)    all of the tangible assets owned or leased by each Hakkasan Contributed Entity are in operating condition (Ordinary Course wear and tear and latent defects excepted) and are adequate for the uses to which they are being put;

(c)    all of the assets and rights owned, leased or licensed by each Hakkasan Contributed Entity (including any Intellectual Property) constitute all the assets and rights used or held for use in connection with the business of such Hakkasan Contributed Entity as it is conducted on the date hereof and as was conducted as of December 31, 2019, as reflected on the balance sheet as of such date included in the Hakkasan Audited Financial Statements (taking into account the COVID-19 Measures set forth in Section 3.24 of the Hakkasan Parent Disclosure Schedule);

(d)    such assets and rights constitute all the assets and rights necessary, and are sufficient in all material respects, for each Hakkasan Contributed Entity to continue to conduct its business following the Closing in substantially the same manner as it is conducted on the date hereof and as was conducted as of December 31, 2019 as reflected on the balance sheet as of such date included in the Hakkasan Audited Financial Statements (taking into account the COVID-19 Measures set forth in Section 3.24 of the Hakkasan Parent Disclosure Schedule); and

(e)    (i) by transfer of the Hakkasan Contributed Interests to TAO pursuant to this Agreement, Hakkasan Parent is transferring the Hakkasan Business to TAO, (ii) immediately following the consummation of the Closing, the Hakkasan Contributed Entities will have good and valid title to, or valid rights to use, all the assets and rights necessary, and are sufficient in all material respects to continue, to conduct the Hakkasan Business in substantially the same manner as it is conducted on the date hereof and as was conducted as of December 31, 2019, as reflected on the balance sheet as of such date included in the Hakkasan Audited Financial Statements (taking into account the COVID-19 Measures set forth in Section 3.24 of the Hakkasan Parent Disclosure Schedule), and (iii) except for the Hakkasan Contributed Entities, no Person that is an Affiliate of Hakkasan Parent (including, solely for purposes of this Section 3.11(e), any Subsidiaries of the Person specified in Section 3.11(e) of the Hakkasan Parent Disclosure Schedule) or any director, manager or officer of any such Person has any ownership interest in or valid right to use any assets or rights used in the Hakkasan Business.

3.12    Intellectual Property and Data Protection.

(a) Section 3.12(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Registered Hakkasan Intellectual Property, in each case, enumerating specifically the applicable filing or registration number, title, registrar, jurisdiction, date of filing/issuance, current applicant(s)/registered owners(s), as applicable. To the Knowledge of Hakkasan Parent, the Registered Hakkasan Intellectual Property is valid, subsisting and enforceable.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Hakkasan Contributed Entities, taken as a whole, each Hakkasan Contributed Entity owns all right, title and interest in and to each item of Hakkasan Owned IP Rights, free and clear of all Encumbrances (except for Permitted Encumbrances) and possesses a valid right to use all other Intellectual Property used in and material to the operation of the business of the Hakkasan Contributed Entities. This Section 3.12(b) shall not be construed as a representation that the Hakkasan Contributed Entities do not infringe, misappropriate or violate the Intellectual Property of any Person.

(c)    Except for allegations of infringement, misappropriation or violation that would not, individually or in the aggregate, reasonably be expected to be material to the Hakkasan Contributed Entities, taken as a whole, since October 1, 2018, (i) none of the Hakkasan Contributed Entities has been a party to any Action or received any written notice from any Person (including any notification that a license under any patent or other Intellectual Property is or may be required) (x) alleging that the Hakkasan Owned IP Rights or the conduct of the business of the Hakkasan Contributed Entities infringes, misappropriates or violates any Intellectual Property of any Person or (y) challenging the ownership by the Hakkasan Contributed Entities of, or the validity or enforceability of, the Hakkasan Owned IP Rights; and (ii) none of the Hakkasan Contributed Entities has instituted or threatened in writing to institute any Action against any Person alleging such Person is infringing, misappropriating or violating any Hakkasan Owned IP Rights.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Hakkasan Contributed Entities, taken as a whole, the operation of the business of the Hakkasan Contributed Entities as currently conducted does not infringe, misappropriate or violate any Intellectual Property of any Person. To the Knowledge of Hakkasan Parent, no Person is infringing, misappropriating or violating any Hakkasan Owned IP Rights in any material respect.

(e)    Except where the absence of that assignment or transfer would not reasonably be expected to be, individually or in the aggregate, material to the Hakkasan Contributed Entities, taken as a whole, in each case in which a Hakkasan Contributed Entity has engaged or hired an employee, consultant or contractor who develops or creates for the Hakkasan Contributed Entities any Intellectual Property, the Hakkasan Contributed Entity has obtained, either by operation of Law or by valid assignment or transfer, exclusive ownership of all right, title and interest in and to such Intellectual Property.

(f)    The Hakkasan Parent’s and Hakkasan Contributed Entities’ IT Systems (i) are sufficient in all material respects for the operation of the Hakkasan Business; (ii) operate without any material defect, malfunction, unavailability or error; and (iii) are reasonably secure in all material respects against unauthorized access, intrusion, tampering, impairment, disruption, computer virus, malfunction or Security Incident.

(g)    To the Knowledge of Hakkasan Parent, no Software included in Hakkasan Owned IP Rights contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, security vulnerabilities or other Software routines that has resulted in (x) any Person accessing without authorization or disabling or erasing any products, services, solutions or offerings made available by the Hakkasan Contributed Entities (“Hakkasan Products”), (y) a significant adverse effect on the features or functionality of any Hakkasan Product or (z) unauthorized acquisition of or access to confidential or proprietary Intellectual Property (including any Hakkasan Confidential IP) created, received, maintained or transmitted through any Hakkasan Products, except as would not, in the case of (x), (y), or (z), reasonably be expected to be, individually or in the aggregate, material to the Hakkasan Contributed Entities, taken as a whole.

(h)    Since October 1, 2018, each Hakkasan Contributed Entity has (i) implemented and maintained commercially reasonable policies, programs and procedures in the business of the Hakkasan Contributed Entities (including reasonable and appropriate administrative, technical and physical safeguards) designed to protect and maintain the confidentiality, availability, integrity, privacy and security of (x) all proprietary or confidential Intellectual Property included in the Hakkasan Owned IP Rights and (y) all Personal Information Processed in connection with the business of the Hakkasan Contributed Entities (collectively, (x) and (y), the “Hakkasan Confidential IP”), and (ii) each Hakkasan Contributed Entity has complied with such policies, programs and procedures in all material respects (collectively, “Hakkasan Security Measures”).

(i)    The Hakkasan Security Measures comply in all material respects with all applicable Laws, including all applicable Information Privacy and Security Laws and the Hakkasan Data Security Requirements.

(j)    Since October 1, 2018, (i) to the Knowledge of Hakkasan Parent, there has been (x) no material Security Incident involving the Hakkasan Contributed Entities, and (y) no material unauthorized, accidental, improper or unlawful disclosure, destruction, loss, alteration, misappropriation or misuse of any Hakkasan Confidential IP in the possession or control of the Hakkasan Contributed Entities or any of their respective service providers, suppliers, representatives or agents (collectively, “Hakkasan Suppliers”), (ii) no Action relating to any violation of the Hakkasan Data Security Requirements, or any improper, unauthorized or unlawful Processing, use, collection or disclosure, or breach in the security, privacy or confidentiality, of any Hakkasan Confidential IP has been initiated or threatened in writing against the Hakkasan Contributed Entities or, to the Knowledge of Hakkasan Parent, Hakkasan Suppliers, (iii) none of the Hakkasan Contributed Entities have received any written notice or threat or, to the Knowledge of Hakkasan Parent, oral notice or threat, in each case regarding or alleging any non-compliance with or violation of any Information Privacy and Security Laws or Hakkasan Data Security Requirements, and (iv) no Governmental Order has been made against any Hakkasan Contributed Entities for the rectification, blocking, erasure or destruction of any data under any Information Privacy and Security Laws.

(k)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Hakkasan Contributed Entities, taken as a whole, (i) since October 1, 2018, each Hakkasan Contributed Entity has complied with all applicable Hakkasan Data Security Requirements and Information Privacy and Security Laws, (ii) the Hakkasan Privacy Agreements do not require the delivery of any notice to or consent from any Person, or prohibit the unqualified transfer of the Personal Information constituting Hakkasan Confidential IP in connection with the execution, delivery or performance of this Agreement, or the consummation of any of the transactions contemplated hereby and thereby, and (iii) the Hakkasan Contributed Entities have all rights, authority, consents and authorizations necessary to Process all Personal Information in their possession or under their control or otherwise constituting Hakkasan Confidential IP in connection with the operation of the business of the Hakkasan Contributed Entities as presently conducted.

(l)    No Hakkasan Contributed Entity has, directly or indirectly, delivered, licensed or made available to any escrow agent or other Person, and no escrow agent or other Person has, or had, in its possession or control (other than employees of a Hakkasan Contributed Entity or Hakkasan Supplier), any source code for any Software forming part of any Hakkasan Products or Hakkasan Owned IP Rights.

(m)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Hakkasan Contributed Entities, taken as a whole, (i) each of the Hakkasan Contributed Entities has complied with all notice, attribution and other requirements applicable to all Open Source Software used in the business of the Hakkasan Contributed Entities, and (ii) no use, distribution or other exploitation of Open Source Software by the Hakkasan Contributed Entities, their employees or the Hakkasan Suppliers (within the scope of their respective engagements with the Hakkasan Contributed Entities) (w) requires the licensing, disclosure or distribution of any Hakkasan Owned IP Rights to any other Person under the terms of any Open Source Software license, including in “source code” form, (x) prohibits or limits the receipt of consideration in connection with the licensing or distribution of any Hakkasan Owned IP Rights, (y) prohibits or limits the imposition of contractual restrictions on the rights of licensees or their recipients to decompile, disassemble, or otherwise reverse engineer any Hakkasan Owned IP Rights, or (z) grants any Person any rights to any Hakkasan Owned IP Rights, including any copyright license, patent license or non-assertion covenant.

3.13    Real Property.

(a)    None of the Hakkasan Contributed Entities owns, nor has owned since January 1, 2015, any real property or is obligated pursuant to any Contract to acquire any real property.

(b)    Section 3.13(b) of the Hakkasan Parent Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases, ground leases, licenses, sublicenses, and other occupancy agreements for real property (including the identity of the lessor, lessee, licensor, licensee, and current occupant (if different from lessee or licensee)) leased, subleased, licensed, or sublicensed to each Hakkasan Contributed Entity (all such leases, subleases, ground leases, licenses, sublicenses, and other occupancy agreements, including all modifications, amendments, side letters, letter agreements, assignments, guarantees or supplements thereto, the “HK Real Property Leases” and, the real property leased, subleased, licensed or sublicensed thereunder, the “HK Leased Real Property”).

(c)    Except as would not reasonably be expected to be material to the Hakkasan Contributed Entities, taken as a whole, (i) each HK Real Property Lease is in full force and effect and is a valid and binding agreement of the applicable Hakkasan Contributed Entity, enforceable against such Hakkasan Contributed Entity in accordance with its terms, subject to the Bankruptcy and Equity Exceptions; (ii) the relevant Hakkasan Contributed Entity’s possession and quiet enjoyment of the HK Leased Real Property under such HK Real Property Leases has not been disturbed; and (iii) the relevant Hakkasan Contributed Entity has not subleased, licensed, sublicensed or otherwise granted any Person the right to use or occupy such HK Leased Real Property or any portion thereof.

(d)    No Hakkasan Contributed Entity that is party to any HK Real Property Lease, nor, to the Knowledge of Hakkasan Parent, any other party to any HK Real Property Lease, is in material breach of, and no event has occurred that, with the giving of notice or lapse of time, or both, would constitute an event of default under, any HK Real Property Lease. No Hakkasan Contributed Entity that is party to any HK Real Property Lease has received any written notice of any event of default under any HK Real Property Lease that remains uncured, nor any written notice of any intention to terminate any such HK Real Property Lease.

(e)    To the Knowledge of Hakkasan Parent, no Hakkasan Contributed Entity has received written notice of any existing, pending or contemplated condemnation, inverse condemnation, expropriation or other proceeding in eminent domain, or any other taking by public authority with or without payment or consideration therefor affecting the HK Leased Real Property or any portion thereof or interest therein, and no such proceeding has been threatened in writing against the HK Leased Real Property.

(f)    All buildings, structures, improvements, fixtures and building systems included in or on the HK Leased Real Property are in good operating condition, ordinary wear and tear excepted, and are adequate in all material respects for their current uses.

(g)    No Hakkasan Contributed Entity has received any unresolved written notice of violations with respect to the condition, operation, management, occupancy and use of the HK Leased Real Property.

(h)    All public utilities (including sewer, water, electricity, and gas) required for the operation of the HK Leased Real Property, or any part thereof, are installed and operating (to the extent the applicable Venue is open for business) in the Ordinary Course.

3.14    Employee Benefit Matters.

(a)    Section 3.14(a) of the Hakkasan Parent Disclosure Schedule lists each material Hakkasan Benefit Plan, and with respect to Hakkasan Benefit Plans which are Contracts applicable to Employees based outside the United States, the standard-form employment agreements in use as of the date of this Agreement, copies of which (or a summary thereof) have been made available to TAO. Neither Hakkasan Parent nor any Hakkasan Contributed Entity has communicated to any Employee or Former Employee an intent to formally adopt or authorize any additional Hakkasan Benefit Plan. Hakkasan Parent has delivered to TAO true, correct and complete copies (including all amendments) of each employee handbook applicable to Employees, and, with respect to each Hakkasan Benefit Plan (as applicable): (i) the plan document (or a written summary of any unwritten Hakkasan Benefit Plan); (ii) the summary plan description; (iii) any trust agreement, insurance contract or other funding agreement; (iv) any administrative services, recordkeeping, investment advisory, investment management or other service agreement; (v) the latest Internal Revenue Service (“IRS”) determination letter and the latest IRS opinion or advisory letter, and any pending application for an IRS determination letter and any correspondence with the IRS related thereto; (vi) the last three annual financial statements; (vii) the last three annual reports on Form 5500 (including all schedules, accountant’s reports, and other attachments); (viii) the last three actuarial valuations or reports; and (ix) any material explanatory booklets, announcements and other communications that have been issued to current and former members of a Hakkasan Benefit Plan.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Hakkasan Contributed Entities, taken as a whole, (i) each Hakkasan Benefit Plan is and has been operated and administered in accordance with its terms, the terms of any Collective Bargaining Agreement and with the requirements of applicable Law, (ii) each Hakkasan Contributed Entity has duly complied with its obligations under each Hakkasan Benefit Plan and all contributions, premiums or other payments required to have been made under the terms of any Hakkasan Benefit Plan have been timely made, or, if applicable, appropriately accrued, (iii) as of the date of this Agreement, there is no Action pending or, to the Knowledge of Hakkasan Parent, threatened against any Hakkasan Benefit Plan (other than routine claims for benefits) and no facts which could give rise to the foregoing exist to the Knowledge of Hakkasan Parent and (iv) no Hakkasan Benefit Plan is currently under investigation or audit by any Governmental Authority, and, to the Knowledge of Hakkasan Parent, no such investigation or audit is contemplated or under consideration.

(c)    Each Hakkasan Benefit Plan intended to be tax-qualified under Section 401(a) of the Code has a current favorable IRS determination letter (or, in the case of a preapproved plan, a current IRS opinion or advisory letter on which it can rely) as to its tax qualified status under the Code, and, to the Knowledge of Hakkasan Parent, nothing has occurred since the date of such favorable determination (or opinion or advisory) letter that would reasonably be expected to adversely affect the qualified status of such plan.

(d)    No Hakkasan Benefit Plan provides health, life insurance or other welfare benefits to retired or other terminated Hakkasan Service Providers (or any spouse, beneficiary or dependent thereof), other than “COBRA” continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA or similar state Law.

(e)    No Hakkasan Benefit Plan is a “defined benefit plan” within the meaning of Section 3(35) of ERISA or a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, and no Hakkasan Contributed Entity has any liability, contingent or otherwise, with respect to any such plan.

(f)    Neither the execution of this Agreement nor the consummation of the Transactions will result in the occurrence of a “reportable event” within the meaning of Section 4043 of ERISA (for which the notice requirement has not been waived by the Pension Benefit Guaranty Corporation (“PBGC”)) with respect to any plan sponsored, maintained or contributed to by any Person treated as a single employer with any Hakkasan Contributed Entity under Section 414(b), (c) or (m) of the Code or Title IV of ERISA (“ERISA Affiliate”).

(g)    No event has occurred and no condition exists with respect to any Hakkasan Benefit Plan or any other Benefit Plan sponsored, maintained or contributed to by any Person who is or was an ERISA Affiliate of any Hakkasan Contributed Entity (other than one of the Hakkasan Contributed Entities) which could result in the imposition of a lien on the assets of any Hakkasan Contributed Entities or which could subject any Hakkasan Benefit Plan, any Hakkasan Contributed Entities, TAO or any of their respective employees, agents, directors or ERISA Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a material liability, including, (i) under Section 412, 430, 4971 or 4980B of the Code or Title IV of ERISA, (ii) for a breach of fiduciary duty, (iii) for a “prohibited transaction,” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or (iv) for a Tax, penalty or fine under Section 502 or 4071 of ERISA or Subtitle D, Chapter 43 of the Code or any other excise Tax, penalty or fine under ERISA or the Code.

(h)    Except as otherwise provided herein, the execution of this Agreement or the consummation of the Transactions will not (either alone or in combination with another event) (i) increase the amount of compensation or benefits otherwise payable under any Hakkasan Benefit Plan, (ii) entitle any current or former Hakkasan Service Provider to any payment (whether severance or otherwise), or (iii) accelerate the timing of payment, exercisability, funding or vesting or trigger any payment of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Hakkasan Benefit Plans.

(i)    No payment or series of payments that would constitute a “parachute payment” (within the meaning of Section 280G of the Code) has been made or will be made by Hakkasan Parent or any Hakkasan Contributed Entity, directly or indirectly, to any current or former Hakkasan Service Provider in connection with the execution of this Agreement or as a result of the consummation of the Transactions.

(j)    Each Hakkasan Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been materially maintained and administered in operational and documentary compliance with Section 409A of the Code and all regulations and other applicable regulatory guidance issued thereunder.

(k)    Neither Hakkasan Parent nor any Hakkasan Contributed Entity has any obligation to gross up, indemnify or otherwise reimburse any current or former Hakkasan Service Provider for any Taxes, interest or penalties incurred in connection with any Hakkasan Benefit Plan (including without limitation any Taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code).

(l)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Hakkasan Contributed Entities, taken as a whole, each Hakkasan Contributed Entity and each Hakkasan Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Hakkasan Health Plan” ) is, and has since March 23, 2010 been, in material compliance with the Patient Protection and Affordable Care Act, P.L. 111-148, and the Health Care and Education Reconciliation Act of 2010, P.L. 111-152, each as amended, and the regulations and other applicable regulatory guidance issued thereunder (collectively, the “Healthcare Reform Laws” ). No event has occurred and no condition or circumstance exists that could reasonably be expected to subject any Hakkasan Contributed Entity or any Hakkasan Health Plan to material penalties, fines or Taxes under Sections 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws.

(m)    The Hakkasan Contributed Entities have no liability with respect to the Hakkasan Group Phantom Equity Plan. Hakkasan Limited has taken all actions required to terminate or cause to be terminated the Hakkasan Group Phantom Equity Plan subject to and upon the occurrence of the Closing.

(n)    Each employee listed on Section 3.14(n) of the Hakkasan Parent Disclosure Schedule has released the Hakkasan Contributed Entities, and all successor entities, of all obligations under the annual bonus entitlement set forth in the employment agreement covering such employee (to the extent there is such an entitlement), for the 2021 calendar year, for the period beginning on January 1, 2021 and ending on the Closing Date.

(o)    Each Hakkasan Contributed Entity that employs, engages, or retains any Hakkasan Service Providers in the UK has complied with its employer obligations under the auto-enrolment requirements of Part 1 of the Pensions Act 2008 in relation to any Hakkasan Service Providers and material details of the arrangements made by each Hakkasan Contributed Entity for this purpose (including without limitation material details relating to any Employees who have elected to opt out of such company’s auto-enrolment vehicle (on an anonymized basis)) have been disclosed to TAO.

(p)    Any pension schemes or retirement benefit schemes provided by Hakkasan Contributed Entities in the UK to its Employees and Former Employees (each a “UK Disclosed Pension Scheme” ) are money purchase schemes as defined in section 181(1) of the Pension Schemes Act 1993, and no guarantee or promise has been given, and nor is there any understanding, that any of the benefits provided under those schemes shall be of a specified amount.

(q)    Other than pursuant to any UK Disclosed Pension Scheme, no Hakkasan Contributed Entity operating in the UK is under any legal liability or other obligation to pay pensions or gratuities or any similar payment to or in respect of any Hakkasan Service Provider, nor is any such entity a party to any arrangement to which it contributes, is bound to contribute or could be required to contribute or make any payment, either now or in the future, under which benefits of any kind are payable to or in respect of any Hakkasan Service Provider on retirement or on the attainment of a specified age or on the completion of a specified number of years of service. No proposal has been announced (nor any promise made) to establish any such arrangement; and to the extent that any such arrangement existed in the past, no Hakkasan Contributed Entity has any subsisting liability in respect of it.

(r)    A copy or summary of each UK Disclosed Pension Schemes has been made available to TAO, including, to the extent such information has not already been disclosed to TAO under Section 3.14(a), material particulars of the contribution rates at which contributions are payable to any UK Disclosed Pension Scheme; and

(s)    No discretion or power has been exercised under any UK Disclosed Pension Scheme to make enhanced contributions to that scheme.

(t)    No Hakkasan Contributed Entity is providing or has at any time provided or promised to provide ex gratia pensions in respect of any person.

(u)    To the Knowledge of Hakkasan Parent, all UK Disclosed Pension Schemes are registered pension schemes for the purposes of Chapter 2 of Part 4 of the Finance Act 2004.

(v)    To the Knowledge of Hakkasan Parent, no Employee or Former Employee of any Hakkasan Contributed Entity has any rights to enhanced pension benefits on redundancy or early retirement as a result of or in connection with a transfer of an undertaking or part of an undertaking to which either the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 applied.

(w)    No Hakkasan Contributed Entity has at any time within the previous six years been “connected” with or an “associate” of any employer which is or has been participating in a pension scheme (other than any UK Disclosed Pension Scheme) to which section 38, 43, 47 or 52 of the Pensions Act 2004 applies. For these purposes “connected” and “associate” have the meanings given to them in sections 435 and 249 of the Insolvency Act 1986 respectively.

3.15    Labor Matters.

(a)    Section 3.15(a) of the Hakkasan Parent Disclosure Schedule lists, as of the date of this Agreement and separately for each Hakkasan Contributed Entity, each non-hourly Employee including for each such Employee his or her (i) employee ID; (ii) job title; (iii) status as a full-time or part-time employee; (iv) base salary or wage rate; (v) current year incentive compensation opportunity; (vi) length of continuous employment; (vii) work locations; and (viii) pensions and/or other retirement benefits.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Hakkasan Contributed Entities, taken as a whole, as of the date of this Agreement: (i) there is no charge or complaint pending or, to the Knowledge of Hakkasan Parent, threatened in any written notice delivered to Hakkasan Parent or its Subsidiaries (including the Hakkasan Contributed Entities), before any Governmental Authority with respect to any Employee or Former Employee; (ii) there is no labor strike, lock-out or other form of industrial action pending or, to the Knowledge of Hakkasan Parent, threatened with respect to any Employees or Former Employees; (iii) there is no Action pending or, to the Knowledge of Hakkasan Parent, threatened in any written notice delivered to Hakkasan Parent or its Subsidiaries (including the Hakkasan Contributed Entities), against any of the Hakkasan Contributed Entities brought by or on behalf of any Employee, Former Employee or Employee Representative Body representing all or any of the Employees or Former Employees; and (iv) there are no inquiries or investigations existing, pending or, to the Knowledge of Hakkasan Parent, threatened in any written notice delivered to Hakkasan Parent or its Subsidiaries (including the Hakkasan Contributed Entities) by any Governmental Authority which is responsible for employment matters that affect any Employees or Former Employees.

(c)    As of the date of this Agreement none of the Hakkasan Contributed Entities is a party to any Collective Bargaining Agreement with any Employee Representative Body and, to the Knowledge of Hakkasan Parent, no Employee Representative Body organizing efforts are being conducted with respect to any Employees or Former Employees. Hakkasan Parent has delivered to TAO a true, correct and complete copy of each Collective Bargaining Agreement (including any related agreements, such as side letters or memoranda of agreement).

(d)    Since January 1, 2020, none of the Hakkasan Contributed Entities has violated with respect to any Employee any applicable Law governing the terms and conditions of employment, except as would not, individually or in the aggregate, reasonably be expected to be material to the Hakkasan Contributed Entities, taken as a whole.

(e)    In the last three (3) years, no Hakkasan Contributed Entity has effectuated a “mass layoff” or “plant closing” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or comparable group layoff covered under any applicable state Law, affecting in whole or in part any facility, site of employment, operating unit or employee of the Hakkasan Contributed Entities.

(f)    Except as has been mandated by Governmental Authority, the Hakkasan Contributed Entities have not had any material workforce changes due to COVID-19, whether directly or indirectly, including any actual or expected terminations, layoffs, furloughs, shutdowns (whether voluntary or by Governmental Order), or any changes to benefit or compensation programs, nor are any such changes currently contemplated.

3.16    Taxes.

(a)    All income and material other Tax Returns required to have been filed by the Hakkasan Contributed Entities have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns were true, correct and complete in all material respects and prepared in material compliance with all applicable Laws as of the dates they were filed. All Taxes of the Hakkasan Contributed Entities (whether or not shown as due on such Tax Returns) that are due and payable have been timely paid.

(b)    The Hakkasan Contributed Entities have timely and properly withheld and collected, and to the extent required, paid to the relevant Taxing Authority, all material Taxes required by applicable Law to be withheld or collected from payments to shareholders, members, owners, creditors, employees and other third parties and have materially complied with all information reporting obligations with respect to such amounts.

(c)    There are no material Tax Encumbrances upon any property or assets of the Hakkasan Contributed Entities other than Permitted Encumbrances.

(d)    No examination or audit of, or proceeding with respect to, any Taxes or Tax Return of any of the Hakkasan Contributed Entities by any Taxing Authority is currently in progress, and to the Knowledge of Hakkasan Parent, no such examination, audit or proceeding has been threatened in writing. Each deficiency resulting from such an examination, audit or proceeding has been timely paid.

(e)    None of the Hakkasan Contributed Entities is a party to any Tax allocation, indemnity or sharing agreement (other than a commercial agreement entered into in the Ordinary Course the principal subject matter of which is not Taxes) with any Person which entails obligations to parties other than the Hakkasan Contributed Entities, and after the Closing Date, none of the Hakkasan Contributed Entities will be bound by any such agreement or similar arrangement entered into prior to the Closing Date or will have any unsatisfied liability thereunder for any amounts due in respect of periods prior to the Closing Date.

(f)    None of the Hakkasan Contributed Entities has (i) waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency or (ii) made or entered into power of attorneys relating to Taxes that will remain in effect following the Closing Date.

(g)    No written claim has been made by a Taxing Authority in any jurisdiction where any Hakkasan Contributed Entity does not file Tax Returns or pay Taxes that any Hakkasan Contributed Entity is or may be subject to taxation by, or required to file Tax Returns or pay Taxes in, such jurisdiction.

(h)    Within the past two (2) years, none of the Hakkasan Contributed Entities has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(i)    There are no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings that have been entered into or issued by any Taxing Authority in respect of any material Tax matters with respect to the Hakkasan Contributed Entities which are still in effect.

(j)    At all times since formation and other than the limited liability companies organized in California, each Hakkasan Contributed Entity organized in the United States under applicable state Law has been treated either as a partnership or a disregarded entity for U.S. federal and applicable state income tax purposes. Each Hakkasan Contributed Entity organized in California has been treated as a corporation for U.S. federal and applicable income tax purposes since January 1, 2015. No Hakkasan Contributed Entity is or has been at any time since its formation treated as a publicly traded partnership within the meaning of Section 7704 of the Code. At all times since formation, each Hakkasan Contributed Entity organized in a non-U.S. jurisdiction has been treated as a corporation for U.S. federal income tax purposes. For the avoidance of doubt, no election has been made to treat any Hakkasan Contributed Entity (other than any limited liability company domiciled in California) organized in the United States under applicable state Law as an association taxable as a corporation for U.S. federal income tax purposes (nor has any similar election been made for applicable state or local tax purposes), and no such election will be made, in each case, that has an effective date on or prior to the Closing Date.

(k)    None of the Hakkasan Contributed Entities has participated in any transaction that is classified as a “reportable transaction” (within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder).

(l)    None of the Hakkasan Contributed Entities has Liability for the Taxes of any Person (other than Hakkasan Contributed Entities) as a result of being a member of a combined, consolidated, unitary, affiliated or other group for Tax purposes, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract, other than a commercial agreement, Contract or arrangement entered into in the Ordinary Course the principal subject matter of which is not Taxes.

(m)    None of the Hakkasan Contributed Entities (nor TAO as owner of any such entities) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for the Post-Closing Tax Period as a result of (i) any change in method of accounting for a Pre-Closing Tax Period, (ii) use of an improper method of accounting, (iii) any installment sale, intercompany transaction or open transaction entered into prior to the Closing, (iv) any prepaid amount received or paid prior to the Closing, (v) any closing agreement as described in Section 7121 of the Code or any similar provision of federal, state, local or non-U.S. Tax Law, or (vi) use of the completed contract or long-term contract method of accounting.

(n)    At the time the stock of Hakkasan Parent was distributed by Hakkasan Limited to Aabar Investments PJS, the fair market value of such stock was less than its adjusted basis as determined for U.S. federal income tax purposes. None of the Hakkasan Contributed Entities has generated income or gain outside the Ordinary Course from January 1, 2021 through the Closing which could be included in the income of TAO or any of its direct or indirect owners under Section 951 or Section 951A of the Code.

(o)    Each Hakkasan Contributed Entity has properly collected and remitted sales Taxes with respect to sales made to its customers and has complied with all obligations relating to sales, use and similar Taxes.

(p)    No liability for Tax in the United Kingdom (disregarding any statutory right to make any election, or to claim any allowance or relief) will arise to any Hakkasan Contributed Entity or be increased as a result of or in consequence of the entry into this Agreement and/or the contribution of the Hakkasan Contributed Entities pursuant to this Agreement.

(q)    Each of the Hakkasan Contributed Entities has paid all stamp duty land Tax (or equivalent in any part of the United Kingdom) which it was liable to pay in respect of the acquisition by it of any chargeable interest and no liability (or further liability) to pay amounts of stamp duty land tax (or equivalent in any part of the United Kingdom) can arise for the Hakkasan Contributed Entities after Closing in respect of any land transaction entered by any of the Hakkasan Contributed Entities prior to Closing.

(r)    All documents to which a Hakkasan Contributed Entity is a party and which relate to any assets of the relevant Hakkasan Contributed Entity and in the enforcement of which the relevant Hakkasan Contributed Entity is or may be interested or which is or may be necessary or desirable to prove title to such assets, have been duly and properly stamped in accordance with the applicable Laws in the United Kingdom or, if appropriate, otherwise annotated as any Tax due being fully and properly paid.

(s)    In respect of each of the Hakkasan Contributed Entities which is subject to the UK’s Value Added Tax Act 1994 (“VATA 1994”), that Hakkasan Contributed Entity: (i) is a registered and taxable person for the purposes of the VATA 1994 and it is not nor has ever been treated for such purposes as a member of a group of companies; (ii) has complied with and observed in all respects the terms of the VATA 1994 and all regulations made or notices issued thereunder and has maintained and obtained full, complete, correct and up to date records, invoices and other records (as the case may be) appropriate or requisite for the purposes thereof; (iii) save as set out in Section 3.16(s) of the Hakkasan Parent Disclosure Schedule, does not hold an interest in any buildings or land in respect of which the Hakkasan Contributed Entity or any other person has exercised an option to tax or has made an election such that an option to tax has been deemed to be made for the purposes of Part 1 of Schedule 10 of VATA 1994, nor is the Hakkasan Contributed Entity contractually committed (contingently or otherwise) to receive any supply in respect of which such an option to tax exists; and (iv) is entitled to obtain full credit for all sums which it has purported to have incurred by way of input Tax and, and to the Knowledge of Hakkasan Parent, there are no circumstances by reason of which the Hakkasan Contributed Entity may cease to be so entitled.

(t)    None of the Hakkasan Contributed Entities is nor has ever been party to any transaction in respect of which disclosure has been made or is required pursuant to Part 7 of the UK’s Finance Act 2004 or Schedule 11A of VATA 1994.

(u)    Each Hakkasan Contributed Entity which is subject to the UK’s Criminal Finances Act 2017 has implemented and maintains reasonable “prevention procedures” designed to prevent persons associated with any such Hakkasan Contributed Entity from committing tax evasion facilitation for the purposes of the defense in Section 45(2) and 46(3) of the Criminal Finances Act 2017.

3.17    Environmental Matters. Except as would not be material to the Hakkasan Contributed Entities, taken as a whole, (i) each Hakkasan Contributed Entity is in compliance, in all material respects, with all applicable Environmental Laws, (ii) the Hakkasan Contributed Entities have obtained and are in compliance in all material respects with all Environmental Permits that are necessary to conduct the Hakkasan Business, and (iii) there is no Action pending or, to the Knowledge of Hakkasan Parent, threatened in writing, against the Hakkasan Contributed Entities that relates to any material violation or alleged material violation of, or any material Liability or alleged material Liability under, any applicable Environmental Law; provided that any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to Hakkasan Contributed Entity shall be deemed to be “threatened” rather than “pending.”

3.18    Material Contracts.

(a)    Section 3.18(a) of the Hakkasan Parent Disclosure Schedule sets forth a true, correct and complete list of each of the following written Contracts to which any Hakkasan Contributed Entity is a party or by which any Hakkasan Contributed Entity is bound or to which any Hakkasan Contributed Entity or any of its assets or properties are subject as of the date of this Agreement, together with all amendments, waivers or other changes thereto, and correct and complete written summaries of all such Contracts that are unwritten (collectively, the “Hakkasan Material Contracts”):

(i)    any Contract or group of related Contracts (other than purchase orders) for the purchase by a Hakkasan Contributed Entity of equipment, materials, products, supplies, goods or other assets or for the receipt of services which involves, or is reasonably likely to involve, (x) consideration or payments in excess of $100,000 in the aggregate during the year ending December 31, 2021 or (y) aggregate payments of $300,000 or more, in each case that cannot be terminated by the Hakkasan Contributed Entities on 90 days’ (or less) notice without (A) payment of a material penalty or incurrence of a material Liability, or (B) a material impact on the Hakkasan Contributed Entities taken as a whole;

(ii)    any Contract or group of related Contracts for the sale, license or lease (as lessor) by any Hakkasan Contributed Entity of services, materials, products, supplies or other assets or properties (including Equity Interests) owned, licensed or leased by such Hakkasan Contributed Entity which involves, or is reasonably likely to involve, (x) consideration or payments in excess of $100,000 in the aggregate during the year ending December 31, 2021 or (y) aggregate payments of $300,000 or more, in each case that cannot be terminated by the Hakkasan Contributed Entities on 90 days’ (or less) notice without (A) payment of (or withholding of payment due to) a material penalty or incurrence of a material Liability, or (B) a material impact on the Hakkasan Contributed Entities taken as a whole;

(iii)    any partnership, joint venture or similar Contract, or any Contract that relates to the ownership of, investment in or loans and advances to any Person (other than advances to employees in the Ordinary Course), including minority equity investments but excluding commercial partnerships that do not involve equity;

(iv)    any (x) HK Real Property Lease, and (y) any Contract relating to the provision of management services to a Venue;

(v)    any Contract with an (x) advertiser or sponsor (or similar party) or (y) promoter, in either case, reasonably anticipated to involve annual payments in excess of $100,000 for any such Contract or $150,000 for any group of related Contracts, in each case of clauses (x) and (y) that cannot be terminated by such Hakkasan Contributed Entity on 90 days’ (or less) notice without (A) payment of (or withholding of payment due to) a material penalty or incurrence of material Liability, or (B) a material impact on any Hakkasan Contributed Entity or the Hakkasan Contributed Entities taken as a whole;

(vi)    any Contract with a DJ reasonably anticipated to involve payments per performance in excess of $50,000 or aggregate annual payments in excess of $150,000 that cannot be terminated by such Hakkasan Contributed Entity on 90 days’ (or less) notice without (A) payment of (or withholding of payment due to) a material penalty or incurrence of material Liability, or (B) a material impact on any Hakkasan Contributed Entity or the Hakkasan Contributed Entities taken as a whole;

(vii)    (x) any Contract (A) relating to the acquisition or disposition of any business, directly or indirectly (whether by merger, sale of stock, sale of assets or otherwise), for consideration in excess of $50,000, or (B) with respect to the proposed Venues listed on Section 3.8(h) of the Hakkasan Parent Disclosure Schedule, or (y) any Contract (other than Contracts that have been fully performed) related to the construction and/or renovation of any new or existing Venue in excess of $50,000;

(viii)    any Contract which grants any Person an option or a first refusal, first offer, first negotiation or similar preferential right to purchase or acquire any material assets (including Equity Interests) of any of the Hakkasan Contributed Entities;

(ix)    any Contract (A) containing non-competition, non-solicitation (other than in the Ordinary Course non-solicitation obligations that would not be binding on TAO or any of its Affiliates (other than the Hakkasan Contributed Entities)) or other limitations restricting any Hakkasan Contributed Entity (or, after the Closing, TAO or any of its Affiliates) or any of their respective properties or assets, from conducting any business (including investing in, opening or operating any type of Venue in any location, of any theme or at any time (or with respect to properties or assets, from being used in connection with the opening or operation of such a Venue of the applicable Hakkasan Contributed Entity) or requiring any such opportunity to first be provided to any third party), or that limits the freedom of a Hakkasan Contributed Entity (or, after the Closing, TAO or any of its Affiliates), to compete at any time and in any manner in any line of business, or with any Person, in any area in the world, (B) that grants to the other party or any third party “most favored nation” status, or (C) that grants to the other party or any third party any exclusive right or rights (including any “requirements” or exclusive purchasing Contract) or in which any third party grants any Hakkasan Contributed Entity any exclusive right or rights, and in each case of clauses (A), (B) and (C), that cannot be terminated by such Hakkasan Contributed Entity on 90 days’ (or less) notice without (1) payment of (or withholding of payment due to) a material penalty or incurrence of a material Liability or (2) a material impact on the Hakkasan Contributed Entities taken as a whole;

(x)    any Contract that (x) relates to Indebtedness, including any Contracts that constitute a guaranty of any obligation of any Person, or (y) applies a material Encumbrance (other than a Permitted Encumbrance) on any of the properties or assets of any Hakkasan Contributed Entity, tangible or intangible;

(xi)    any Collective Bargaining Agreement or similar Contract with any unions, guilds, shop committees or other collective bargaining groups;

(xii)    any Contract that relates to the settlement of any Action involving any Hakkasan Contributed Entity (A) that obligates any Hakkasan Contributed Entity to pay an amount in excess of $100,000 (including amounts paid prior to the date hereof), (B) that does or will materially restrict the operations of any Hakkasan Contributed Entity, or (C) that involves any injunction or equitable relief affecting any Hakkasan Contributed Entity or the assets and properties of the foregoing, or with respect to which the conditions precedent to the settlement thereof have not been satisfied;

(xiii)    any Contract with any Governmental Authority that involves a dollar amount in excess of $25,000;

(xiv)    other than the Organizational Documents, any Contract granting any power of attorney with respect to the affairs of any Hakkasan Contributed Entity;

(xv)    any Hakkasan Benefit Plan that provides for employment that is not “at-will” in the United States;

(xvi)    any Hakkasan Benefit Plan that provides for the payment of severance benefits (provided that, for the avoidance of doubt, severance benefits shall not for this purpose include any rights to notice of termination of employment or rights to be paid in lieu of notice of termination of employment), change in control benefits or retention benefits to any Employee;

(xvii)    any Hakkasan Intercompany Contracts;

(xviii)    any material Hakkasan IP Agreements; and

(xix)    any Contract to which any Hakkasan Contributed Entity is a party pursuant to which any material Hakkasan Owned IP Rights have been developed or created, excluding all invention assignments entered into with employees of any of the Hakkasan Contributed Entities in the ordinary course of business.

(b)    With such exceptions as, individually and in the aggregate, have not had and are not reasonably likely to have, a Material Adverse Effect, (i) each Contract to which a Hakkasan Contributed Entity is a party or by which any Hakkasan Contributed Entity is bound or to which any Hakkasan Contributed Entity or any of their assets or properties are subject (each, a “Hakkasan Contract”) (A) is valid and binding on the Hakkasan Contributed Entity that is a party thereto in accordance with its terms, is in full force and effect and is valid and binding on and enforceable against such Hakkasan Contributed Entity in accordance with its terms and, to the Knowledge of Hakkasan Parent, the counterparties thereto, and is in full force and effect, and upon consummation of the Transactions, shall continue in full force and effect, in each case, other than in the event that such Hakkasan Contract has been validly terminated in accordance with its terms and subject to the Bankruptcy and Equity Exceptions and (B) upon consummation of the Transactions, except to the extent that any consents set forth in Section 3.4 of the Hakkasan Parent Disclosure Schedule are not obtained, shall continue in full force and effect, (ii) none of the Hakkasan Contributed Entities is in breach of, or default under, any Hakkasan Contract to which it is a party and, to the Knowledge of Hakkasan Parent, no counterparty thereto is in breach of, or default under, any Hakkasan Contract, (iii) no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach of, or default under, any Hakkasan Contract, and (iv) to the Knowledge of Hakkasan Parent, as of the date hereof, there are no unresolved disputes under any Hakkasan Contracts other than disputes in the Ordinary Course which, individually, are de minimis.

3.19    Transactions with Affiliates. Section 3.19 of the Hakkasan Parent Disclosure Schedule lists, as of immediately prior to the consummation of the Closing, (i) all Hakkasan Intercompany Contracts and (ii) any written Contract solely between or among any two or more Hakkasan Contributed Entities from different non-U.S. jurisdictions of incorporation or formation, or any Contract solely between two or more Hakkasan Contributed Entities if one of the Hakkasan Contributed Entities is not (directly or indirectly) wholly-owned by Hakkasan Parent. At the time of the consummation of the Closing, none of Hakkasan Parent or its Affiliates, nor any of their respective directors, managers or officers (or similar authorized appointments with different names), or (to the Knowledge of Hakkasan Parent as to any such individuals) any of the Relatives or Associates of the foregoing (in each case other than any Hakkasan Contributed Entities) (i) is a party to any Hakkasan Intercompany Contract or other business transaction with any Hakkasan Contributed Entity, or (ii) has received any funds from or on behalf of any Hakkasan Contributed Entity other than compensation or reimbursement of expenses paid to such Persons in their capacity as employees, officers, directors or managers, or distributions, in each case, in the Ordinary Course. At the time of the consummation of the Closing, all Hakkasan Intercompany Contracts have been terminated and are of no further force or effect.

3.20    Insurance. Section 3.20 of the Hakkasan Parent Disclosure Schedule sets forth a true, correct and complete list of the material insurance policies owned or held by or covering the Hakkasan Contributed Entities with policy periods in effect as of the date of this Agreement, including a summary of such policies’ most material terms. Prior to the date of this Agreement, Hakkasan Parent has made available to TAO true, correct and complete copies of all such insurance policies and loss runs under such policies as of a date no earlier than January 15, 2021. The Hakkasan Contributed Entities currently maintain in full force insurance required by applicable Law or any Hakkasan Contract and are not in default with respect to their obligations under any of such insurance policies, except for such default as has not had and would not reasonably be expected to have a material impact on the Hakkasan Contributed Entities taken as a whole. As of the date of this Agreement, all premiums due and payable on such policies have been paid in full, and no written notice of cancellation, reduction in coverage or non-renewal (excluding warnings in connection with renewals in the Ordinary Course) has been received by Hakkasan Parent or the Hakkasan Contributed Entities with respect to any material insurance policy owned or held by or covering the Hakkasan Contributed Entities.

3.21    Corruption Laws.

(a)    Since January 1, 2016, except as has not been and would not, individually or in the aggregate, reasonably be expected to be material to the Hakkasan Contributed Entities, taken as a whole, (x) the Hakkasan Contributed Entities have been and remain in compliance with all applicable Anti-Corruption and Money-Laundering Laws and Obligations and (y) no Hakkasan Contributed Entity, nor, to the Knowledge of Hakkasan Parent, any officer, director, employee or agent acting on behalf of any Hakkasan Contributed Entity has provided, authorized or approved, or knowingly taken any action in furtherance of the provision of, directly or indirectly (including through third parties), anything of value to any Public Official, nor provided or promised anything of value to any other Person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly, to any Public Official, in either case, for the purpose of:

(i)    influencing any act or decision of such Public Official in his or her official capacity, inducing such Public Official to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the benefit of any Hakkasan Contributed Entity; or

(ii)    inducing such Public Official to use his or her influence with his or her government or instrumentality to affect or influence any act or decision of any Government Authority or Government Entity, in order to assist any Hakkasan Contributed Entity in obtaining or retaining business for or with, or directing business to, any Person.

(b)    The Hakkasan Contributed Entities are not currently, nor have been since January 1, 2016, the subject of any investigation or inquiry by any Governmental Authority with respect to potential violations of Anti-Corruption and Money-Laundering Laws and Obligations, and, to the Knowledge of Hakkasan Parent, the Hakkasan Contributed Entities have not violated and are not in violation of any Anti-Corruption and Money-Laundering Laws and Obligations.

(c)    The Hakkasan Contributed Entities have (i) made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions in relation to the Hakkasan Business, (ii) reasonable measures and internal controls in place reasonably designed to prevent, detect, and remediate violations of any applicable Anti-Corruption and Money-Laundering Laws and Obligations and (iii) not circumvented their respective internal accounting controls or falsified any of their respective books and records.

(d)    To the Knowledge of Hakkasan Parent, no funds or assets directly or indirectly invested in the Hakkasan Contributed Entities, whether presently or in the past, originate from or trace their origins to misappropriated funds.

3.22    International Trade Law

(a)    The Hakkasan Contributed Entities are not owned or controlled by a Sanctioned Person, and no officer or director of the Hakkasan Contributed Entities is a Sanctioned Person, and the Hakkasan Contributed Entities have not acted, directly or indirectly, on behalf of a Sanctioned Person in a manner that would violate any International Trade Law.

(b)    The Hakkasan Contributed Entities (i) have been in compliance in all respects with any International Trade Law as applicable and (ii) have not been cited or fined for past or present failure to comply with any International Trade Law, and (iii) no proceeding, litigation, investigation, or enforcement action with respect to any alleged non-compliance with International Trade Law is pending or has been threatened in writing, or communicated orally.

(c)    The Hakkasan Contributed Entities have not (i) unlawfully conducted any business or engaged in making or receiving any contribution of funds, goods, or services to or for the benefit of any Sanctioned Person in violation of any International Trade Law applicable to the Hakkasan Contributed Entities, or (ii) unlawfully dealt in, or otherwise engaged in, any transaction relating to any property or interests in property blocked pursuant to any International Trade Law.

(d)    The Hakkasan Contributed Entities have reasonable measures and internal controls in place reasonably designed to prevent, detect, and remediate violations of any International Trade Laws.

3.23    Quality and Safety of Food & Beverage Products. The storage practices, preparation, ingredients, and composition for each of the food or beverage products of each of the Hakkasan Contributed Entities (i) are in compliance in all material respects with all applicable Laws, including Laws relating to food and beverage storage and preparation, and (ii) are in compliance in all material respects with all internal quality management policies and procedures of the Hakkasan Contributed Entities. Hakkasan Parent has made available to TAO true, correct and complete copies of all material reports involving outstanding issues resulting from any material audits and inspections of the quality or safety management practices by any Governmental Authority conducted since October 1, 2018 with respect to the Venues managed or operated by the Hakkasan Contributed Entities.

3.24    COVID-19.

(a) Each Hakkasan Contributed Entity has complied, in all material respects, with all applicable Laws in any relevant jurisdiction that have been introduced in response to, or to manage the spread of, COVID-19.

(b)    Since January 1, 2020, no Contract, involving any Hakkasan Contributed Entity which would, individually or in the aggregate, reasonably be expected to be material to the Hakkasan Contributed Entities, taken as a whole, has either been terminated or discharged by frustration, nor has the performance of any obligation thereunder been suspended or otherwise materially varied, in each case for a reason associated with COVID-19.

(c)    Section 3.24(c) of the Hakkasan Parent Disclosure Schedule sets forth a true, correct and complete list of (a) any amendments, consents, waivers, payment deferrals or suspensions or other concessions agreed or sought in the last 12 months in connection with any Indebtedness; and each Hakkasan Contributed Entity’s participation in any corporate borrowing schemes or other business support measures facilitated by the UK or US governments (including the CARES Act, pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program or otherwise) in connection with COVID-19 (“COVID-19 Facilities”), including the Coronavirus Business Interruption Loan Scheme, Coronavirus Bounce Bank Loans, the Coronavirus Large Business Interruption Loan Scheme, the Covid Corporate Financing Facility and the Coronavirus Future Fund (but excluding for the purposes of this warranty the CJRS), and Hakkasan Parent has made available to TAO copies of all material documents relating to such participation.

(d)    No Hakkasan Contributed Entity has contravened or otherwise failed to comply with the terms and conditions of any of the COVID-19 Facilities.

(e)    Section 3.24(e) of the Hakkasan Parent Disclosure Schedule sets forth true, correct and complete (on an anonymized basis) details of all UK Employees or UK Hakkasan Service Providers who have been absent and unable to work for a period of 21 days or more due to COVID-19, or measures taken in connection with it, and how such UK Employees or UK Hakkasan Service Providers are being paid (excluding those who are Furloughed or Flexibly Furloughed).

(f)    In respect of each of the Employees and the Hakkasan Service Providers, each Hakkasan Contributed Entity has complied with all of its health and safety obligations under Law and any applicable guidance in relation to COVID-19.

(g)    Section 3.24(g) of the Hakkasan Parent Disclosure Schedule sets forth true, correct and complete (on an anonymized basis) details of all Employees or Hakkasan Service Providers who are Furloughed or Flexibly Furloughed under the CJRS. Hakkasan Parent has made available to TAO (i) copies of the standard-form templates of the written terms on which they are Furloughed or Flexibly Furloughed and standard-form templates of agreed variation to their existing terms of employment; (ii) summaries of all claims, including calculations; (iii) material details of any communications with Her Majesty’s Revenue & Customs regarding calculation errors or penalties due; and (iv) material details of any consultation undertaken to implement Furlough and Flexible Furlough.

(h)    No claim has been made under the CJRS that is abusive or otherwise contrary to the exceptional purpose of the CJRS.

(i)    Each Hakkasan Contributed Entity has complied with all of its obligations under section 188 of Trade Union and Labour Relations (Consolidation) Act 1992 when implementing Furlough and Flexible Furlough.

(j)    To the Knowledge of Hakkasan Parent, no Employee or Hakkasan Service Provider has been unable to take their statutory annual leave in the current holiday year because it is not reasonably practicable to do so as a result of COVID-19.

(k)    In relation to each HK Real Property Lease, all principal rent and additional rent and all other sums payable by each lessee, tenant, licensee or occupier under each HK Real Property Lease (“Lease Sums”) have been paid as and when they became due, there are no arrangements to change the payment dates of Lease Sums and no Lease Sums have been: (i) set off or withheld; or (ii) commuted, waived, suspended, deferred or paid in advance of the due date for payment, and no proposals have been made in relation to such matters.

(l)    No collateral assurances, undertakings or concessions have been made or proposed in writing by any party to any HK Real Property Lease.

(m)    Section 3.24(m) of the Hakkasan Parent Disclosure Schedule sets out a true, correct and complete list of the measures introduced by a Governmental Authority to assist businesses with their tax affairs in response to the COVID-19 pandemic (the “Measures”), from which any Hakkasan Contributed Entity has benefitted.

(n)    Each Hakkasan Contributed Entity was entitled to benefit from, and has complied with any and all requirements of, any Measures from which it has benefitted.

3.25    Investment Purpose; Accredited Investor; No Public Market; No Reliance.

(a) Hakkasan Parent is acquiring the Transferred TAO Units for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Transferred TAO Units, other than in compliance with all applicable Laws, including United States federal securities laws.

(b)    Hakkasan Parent acknowledges and agrees that (i) the Transferred TAO Units acquired by Hakkasan Parent hereunder are not registered under any applicable securities Laws (and are “restricted securities” under applicable U.S. federal and state securities Laws) and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state or foreign securities Laws, except pursuant to an exemption from such registration under the Securities Act and such other Laws, (ii) that there is currently no obligation to register or qualify the foregoing for resale, and (iii) that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the foregoing and requirements that are outside of a holder’s control, and as to which no party is under any obligation to satisfy and which may not be satisfied or able to be satisfied.

(c)    Hakkasan Parent understands that no public market now exists for the Transferred TAO Units, and that neither TAO nor TAO Holdings nor any Person on their behalf has made any assurances that a public market will ever exist for the Transferred TAO Units.

(d)    Hakkasan Parent is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(e)    Hakkasan Parent acknowledges and agrees that it (i) has had an opportunity to discuss the business of the TAO Group Entities and their respective Subsidiaries with the management of the TAO Group Entities, (ii) has been afforded the opportunity to ask questions of and receive answers from the TAO Group Entities, (iii) has conducted its own independent investigation of the TAO Group Entities, their respective Subsidiaries, their respective businesses and the Transactions, and (iv) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of the investment in the Transferred TAO Units.

3.26    Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Hakkasan Parent or any of its Affiliates, including the Hakkasan Contributed Entities.

3.27    No Other Representations or Warranties. Except as expressly set forth in this Article III (as qualified by the Hakkasan Parent Disclosure Schedule in accordance with Section 8.11), none of Hakkasan Parent or any of its Representatives makes any representation or warranty to TAO or any other Person, express or implied, at law or in equity, with respect to Hakkasan Parent or any of its Affiliates (including the Hakkasan Contributed Entities), the Hakkasan Contributed Interests, the properties, assets or Liabilities of the Hakkasan Contributed Entities, the other transactions contemplated by this Agreement, the accuracy or completeness of any information regarding the Hakkasan Contributed Entities, including with respect to (a) merchantability or fitness for any particular use or purpose, (b) the operation or probable success or profitability of the Hakkasan Contributed Entities following the Closing, (c) any information memorandum, management presentation or materials made available to TAO or any of its Representatives in Hakkasan Parent’s Data Room or otherwise in connection with this Agreement or the Transactions, (d) any future results, financial projection, estimate, forecast, budget or financial data or report (including the reasonableness of the assumptions underlying such projections, estimates, forecasts, budgets or prospects) relating to the Hakkasan Contributed Entities, (e) any other information made available (orally or in writing) to TAO and its Representatives or (f) any other matter or thing. Any such other representation or warranty is hereby expressly disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TAO

Subject to qualification by the TAO Disclosure Schedule in accordance with Section 8.11, TAO represents and warrants to Hakkasan Parent as of the date hereof (unless otherwise expressly stated herein) as follows:

4.1    Organization and Qualification.

(a)     TAO is duly formed, validly existing and in good standing under the Laws of the State of Delaware. TAO has the requisite limited liability power and authority to execute and deliver this Agreement and the Amended and Restated LLC Agreement, to perform TAO’s obligations hereunder and thereunder, and to consummate the Transactions and the transactions contemplated by the Amended and Restated LLC Agreement.

(b)    Each TAO Group Entity is duly organized or formed, validly existing and in good standing (to the extent such concepts are recognized under applicable Law) under the Laws of its jurisdiction of incorporation or formation. Each TAO Group Entity has the requisite corporate, limited liability company or equivalent power and authority to carry on its business as such business is currently conducted and to own, lease and use its properties and assets, and to perform all its obligations under any Contract to which it is a party or by which it, or any of the assets or properties owned or used by it, is or could become bound. Each TAO Group Entity is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Each TAO Group Entity has furnished to Hakkasan Parent a true, complete and correct copy of its Organizational Documents, all of which are in full force and effect.

4.2     Authority; Enforceability. The execution and delivery of this Agreement and the Amended and Restated LLC Agreement by TAO, the performance by TAO of its obligations hereunder and thereunder, and the consummation by TAO of the Transactions, including the issuance of the Transferred TAO Units and the other transactions contemplated by the Amended and Restated LLC Agreement, have been duly authorized by all requisite action on the part of TAO and no other corporate, limited liability company or equivalent proceedings on the part of TAO or any holder of its Equity Interests are necessary to authorize the execution, delivery and performance by TAO of this Agreement and the Amended and Restated LLC Agreement or for TAO to consummate the Transactions, including the issuance of the Transferred TAO Units and the other transactions contemplated by the Amended and Restated LLC Agreement. This Agreement and the Amended and Restated LLC Agreement have been duly and validly executed and delivered by TAO, and (assuming due authorization, execution and delivery by Hakkasan Parent) this Agreement, and the Amended and Restated LLC Agreement, constitute legal, valid and binding obligations of TAO enforceable against TAO in accordance with their respective terms, subject in each case to Bankruptcy and Equity Exceptions.

4.3    Ownership of Equity Interests.

(a)     Section 4.3(a) of the TAO Disclosure Schedule sets forth for each TAO Group Entity (other than TAO) (i) its jurisdiction of formation or organization, (ii) its outstanding Equity Interests and (iii) the holders of such Equity Interests as of immediately prior to the consummation of the Closing. All Equity Interests in each TAO Group Entity (other than TAO) that are owned, directly or indirectly, by TAO (the “TAO Entities Equity Interests”) are free and clear of all Encumbrances, have been duly authorized and validly issued, fully paid and nonassessable, and none of such TAO Entities Equity Interests has been issued in violation of any preemptive or similar rights and no personal liability attaches to the ownership thereof. The TAO Entities’ Equity Interests constitute all of the issued and outstanding Equity Interests of the TAO Group Entities. No Equity Interests of the TAO Group Entities are reserved for issuance.

(b)    TAO Holdings is the sole legal and beneficial owner of one hundred percent (100%) of the issued and outstanding TAO Units, free and clear of all Encumbrances, and upon the consummation of the Closing, TAO shall issue, transfer, assign and deliver to Hakkasan Parent good and valid title to the Transferred TAO Units, free and clear of all Encumbrances. The Transferred TAO Units are duly authorized and validly issued in accordance with all applicable Laws, are fully paid and non-assessable and were not issued in violation of any preemptive or similar rights and no personal liability attaches to the ownership thereof.

(c)    All of the TAO Entities Equity Interests have been duly authorized and validly issued in compliance with the Organizational Documents of the applicable TAO Group Entity and applicable Laws, and none of the TAO Entities Equity Interests have been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar rights held by a third party. There are no authorized or outstanding options, warrants, convertible securities or other Contract rights (exercisable, exchangeable, contingent or otherwise) to purchase or acquire any Equity Interests of the TAO Group Entities. No TAO Group Entity has any obligation to purchase, redeem or otherwise acquire any of its Equity Interests or any interest therein. None of the TAO Group Entities nor TAO is a party to a Contract in effect relating to the sale, transfer, voting purchase, disposition or distribution of any TAO Entities Equity Interests. No TAO Group Entity has any obligation to issue or distribute to holders of any Equity Interests any dividend, distribution, evidence of indebtedness or assets of the TAO Group Entities, as the case may be.

(d)    No TAO Group Entity has any outstanding bonds, debentures, notes or other debt-related obligations, the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the members or other equityholders of such TAO Group Entity on any matter.

(e)    There are no authorized or outstanding stock appreciation rights, phantom stock rights, restricted stock units, performance units or similar rights with respect to any TAO Group Entity (whether payable in Equity Interests of any TAO Group Entity or cash).

(f)    Other than the TAO Group Entities, there is no other Person in which the TAO Group Entities own, of record or beneficially, any direct or indirect Equity Interest or any right (contingent or otherwise) to acquire the same.

4.4    Consents and Approvals; No Conflict.

(a) The execution, delivery and performance of this Agreement and the Amended and Restated LLC Agreement, and the consummation of the Transactions and the transactions contemplated by the Amended and Restated LLC Agreement by TAO do not and will not require any Governmental Approval.

(b)    The execution, delivery and performance of this Agreement and the Amended and Restated LLC Agreement, and the consummation of the Transactions and the transactions contemplated by the Amended and Restated LLC Agreement do not and will not (i) contravene, conflict with or result in a violation or breach of any provisions of the Organizational Documents of TAO or any TAO Group Entity, (ii) contravene, conflict with, violate or breach any Law or Governmental Order applicable to TAO, any TAO Group Entity or any of their respective assets or properties or give any Governmental Authority or other Person the right to exercise any remedy or obtain relief under, any provision of any applicable Law or Governmental Order to which TAO or any TAO Group Entity or any of their respective assets or properties is subject, (iii) contravene, conflict with, violate or, to the Knowledge of TAO, result in the loss of any benefit to which any TAO Group Entity is entitled under, or give any Governmental Authority the right to revoke, suspend, cancel, terminate, or modify, any Permit or liquor license held by any TAO Group Entity, (iv) require any consent, approval, waiver or notice by any Person under, constitute a default under, conflict with, result in a breach of, or cause or permit the termination, modification, revocation, cancellation, or acceleration of, or result in any other adverse change of any right or obligation or the loss of any benefit to which any TAO Group Entity is entitled under, any provision of any Contract by which any TAO Group Entity is bound or to which any TAO Group Entity or any of its assets or properties are subject, (v) result in the creation or imposition of any Encumbrance on any asset of any TAO Group Entity, or (vi) with the giving of notice or lapse of time or the taking of any action by another Person, have any of the effects described in clauses (i) through (v) of this Section 4.4(b), with only such exceptions in the case of clauses (iii), (iv), (v) and (vi) as (x) do not and are not reasonably likely to impair or delay in any material respect the ability of TAO to perform its obligations under this Agreement and (y) individually and in the aggregate, have not had and are not reasonably likely to have, a Material Adverse Effect.

4.5    Compliance with Laws; Permits and Liquor Licenses.

(a) Since January 1, 2016 (i) the TAO Group Entities have conducted their business in all material respects in accordance with all Laws and Governmental Orders applicable to the TAO Group Entities and the TAO Business and (ii) none of the TAO Group Entities has been, nor is any of them now, in violation, in any material respect, of any such Law or Governmental Order. Since January 1, 2016, none of TAO or the TAO Group Entities have received written notice or a written complaint or other written communication requiring a response or corrective action with respect to any material violation of any Law applicable to the TAO Group Entities or the TAO Business, or that it is subject to any obligation to undertake, or to bear all or any portion of the cost of, any corrective or response action that would, individually or in the aggregate, reasonably be expected to be material to the TAO Group Entities, taken as a whole. None of the TAO Group Entities is a party to, or bound by, any Governmental Order that would, individually or in the aggregate, reasonably be expected to be material to the TAO Group Entities, taken as a whole.

(b)    Section 4.5(b) of the TAO Disclosure Schedule sets forth a true, complete and correct list of each “use” or “health” Permit required to operate as a restaurant/nightclub and each liquor license held by a TAO Group Entity. Except as would not reasonably be expected to be material to the TAO Group Entities, taken as a whole, (i) the TAO Group Entities hold all Permits and liquor licenses necessary for the operation of the TAO Business, (ii) such Permits and liquor licenses held by the TAO Group Entities are valid and in full force and effect, (iii) no TAO Group Entity is in violation of or in default under any Permit or liquor license held by such TAO Group Entity, no condition exists that with notice or lapse of time or both could permit any revocation, non-renewal or termination, or other adverse modification, of any Permit or liquor license, or constitute a default under, such Permits or liquor licenses, and there are no Actions pending or, to the Knowledge of TAO, threatened before any Governmental Authority that seek the revocation, termination, cancellation, suspension or adverse modification thereof, and (iv) no TAO Group Entity has a pending application for registration to sell franchises for a restaurant, or for an exemption under any jurisdiction’s franchise Laws.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the TAO Group Entities, taken as a whole, (i) to the Knowledge of TAO, there is no reason to believe that any currently pending application for a Permit or any liquor license, or amendment or modification of a Permit or liquor license required in connection with the Transactions or in connection with the operation of the TAO Business will be ultimately denied, and (ii) there are no pending Actions, unresolved citations or unsatisfied penalties relating to Permits or liquor licenses that is reasonably likely to have or result in an adverse impact on any TAO Group Entity or the ability to maintain or renew any Permit or liquor license. Each TAO Group Entity is and since January 1, 2016 has been, in compliance in all material respects with any policy of any Governmental Authority relating to liquor licenses, except as would not, individually or in the aggregate, reasonably be expected to be material to the TAO Group Entities, taken as a whole.

4.6    Financial Statements.

(a) Attached to Section 4.6(a) of the TAO Disclosure Schedule are true, correct and complete copies of (i) the audited consolidated balance sheets of TAO Group Intermediate Holdings LLC, (“TAO Intermediate”) and its Subsidiaries as of each of December 31, 2018, December 31, 2019 and June 28, 2020, and the related consolidated statements of income (or with respect to the June 28, 2020 statement, the consolidated statement of operations), changes in member’s equity and cash flows of TAO Intermediate and its Subsidiaries for the years (or with respect to the June 28, 2020 statements, the fiscal year) then ended (collectively, the “TAO Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of TAO Intermediate and its Subsidiaries as of December 27, 2020 (the “TAO Unaudited Balance Sheet”) and the related consolidated statements of operations, changes in member’s equity and cash flows of TAO Intermediate and its Subsidiaries for the six months then ended (collectively, the “TAO Interim Financial Statements” and, together with the TAO Audited Financial Statements, the “TAO Financial Statements”).

(b)    The TAO Financial Statements, subject to the notes thereto, (i) were derived from the books of account and other financial records of TAO Intermediate and its Subsidiaries, (ii) present fairly, in all material respects, the financial condition and results of operations and cash flows of TAO Intermediate and its Subsidiaries as of the dates thereof or for the periods covered thereby and (iii) were prepared in accordance with GAAP applied on a basis consistent throughout the periods covered thereby, in each case, subject to the assumptions and adjustments set forth in the TAO Financial Statements; provided that the TAO Interim Financial Statements are subject to normal recurring year-end adjustments (that would not be material in amount or effect) and the absence of notes may not contain disclosures normally made in footnotes. All accounts, books, records and ledgers maintained by the TAO Group Entities are accurately kept and are true, correct and complete in all material respects. TAO has delivered to Hakkasan Parent copies of all letters from the auditors of TAO or the TAO Group Entities to the boards of directors or managers or equivalent governing bodies thereof since January 1, 2016 that are in TAO’s, a TAO Group Entity’s or their respective Affiliates’ possession, together with copies of all responses thereto.

(c)    The TAO Group Entities maintain a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurance that (i) material transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2016, to the Knowledge of TAO, no manager, director or officer, including the chief financial officer (or another officer acting in a similar capacity) of any TAO Group Entity has been involved in or accused of fraud involving the TAO Business regardless of materiality.

(d)    Since January 1, 2016, neither any TAO Group Entity nor, to the Knowledge of TAO, any Representative of any TAO Group Entity or TAO has received any written notification or claim of any (i) “significant deficiency” in the internal controls over financial reporting of the TAO Group Entities, (ii) “material weakness” in the internal controls over financial reporting of the TAO Group Entities or (iii) actual fraud that involves management or other employees of the TAO Group Entities who have a significant role in the internal controls over financial reporting of the TAO Group Entities.

(e)    No TAO Group Entity is subject to any “off-balance sheet arrangement” (as referred to in Item 303(b) of Regulation S-K under the Securities Act).

4.7     Absence of Undisclosed Liabilities.     As of the date of this Agreement, the TAO Group Entities do not have any Liabilities, other than (a) Liabilities reflected, reserved or disclosed in the TAO Unaudited Balance Sheet, (b) Liabilities that are reflected in the final calculation of Closing TAO Indebtedness or Closing TAO Net Working Capital, (c) Liabilities set forth in Section 4.7 of the TAO Disclosure Schedule, (d) Liabilities for future performance pursuant to the terms of TAO Material Contracts or other Contracts of TAO Group Entities entered into in the Ordinary Course (other than as a result of a breach or default (with or without notice or the lapse of time or both) by any TAO Group Entity) or (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the TAO Group, taken as a whole.

4.8    Absence of Certain Changes or Events.     Since the date of the TAO Unaudited Balance Sheet, (x) there has not been a Material Adverse Effect and (y) except (i) in connection with the preparation for, or conduct of, the process resulting in this Agreement and the Transactions, or (ii) as required by applicable Law, there has not been:

(a) any change or event (including, without limitation, changes in the business, operations, assets (whether tangible or intangible) or Liabilities (including contingent Liabilities), results of operations or the condition of the TAO Group Entities), which would, in the aggregate, reasonably be expected to be material to the TAO Group Entities, taken as a whole;

(b)    any damage, destruction or loss affecting the business or assets of the TAO Group Entities, whether or not covered by insurance, involving a Loss for the TAO Group Entities in excess of $250,000;

(c)    any issuance, sale, pledge, transfer, disposition of or subjection to any Encumbrance (other than a Permitted Encumbrance) of any Equity Interest of the TAO Group Entities, or any instrument exercisable or convertible into such Equity Interest;

(d)    any entry by any of the TAO Group Entities into a material transaction involving payments in any calendar year in excess of $100,000 individually or $500,000 in the aggregate (or equivalent thereof) outside of the Ordinary Course;

(e)    any discharge or satisfaction by any of the TAO Group Entities of any material Encumbrance or payment by any of the TAO Group Entities of any material Liability outside of the Ordinary Course;

(f)    any adoption of a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization of a TAO Group Entity;

(g)    any material amendment of the Organizational Documents of a TAO Group Entity or change in the nature of its business;

(h)    any acquisition (whether by merger, consolidation, sale of stock, sale of assets or otherwise), in a single transaction or a series of related transactions, of any Person or all or any material amount of assets, securities, properties, interests or businesses, other than pursuant to (i) existing TAO Material Contracts, including regarding the development of new Venues or (ii) purchases of inventory or supplies in the Ordinary Course;

(i)    any loans, advances or capital contributions to, or investments in, any other Person (other than any TAO Group Entity), except advances for travel and other normal business expenses to officers, employees and managers in the Ordinary Course that do not individually or in the aggregate exceed $300,000;

(j)    any sale, transfer, license or exploitation, or other disposition of, or permitting of the incurrence of, any Encumbrance (other than a Permitted Encumbrance) on any of its material assets, other than non-exclusive licenses or licenses solely between or among wholly-owned TAO Group Entities of TAO Owned IP Rights;

(k)    any amendment (in any material respect), termination or cancelation of any TAO Material Contract or TAO Real Property Lease;

(l)    any increase, or an announcement of an increase, in the compensation or benefits payable to any TAO Service Provider, excluding increases in the Ordinary Course for TAO Service Providers that earn less than $150,000 per year, in each case that do not exceed ten percent (10%) of the TAO Service Provider’s total annual compensation;

(m)    any grant, award or provision of any bonus, severance, retention, change-in-control, equity or equity based compensation to any TAO Service Provider due after the Closing;

(n)    any acceleration of the payment or vesting of any compensation or benefit payable to any TAO Service Provider;

(o)    any entrance into, amendment of, or termination of any Collective Bargaining Agreement;

(p)    any termination (other than for cause) or hiring (other than to replace an employee who has resigned or terminated for cause, death or disability) of any TAO Service Provider with an annual compensation equal to or greater than $150,000;

(q)    any settlement, release, waiver or compromise of any Action related to a TAO Group Entity other than (A) a settlement, release, waiver or compromise of any such Actions solely for money damages fully paid prior to the Closing Date or payable by TAO or its Affiliates which settlements include a full release of the TAO Group Entities or (B) a release, waiver or compromise of any Actions against any third party involving more than $100,000 in the aggregate;

(r)    except as required by applicable Law, (A) the making, change or revocation of any Tax election of the TAO Group, change in any material Tax accounting method of TAO or its Subsidiaries, (B) filing of any amended Tax Return of TAO or its Subsidiaries, (C) settlement or compromise of any audit, examination or other proceeding relating to an amount of Tax with respect to TAO or its Subsidiaries or entry into any closing agreement with respect to TAO or its Subsidiaries, (D) adoption of or change in any Tax accounting method with respect to TAO or its Subsidiaries or (E) surrender of any right to claim a material Tax refund with respect to TAO or its Subsidiaries the making of any change to the financial accounting methods, principles or practices of a TAO Group Entity, except as required by GAAP or a Governmental Authority;

(s)    any incurrence of any Indebtedness (including any assumption or guarantee thereof) other than Indebtedness for borrowed money that was incurred under an instrument that was required to be, and was (or is concurrently herewith), repaid in full at or prior to the consummation of the Closing;

(t)    any making or authorization of, or other commitment to, any capital expenditure, other than maintenance capital expenditures, involving payments of more than $75,000; or

(u)    any agreement, resolution or commitment to do any of the foregoing.

4.9    Absence of Litigation. Except for (i) Venue inspections conducted by a Governmental Authority in the Ordinary Course or (ii) Actions for amounts less than $100,000 (or equivalent thereof) that do not request injunctive or other equitable relief, there is not, and since January 1, 2018 there has not been, any Action pending, or, to the Knowledge of TAO, threatened in a written notice delivered to TAO or the TAO Group Entities against any TAO Group Entity before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority that would reasonably be expected to be, individually or in the aggregate, material to the TAO Group Entities, taken as a whole.

4.10     Assets. Except as would not reasonably be expected to be, individually or in the aggregate, material to the TAO Group Entities, taken as a whole:

(a)    each TAO Group Entity has good and marketable title to, or valid leasehold interests in, all of the assets that it purports to own, lease or license (including all material, tangible property and assets reflected on the TAO Interim Financial Statements or acquired after the date of the TAO Interim Financial Statements), free and clear of all Encumbrances (except for (i) Permitted Encumbrances, or (ii) assets that have been disposed of since the date of the TAO Interim Financial Statements in the Ordinary Course);

(b)    all of the tangible assets owned or leased by each TAO Group Entity are in operating condition (Ordinary Course wear and tear and latent defects excepted) and are adequate for the uses to which they are being put;

(c)    all of the assets and rights owned, leased or licensed by each TAO Group Entity (including any Intellectual Property) constitute all the assets and rights used or held for use in connection with the business of such TAO Group Entity as it is conducted on the date hereof and as was conducted as of December 31, 2019 as reflected on the balance sheet as of such date included in the TAO Audited Financial Statements (taking into account the COVID-19 Measures set forth in Section 4.23 of the TAO Disclosure Schedule);

(d)    such assets and rights constitute all the assets and rights necessary, and are sufficient in all material respects, for each TAO Group Entity to continue to conduct its business following the Closing in substantially the same manner as it is conducted on the date hereof and as was conducted as of December 31, 2019 as reflected on the balance sheet as of such date included in the TAO Audited Financial Statements (taking into account the COVID-19 Measures set forth in Section 4.23 of the TAO Disclosure Schedule); and

(e)    immediately following the consummation of the Closing, TAO Group will have good and valid title to, or valid rights to use, the assets and rights necessary, and are sufficient in all material respects to continue, to conduct the TAO Business in substantially the same manner as it is conducted on the date hereof and as was conducted as of December 31, 2019 as reflected on the balance sheet as of such date included in the TAO Interim Financial Statements taking into account the COVID-19 Measures set forth in Section 4.23 of the TAO Disclosure Schedule.

4.11    Intellectual Property and Data Protection.

(a)     Section 4.11(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Registered TAO Intellectual Property, in each case, enumerating specifically the applicable filing or registration number, title, registrar, jurisdiction, date of filing/issuance, current applicant(s)/registered owners(s), as applicable. To the Knowledge of TAO, the Registered TAO Intellectual Property is valid, subsisting and enforceable.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the TAO Group Entities, taken as a whole, each TAO Group Entity owns all right, title and interest in and to each item of TAO Owned IP Rights, free and clear of all Encumbrances (except for Permitted Encumbrances) and possesses a valid right to use all other Intellectual Property used in and material to the operation of the business of the TAO Group Entities. This Section 4.11(b) shall not be construed as a representation that the TAO Group Entities do not infringe, misappropriate or violate the Intellectual Property of any Person.

(c)    Except for allegations of infringement, misappropriation or violation that would not, individually or in the aggregate, reasonably be expected to be material to the TAO Group Entities, taken as a whole, since October 1, 2018, (i) none of the TAO Group Entities has been a party to any Action or received any written notice from any Person (including any notification that a license under any patent or other Intellectual Property is or may be required) (x) alleging that the TAO Owned IP Rights or the conduct of the business of the TAO Group Entities infringes, misappropriates or violates any Intellectual Property of any Person or (y) challenging the ownership by the TAO Group Entities of, or the validity or enforceability of, the TAO Owned IP Rights; and (ii) none of the TAO Group Entities has instituted or threatened in writing to institute any Action against any Person alleging such Person is infringing, misappropriating or violating any TAO Owned IP Rights.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the TAO Group Entities, taken as a whole, the operation of the business of the TAO Group Entities as currently conducted does not infringe, misappropriate or violate any Intellectual Property of any Person. To the Knowledge of TAO, no Person is infringing, misappropriating or violating any TAO Owned IP Rights in any material respect.

(e)    Except where the absence of that assignment or transfer would not reasonably be expected to be, individually or in the aggregate, material to the TAO Group Entities, taken as a whole, in each case in which a TAO Group Entity has engaged or hired an employee, consultant or contractor who develops or creates for the TAO Group Entities any Intellectual Property, the TAO Group Entity has obtained, either by operation of Law or by valid assignment or transfer, exclusive ownership of all right, title and interest in and to such Intellectual Property.

(f)    TAO’s and the TAO Group Entities’ IT Systems (i) are sufficient in all material respects for the operation of the TAO Business; (ii) operate without any material defect, malfunction, unavailability or error; and (iii) are reasonably secure in all material respects against unauthorized access, intrusion, tampering, impairment, disruption, computer virus, malfunction or Security Incident.

(g)    To the Knowledge of TAO, no Software included in TAO Owned IP Rights contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, security vulnerabilities or other Software routines that has resulted in (x) any Person accessing without authorization or disabling or erasing any products, services, solutions or offerings made available by the TAO Group Entities (“TAO

Products”), (y) a significant adverse effect on the features or functionality of any TAO Product or (z) unauthorized acquisition of or access to confidential or proprietary Intellectual Property (including any TAO Confidential IP) created, received, maintained or transmitted through any TAO Products, except as would not, in the case of (x), (y), or (z), reasonably be expected to be, individually or in the aggregate, material to the TAO Group Entities, taken as a whole.

(h)    Since October 1, 2018, each TAO Group Entity has (i) implemented and maintained commercially reasonable policies, programs and procedures in the business of the TAO Group Entities (including reasonable and appropriate administrative, technical and physical safeguards) designed to protect and maintain the confidentiality, availability, integrity, privacy and security of (x) all proprietary or confidential Intellectual Property included in the TAO Owned IP Rights and (y) all Personal Information Processed in connection with the business of the TAO Group Entities (collectively, (x) and (y), the “TAO Confidential IP”), and (ii) each TAO Group Entity has complied with such policies, programs and procedures in all material respects (collectively, “TAO Security Measures”).

(i)    The TAO Security Measures comply in all material respects with all applicable Laws, including all applicable Information Privacy and Security Laws and the TAO Data Security Requirements.

(j)    Since October 1, 2018, (i) to the Knowledge of TAO, there has been (x) no material Security Incident involving the TAO Group Entities, and (y) no material unauthorized, accidental, improper or unlawful disclosure, destruction, loss, alteration, misappropriation or misuse of any TAO Confidential IP in the possession or control of the TAO Group Entities or any of their respective service providers, suppliers, representatives or agents (collectively, “TAO Suppliers”), (ii) no Action relating to any violation of the TAO Data Security Requirements, or any improper, unauthorized or unlawful Processing, use, collection or disclosure, or breach in the security, privacy or confidentiality, of any TAO Confidential IP has been initiated or threatened against the TAO Group Entities or, to the Knowledge of TAO, TAO Suppliers, (iii) none of the TAO Group Entities have received any written notice or threat or, to the Knowledge of TAO, oral notice or threat, in each case regarding or alleging any non-compliance with or violation of any Information Privacy and Security Laws or TAO Data Security Requirements, and (iv) no Governmental Order has been made against any TAO Group Entities for the rectification, blocking, erasure or destruction of any data under any Information Privacy and Security Laws.

(k)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the TAO Group Entities, taken as a whole, (i) since October 1, 2018, each TAO Group Entity has complied with all applicable TAO Data Security Requirements and Information Privacy and Security Laws, (ii) the TAO Privacy Agreements do not require the delivery of any notice to or consent from any Person, or prohibit the unqualified transfer of the Personal Information constituting TAO Confidential IP in connection with the execution, delivery or performance of this Agreement, or the consummation of any of the transactions contemplated hereby and thereby, and (iii) the TAO Group Entities have all rights, authority, consents and authorizations necessary to Process all Personal Information in their possession or under their control or otherwise constituting TAO Confidential IP in connection with the operation of the business of the TAO Group Entities as presently conducted.

(l)    No TAO Group Entity has, directly or indirectly, delivered, licensed or made available to any escrow agent or other Person, and no escrow agent or other Person has, or had, in its possession or control (other than employees of a TAO Group Entity or TAO Supplier), any source code for any Software forming part of any TAO Products or TAO Owned IP Rights.

(m)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the TAO Group Entities, taken as a whole, (i) each of the TAO Group Entities has complied with all notice, attribution and other requirements applicable to all Open Source Software used in the business of the TAO Group Entities, and (ii) no use, distribution or other exploitation of Open Source Software by the TAO Group Entities, their employees or the TAO Suppliers (within the scope of their respective engagements with the TAO Group Entities) (w) requires the licensing, disclosure or distribution of any TAO Owned IP Rights to any other Person under the terms of any Open Source Software license, including in “source code” form, (x) prohibits or limits the receipt of consideration in connection with the licensing or distribution of any TAO Owned IP Rights, (y) prohibits or limits the imposition of contractual restrictions on the rights of licensees or their recipients to decompile, disassemble, or otherwise reverse engineer any TAO Owned IP Rights, or (z) grants any Person any rights to any TAO Owned IP Rights, including any copyright license, patent license or non-assertion covenant.

4.12    Real Property.

(a)     None of the TAO Group Entities owns, nor has owned since January 1, 2015, any real property or is obligated pursuant to any Contract to acquire any real property.

(b)    Section 4.12(b) of the TAO Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases, ground leases, licenses, sublicenses, and other occupancy agreements for real property (including the identity of the lessor, lessee, licensor, licensee, and current occupant (if different from lessee or licensee)) leased, subleased, licensed, or sublicensed to each TAO Group Entity (all such leases, subleases, ground leases, licenses, sublicenses, and other occupancy agreements, including all modifications, amendments, side letters, letter agreements, assignments, guarantees or supplements thereto, the “TAO Real Property Leases” and, the real property leased, subleased, licensed or sublicensed thereunder, the “TAO Leased Real Property”).

(c)    Except as would not reasonably be expected to be material to the TAO Group, taken as a whole: (i) each TAO Real Property Lease is in full force and effect and is a valid and binding agreement of the TAO Group, enforceable against such entity in accordance with its terms, subject to the Bankruptcy and Equity Exceptions; (ii) the TAO Group’s possession and quiet enjoyment of the TAO Leased Real Property under such TAO Real Property Leases has not been disturbed; and (iii) the TAO Group has not subleased, licensed, sublicensed or otherwise granted any Person the right to use or occupy such TAO Leased Real Property or any portion thereof.

(d)     Neither TAO and its Subsidiaries’ that is party to any TAO Real Property Lease, nor, to the Knowledge of TAO, any other party to any TAO Real Property Lease, is in material breach of, and no event has occurred that, with the giving of notice or lapse of time, or both, would constitute an event of default under, any TAO Real Property Lease. No TAO Group

Entity that is party to any TAO Real Property Lease has received any written notice of any event of default under any TAO Real Property Lease that remains uncured, nor any written notice of any intention to terminate, any such TAO Real Property Lease.

(e)    To the Knowledge of TAO, no TAO Group Entity has received written notice of any existing, pending or contemplated condemnation, inverse condemnation, expropriation or other proceeding in eminent domain, or any other taking by public authority with or without payment or consideration therefor affecting the TAO Leased Real Property or any portion thereof or interest therein, and no such proceeding has been threatened in writing against the TAO Leased Real Property.

(f)    All buildings, structures, improvements, fixtures and building systems included in or on the TAO Leased Real Property are in good operating condition, ordinary wear and tear excepted, and are adequate in all material respects for their current uses.

(g)    No TAO Group Entity has received any unresolved written notice of violations with respect to the condition, operation, management, occupancy and use of the TAO Leased Real Property.

(h)    All public utilities (including sewer, water, electricity, and gas) required for the operation of the TAO Leased Real Property, or any part thereof, are installed and operating (to the extent the applicable Venue is open for business) in the Ordinary Course.

4.13    Employee Benefit Matters.

(a)     Section 4.13(a) of the TAO Disclosure Schedule lists each material TAO Benefit Plan. Neither TAO nor any of its Subsidiaries has communicated to any TAO Employee or TAO Former Employee an intent to formally adopt or authorize any additional TAO Benefit Plan. TAO has delivered to Hakkasan Parent true, correct and complete copies (including all amendments) of each employee handbook applicable to TAO Employees, and, with respect to each TAO Benefit Plan (as applicable): (i) the plan document (or a written summary of any unwritten TAO Benefit Plan); (ii) the summary plan description; (iii) any trust agreement, insurance contract or other funding agreement; (iv) any administrative services, recordkeeping, investment advisory, investment management or other service agreement; (v) the latest IRS determination letter and the latest IRS opinion or advisory letter, and any pending application for an IRS determination letter and any correspondence with the IRS related thereto; (vi) the last three annual financial statements; (vii) the last three annual reports on Form 5500 (including all schedules, accountant’s reports, and other attachments); (viii) the last three actuarial valuations or reports; and (ix) any material explanatory booklets, announcements and other communications that have been issued to current and former members of a TAO Benefit Plan.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the TAO Group Entities, taken as a whole, (i) each TAO Benefit Plan is and has been operated and administered in accordance with its terms, the terms of any Collective Bargaining Agreement and with the requirements of applicable Law, (ii) TAO has duly complied with its obligations under each TAO Benefit Plan and all contributions, premiums or other payments required to have been made under the terms of any TAO Benefit Plan have been timely made, or, if applicable, appropriately accrued, (iii) as of the date of this Agreement, there is no Action pending or, to the Knowledge of TAO, threatened against any TAO Benefit Plan (other than routine claims for benefits) and no facts which could give rise to the foregoing exist to the Knowledge of TAO, and (iv) no TAO Benefit Plan is currently under investigation or audit by any Governmental Authority, and, to the Knowledge of TAO, no such investigation or audit is contemplated or under consideration.

(c)    Each TAO Benefit Plan intended to be tax-qualified under Section 401(a) of the Code has a current favorable IRS determination letter (or, in the case of a preapproved plan, a current IRS opinion or advisory letter on which it can rely) as to its tax qualified status under the Code, and to the Knowledge of TAO, nothing has occurred since the date of such favorable determination (or opinion or advisory) letter that would reasonably be expected to adversely affect the qualified status of such plan.

(d)    No TAO Benefit Plan provides health, life insurance or other welfare benefits to retired or other terminated TAO Service Providers (or any spouse, beneficiary or dependent thereof), other than “COBRA” continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA or similar state Law.

(e)    No TAO Benefit Plan is a “defined benefit plan” within the meaning of Section 3(35) of ERISA or a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, and no TAO Group Entity has any liability, contingent or otherwise, with respect to any such plan.

(f)    Neither the execution of this Agreement nor the consummation of the Transactions will result in the occurrence of a “reportable event” within the meaning of Section 4043 of ERISA (for which the notice requirement has not been waived by the PBGC) with respect to any plan sponsored, maintained or contributed to by any ERISA Affiliate of TAO.

(g)    No event has occurred and no condition exists with respect to any TAO Benefit Plan or any other Benefit Plan sponsored, maintained or contributed to by any Person who is or was an ERISA Affiliate of TAO which could result in the imposition of a lien on the assets of TAO or which could subject any TAO Benefit Plan, any Hakkasan Contributed Entities, TAO or any of their respective employees, agents, directors or ERISA Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a material liability, including (i) under Section 412, 430, 4971 or 4980B of the Code or Title IV of ERISA, (ii) for a breach of fiduciary duty, (iii) for a “prohibited transaction,” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or (iv) for a Tax, penalty or fine under Section 502 or 4071 of ERISA or Subtitle D, Chapter 43 of the Code or any other excise Tax, penalty or fine under ERISA or the Code.

(h)    Except as otherwise provided herein, the execution of this Agreement or the consummation of the Transactions will not (either alone or in combination with another event) (i) increase the amount of compensation or benefits otherwise payable under any TAO Benefit Plan, (ii) entitle any current or former TAO Service Provider to any payment (whether severance or otherwise), or (iii) accelerate the timing of payment, exercisability, funding or vesting or trigger any payment of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the TAO Benefit Plans.

(i)    No payment or series of payments that would constitute a “parachute payment” (within the meaning of Section 280G of the Code) has been made or will be made by TAO, directly or indirectly, to any current or former TAO Service Provider in connection with the execution of this Agreement or as a result of the consummation of the Transactions.

(j)    Each TAO Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been materially maintained and administered in operational and documentary compliance with Section 409A of the Code and all regulations and other applicable regulatory guidance issued thereunder.

(k)    No TAO Group Entity has any obligation to gross up, indemnify or otherwise reimburse any current or former TAO Service Provider for any Taxes, interest or penalties incurred in connection with any TAO Benefit Plan (including without limitation any Taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code).

(l)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the TAO Group Entities, taken as a whole, TAO and each TAO Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “TAO Health Plan”) is, and has since March 23, 2010 been, in material compliance with the Healthcare Reform Laws. No event has occurred and no condition or circumstance exists that could reasonably be expected to subject TAO or any TAO Health Plan to material penalties, fines or Taxes under Sections 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws.

4.14    Labor Matters.

(a)     Except as would not, individually or in the aggregate, reasonably be expected to be material to the TAO Group, taken as a whole, as of the date of this Agreement: (i) there is no charge or complaint pending, or to the Knowledge of TAO, threatened in any written notice delivered to the TAO Group, before any Governmental Authority with respect to any TAO Employee or Former TAO Employee; (ii) there is no labor strike, lock-out or other form of industrial action pending or, to the Knowledge of TAO, threatened with respect to any TAO Employee or Former TAO Employee; (iii) there is no Action pending or, to the Knowledge of TAO, threatened in any written notice delivered to the TAO Group, against any of the TAO Group Entities brought by or on behalf of any TAO Employee, Former TAO Employee or Employee Representative Body representing all or any of the TAO Employees or Former TAO Employees; and (iv) there are no inquiries or investigations existing, pending, or to the Knowledge of TAO, threatened in any written notice delivered to the TAO Group by any Governmental Authority which is responsible for employment matters that affect any TAO Employees or Former TAO Employees.

(b)    As of the date of this Agreement none of the TAO Group Entities is a party to any Collective Bargaining Agreement with any Employee Representative Body and, to the Knowledge of TAO, no Employee Representative Body organizing efforts are being conducted with respect to any TAO Employees or Former TAO Employees. TAO has delivered to Hakkasan Parent a true, correct and complete copy of each Collective Bargaining Agreement (including any related agreements, such as side letters or memoranda of agreement).

(c)    Since January 1, 2020, no TAO Group Entity has violated with respect to any TAO Employee any applicable Law governing the terms and conditions of employment, except as would not, individually or in the aggregate, reasonably be expected to be material to the TAO Group, taken as a whole.

(d)    In the last three (3) years, no TAO Group Entity has effectuated a “mass layoff” or “plant closing” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or comparable group layoff covered under any applicable state Law, affecting in whole or in part any facility, site of employment, operating unit or employee of any TAO Group Entity.

(e)    Except as has been mandated by Governmental Authority, TAO Group has not had any material workforce changes due to COVID-19, whether directly or indirectly, including any actual or expected terminations, layoffs, furloughs, shutdowns (whether voluntary or by Governmental Order), or any changes to benefit or compensation programs, nor are any such changes currently contemplated.

4.15    Taxes.

(a)     All income and material other Tax Returns required to have been filed by the TAO Group have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns were true, correct and complete in all material respects and prepared in material compliance with all applicable Laws as of the dates they were filed. All Taxes of the TAO Group (whether or not shown as due on such Tax Returns) that are due and payable have been timely paid.

(b)    The TAO Group has timely withheld and collected, and to the extent required, paid to the relevant Taxing Authority, all material Taxes required by applicable Law to be withheld or collected from payments to shareholders, members, owners, creditors, employees and other third parties and have materially complied with all information reporting obligations with respect to such amounts.

(c)    There are no material Tax Encumbrances upon any property or assets of the TAO Group other than Permitted Encumbrances.

(d)    No examination or audit of, or proceeding with respect to, any Taxes or Tax Return of any TAO Group Entity by any Taxing Authority is currently in progress, and to the Knowledge of TAO, no such examination, audit or proceeding has been threatened in writing. Each deficiency resulting from such an examination, audit or proceeding has been timely paid.

(e)    None of the TAO Group Entities is a party to any Tax allocation, indemnity or sharing agreement (other than a commercial agreement entered into in the Ordinary Course the principal subject matter of which is not Taxes) with any Person which entails obligations to parties other than TAO Group Entities, and after the Closing Date, none of the TAO Group Entities will be bound by any such agreement or similar arrangement entered into prior to the Closing Date or will have any unsatisfied liability thereunder for any amounts due in respect of periods prior to the Closing Date.

(f)    None of the TAO Group Entities has (i) waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency or (ii) made or entered into any power of attorney relating to Taxes that will remain in effect following the Closing Date.

(g)    No written claim has been made by a Taxing Authority in any jurisdiction where the TAO Group does not file Tax Returns or pay Taxes that the TAO Group is or may be subject to taxation by, or required to file Tax Returns or pay Taxes in, such jurisdiction.

(h)    Within the past two (2) years, none of the TAO Group Entities has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(i)    There are no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings that have been entered into or issued by any Taxing Authority in respect of any material Tax matters with respect to the TAO Group which are still in effect.

(j)    At all times since formation, (i) TAO has been treated as a disregarded entity for U.S. federal and applicable state income tax purposes and (ii) each TAO Group Entity (other than TAO) has been treated either as a partnership or a disregarded entity for U.S. federal and applicable state income tax purposes. No TAO Group Entity is or has been at any time since its formation treated as a publicly traded partnership within the meaning of Section 7704 of the Code. For the avoidance of doubt, no election has been made to treat any TAO Group Entity as an association taxable as a corporation for U.S. federal income tax purposes (nor has any similar election been made for applicable state or local tax purposes), and no such election will be made, in each case, that has an effective date on or prior to the Closing Date.

(k)    The TAO Group has not participated in any transaction that is classified as a “reportable transaction” (within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder).

(l)    None of the TAO Group Entities has Liability for the Taxes of any Person (other than TAO Group Entities) as a result of being a member of a combined, consolidated, unitary, affiliated or other group for Tax purposes, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract, other than a commercial agreement, Contract or arrangement entered into in the Ordinary Course the principal subject matter of which is not Taxes.

(m)    None of the TAO Group Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for the Post-Closing Tax Period as a result of (i) any change in method of accounting for a Pre-Closing Tax Period, (ii) use of an improper method of accounting, (iii) any installment sale, intercompany transaction or open transaction entered into prior to the Closing, (iv) any prepaid amount received or paid prior to the Closing, (v) any closing agreement as described in Section 7121 of the Code or any similar provision of federal, state, local or non-U.S. Tax Law, or (vi) use of the completed contract or long-term contract method of accounting.

(n)    (o) Each TAO Group Entity has properly collected and remitted sales with respect to sales made to its customers and has complied with all obligations relating to sales, use and similar Taxes.

4.16    Environmental Matters. Except as would not be material to the TAO Group, taken as a whole, (i) Each TAO Group Entity is in compliance, in all material respects, with all applicable Environmental Laws, (ii) the TAO Group has obtained and is in compliance in all material respects with all material Environmental Permits that are necessary to conduct the TAO Business, and (iii) there is no Action pending or, to the Knowledge of TAO, threatened in writing, against the TAO Group that relates to any material violation or alleged material violation of, or any material Liability or alleged material Liability under, any applicable Environmental Law; provided that any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to the TAO Group shall be deemed to be “threatened” rather than “pending.”

4.17    Material Contracts.

(a)    Section 4.17(a) of the TAO Disclosure Schedule sets forth a true, correct and complete list of each of the following written Contracts to which any TAO Group Entity is a party or by which any TAO Group Entity is bound or to which any TAO Group Entity or any of its assets or properties are subject as of the date of this Agreement, together with all amendments, waivers or other changes thereto, and correct and complete written summaries of all such Contracts that are unwritten (collectively, the “TAO Material Contracts”)

(i)    any Contract or group of related Contracts (other than purchase orders) for the purchase by a TAO Group Entity of equipment, materials, products, supplies, goods or other assets or for the receipt of services which involves, or is reasonably likely to involve, (x) consideration or payments in excess of $100,000 in the aggregate during the year ending December 31, 2021 or (y) aggregate payments of $300,000 or more, in each case that cannot be terminated by the TAO Group Entities on 90 days’ (or less) notice without (A) payment of a material penalty or incurrence of a material Liability, or (B) a material impact on the TAO Group Entities taken as a whole;

(ii)    any Contract or group of related Contracts for the sale, license or lease (as lessor) by any TAO Group Entity of services, materials, products, supplies or other assets or properties (including Equity Interests) owned, licensed or leased by such TAO Group Entity which involves, or is reasonably likely to involve, (x) consideration or payments in excess of $100,000 in the aggregate during the year ending December 31, 2021 or (y) aggregate payments of $300,000 or more, in each case that cannot be terminated by the TAO Group Entities on 90 days’ (or less) notice without (A) payment of (or withholding of payment due to) a material penalty or incurrence of a material Liability, or (B) a material impact on the TAO Group Entities taken as a whole;

(iii)    any partnership, joint venture or similar Contract, or any Contract that relates to the ownership of, investment in or loans and advances to any Person (other than advances to employees in the Ordinary Course), including minority equity investments but excluding commercial partnerships that do not involve equity;

(iv)    any (x) TAO Real Property Lease, and (y) any Contract relating to the provision of management services to a Venue;

(v)    any Contract with an (x) advertiser or sponsor (or similar party) or (y) promoter, in either case, reasonably anticipated to involve annual payments in excess of $100,000 for any such Contract or $150,000 for any group of related Contracts, in each case of clauses (x) and (y) that cannot be terminated by such TAO Group Entity on 90 days’ (or less) notice without (A) payment of (or withholding of payment due to) a material penalty or incurrence of material Liability, or (B) a material impact on any TAO Group Entity or the TAO Group Entities taken as a whole;

(vi)    any Contract with a DJ reasonably anticipated to involve payments per performance in excess of $50,000 or aggregate annual payments in excess of $150,000 that cannot be terminated by such TAO Group Entity on 90 days’ (or less) notice without (A) payment of (or withholding of payment due to) a material penalty or incurrence of material Liability, or (B) a material impact on any TAO Group Entity or the TAO Group taken as a whole;

(vii)    (x) any Contract (A) relating to the acquisition or disposition of any business, directly or indirectly (whether by merger, sale of stock, sale of assets or otherwise), for consideration in excess of $50,000, or (B) with respect to the proposed Venues listed on Section 4.8(h) of the TAO Disclosure Schedule, or (y) any Contract (other than Contracts that have been fully performed) related to the construction and/or renovation of any new or existing Venue in excess of $50,000;

(viii)    any Contract which grants any Person an option or a first refusal, first offer, first negotiation or similar preferential right to purchase or acquire any material assets (including Equity Interests) of any of the TAO Group Entities;

(ix)    any Contract (A) containing non-competition, non-solicitation (other than in the Ordinary Course non-solicitation obligations that would not be binding on Hakkasan Parent or any of its Affiliates) or other limitations restricting any TAO Group Entity or any of their respective properties or assets, from conducting any business (including investing in, opening or operating any type of Venue in any location, of any theme or at any time (or with respect to properties or assets, from being used in connection with the opening or operation of such a Venue of the applicable

TAO Group Entity) or requiring any such opportunity to first be provided to any third party), or that limits the freedom of a TAO Group Entity, to compete at any time and in any manner in any line of business, or with any Person, in any area in the world, (B) that grants to the other party or any third party “most favored nation” status, or (C) that grants to the other party or any third party any exclusive right or rights (including any “requirements” or exclusive purchasing Contract) or in which any third party grants any TAO Group Entity any exclusive right or rights, and in each case of clauses (A), (B) and (C), that cannot be terminated by such TAO Group Entity on 90 days’ (or less) notice without (1) payment of (or withholding of payment due to) a material penalty or incurrence of a material Liability or (2) a material impact on the TAO Group Entities taken as a whole;

(x)    any Contract that (x) relates to Indebtedness, including any Contracts that constitute a guaranty of any obligation of any Person, or (y) applies a material Encumbrance (other than a Permitted Encumbrance) on any of the properties or assets of any TAO Group Entity, tangible or intangible;

(xi)    any Collective Bargaining Agreement or similar Contract with any unions, guilds, shop committees or other collective bargaining groups;

(xii)    any Contract that relates to the settlement of any Action involving any TAO Group Entity (A) that obligates any TAO Group Entity to pay an amount in excess of $100,000 (including amounts paid prior to the date hereof), (B) that does or will materially restrict the operations of any TAO Group Entity, or (C) that involves any injunction or equitable relief affecting any TAO Group Entity or the assets and properties of the foregoing, or with respect to which the conditions precedent to the settlement thereof have not been satisfied;

(xiii)    any Contract with any Governmental Authority that involves a dollar amount in excess of $25,000;

(xiv)    other than the Organizational Documents, any Contract granting any power of attorney with respect to the affairs of any TAO Group Entity;

(xv)    any Tao Benefit Plan that provides for employment that is not “at-will” in the United States;

(xvi)    any Tao Benefit Plan that provides for the payment of severance benefits (provided that, for the avoidance of doubt, severance benefits shall not for this purpose include any rights to notice of termination of employment or rights to be paid in lieu of notice of termination of employment), change in control benefits or retention benefits to any Tao Employee;

(xvii)    any TAO Intercompany Contracts;

(xviii)    any material TAO IP Agreements; and

(xix)    any Contract to which any TAO Group Entity is a party pursuant to which any material TAO Owned IP Rights have been developed or created, excluding all invention assignments entered into with employees of any of the TAO Group Entities in the ordinary course of business.

(b)    With such exceptions as, individually and in the aggregate, have not had and are not reasonably likely to have, a Material Adverse Effect, (i) each Contract to which a TAO Group Entity is a party or by which any TAO Group Entity is bound or to which any TAO Group Entity or any of their assets or properties are subject (each, a “TAO Contract”) (A) is valid and binding on the TAO Group Entity that is a party thereto in accordance with its terms, is in full force and effect and is valid and binding on and enforceable against such TAO Group Entity in accordance with its terms, and, to the Knowledge of TAO, the counterparties thereto, and is in full force and effect, and upon consummation of the Transactions, shall continue in full force and effect, in each case, other than in the event that such TAO Contract has been validly terminated in accordance with its terms and subject to the Bankruptcy and Equity Exceptions, and (B) upon consummation of the Transactions, except to the extent that any consents set forth in Section 4.4 of the TAO Disclosure Schedule are not obtained, shall continue in full force and effect, (ii) none of the TAO Group Entities is in breach of, or default under, any TAO Contract to which it is a party and, to the Knowledge of TAO, no counterparty thereto is in breach of, or default under, any TAO Contract, (iii) no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach of, or default under, any TAO Contract, and (iv) to the Knowledge of TAO, as of the date hereof, there are no unresolved disputes under any TAO Contracts other than disputes in the Ordinary Course which, individually, are de minimis.

4.18    Transactions with Affiliates. Section 4.18-1 of the TAO Disclosure Schedule lists, as of immediately prior to the consummation of the Closing, all TAO Intercompany Contracts. At the time of the consummation of the Closing, none of TAO or its Affiliates, nor any of their respective directors, managers or officers (or similar authorized appointments with different names), or (to the Knowledge of TAO as to any such individuals) any of the Relatives or Associates of the foregoing (in each case other than any TAO Group Entities) (i) is a party to any TAO Intercompany Contract or other business transaction with any TAO Group Entity, or (ii) has received any funds from or on behalf of any TAO Group Entity other than compensation or reimbursement of expenses paid to such Persons in their capacity as employees, officers, directors or managers, or distributions, in each case, in the Ordinary Course.

4.19     Insurance. Section 4.19 of the TAO Disclosure Schedule sets forth a true, correct and complete list of the material insurance policies owned or held by or covering the TAO Group Entities with policy periods in effect as of the date of this Agreement, including a summary of such policies’ most material terms. Prior to the date of this Agreement, TAO has made available to Hakkasan Parent true, correct and complete copies of all such insurance policies and loss runs under such policies as of a date no earlier than January 15, 2021. The TAO Group Entities currently maintain in full force insurance required by applicable Law or any TAO Contract and are not in default with respect to their obligations under any of such insurance policies, except for such default as has not had and would not reasonably be expected to have a material impact on the TAO Group Entities taken as a whole. As of the date of this Agreement, all premiums due and payable on such policies have been paid in full, and no written notice of cancellation, reduction in coverage or non-renewal (excluding warnings in connection with renewals in the Ordinary Course) has been received by TAO or the TAO Group Entities with respect to any material insurance policy owned or held by or covering the TAO Group Entities.

4.20    Corruption Laws.

(a) Since January 1, 2016, except as has not been and would not, individually or in the aggregate, reasonably be expected to be material to the TAO Group Entities, taken as a whole, (x) the TAO Group Entities have been and remain in compliance with all applicable Anti-Corruption and Money-Laundering Laws and Obligations and (y) no TAO Group Entity, nor, to the Knowledge of TAO, any officer, director, employee or agent acting on behalf of any TAO Group Entity has provided, authorized or approved, or knowingly taken any action in furtherance of the provision of, directly or indirectly (including through third parties), anything of value to any Public Official, nor provided or promised anything of value to any other Person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly, to any Public Official, in either case, for the purpose of:

(i)    influencing any act or decision of such Public Official in his or her official capacity, inducing such Public Official to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the benefit of any TAO Group Entity; or

(ii)    inducing such Public Official to use his or her influence with his or her government or instrumentality to affect or influence any act or decision of any Government Authority or Government Entity, in order to assist any TAO Group Entity in obtaining or retaining business for or with, or directing business to, any Person.

(b)    The TAO Group Entities are not currently, nor have been since January 1, 2016, the subject of any investigation or inquiry by any Governmental Authority with respect to potential violations of Anti-Corruption and Money-Laundering Laws and Obligations, and, to the Knowledge of TAO, the TAO Group Entities have not violated and are not in violation of any Anti-Corruption and Money-Laundering Laws and Obligations.

(c)    The TAO Group Entities have (i) made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions in relation to the TAO Business, (ii) reasonable measures and internal controls in place reasonably designed to prevent, detect, and remediate violations of any applicable Anti-Corruption and Money-Laundering Laws and Obligations and (iii) not circumvented their respective internal accounting controls or falsified any of their respective books and records.

(d)    To the Knowledge of TAO, no funds or assets directly or indirectly invested in the TAO Group Entities, whether presently or in the past, originate from or trace their origins to misappropriated funds.

4.21    International Trade Law

(a)    The TAO Group Entities are not owned or controlled by a Sanctioned Person, and no officer or director of the TAO Group Entities is a Sanctioned Person, and the TAO Group Entities have not acted, directly or indirectly, on behalf of a Sanctioned Person in a manner that would violate any International Trade Law.

(b)    The TAO Group Entities (i) have been in compliance in all respects with any International Trade Law as applicable and (ii) have not been cited or fined for past or present failure to comply with any International Trade Law, and (iii) no proceeding, litigation, investigation, or enforcement action with respect to any alleged non-compliance with International Trade Law is pending or has been threatened in writing, or communicated orally.

(c)    The TAO Group Entities have not (i) unlawfully conducted any business or engaged in making or receiving any contribution of funds, goods, or services to or for the benefit of any Sanctioned Person in violation of any International Trade Law applicable to the TAO Group Entities and/or its Subsidiaries, or (ii) unlawfully dealt in, or otherwise engaged in, any transaction relating to any property or interests in property blocked pursuant to any International Trade Law.

(d)    The TAO Group Entities have reasonable measures and internal controls in place reasonably designed to prevent, detect, and remediate violations of any International Trade Laws.

4.22    Quality and Safety of Food & Beverage Products. The storage practices, preparation, ingredients, and composition for each of the food or beverage products of each of the TAO Group Entities (i) are in compliance in all material respects with all applicable Laws, including Laws relating to food and beverage storage and preparation, and (ii) are in compliance in all material respects with all internal quality management policies and procedures of the TAO Group Entities. TAO has made available to TAO true, correct and complete copies of all material reports involving outstanding issues resulting from any material audits and inspections of the quality or safety management practices by any Governmental Authority conducted since October 1, 2018 with respect to the Venues managed or operated by the TAO Group Entities.

4.23    COVID-19.

(a)    Each TAO Group Entity has complied, in all material respects, with all applicable Laws in any relevant jurisdiction that have been introduced in response to, or to manage the spread of, COVID-19.

(b)    Since January 1, 2020, no Contract involving any TAO Group Entity which would, individually or in the aggregate, reasonably be expected to be material to such TAO Group Entity or to the TAO Group Entities, taken as a whole, has either been terminated or discharged by frustration, nor has the performance of any obligation thereunder been suspended or otherwise materially varied, in each case for a reason associated with COVID-19.

(c)    Section 4.23(c) of the TAO Disclosure Schedule sets forth a true, correct and complete list of (a) any amendments, consents, waivers, payment deferrals or suspensions or other concessions agreed or sought in the last 12 months in connection with any Indebtedness; and each TAO Group Entity’s participation in any COVID-19 Facilities, including the Coronavirus Business Interruption Loan Scheme, Coronavirus Bounce Bank Loans, the Coronavirus Large Business Interruption Loan Scheme, the Covid Corporate Financing Facility and the Coronavirus Future Fund (but excluding for the purposes of this warranty the CJRS), and TAO has made available to Hakkasan Parent copies of all material documents relating to such participation.

(d)    No TAO Group Entity has contravened or otherwise failed to comply with the terms and conditions of any of the COVID-19 Facilities.

(e)    In respect of each of the Employees and the TAO Service Providers, each TAO Group Entity has complied with all of its health and safety obligations under Law and any applicable guidance in relation to COVID-19.

(f)    Section 4.23(f) of the TAO Disclosure Schedule sets forth true, correct and complete (on an anonymized basis) details of all TAO Employees or TAO Service Providers who are Furloughed or Flexibly Furloughed under the CJRS. TAO has made available to Hakkasan Parent (i) copies of the standard-form templates of the written terms on which they are Furloughed or Flexibly Furloughed and standard-form templates of agreed variation to their existing terms of employment; (ii) summaries of all claims, including calculations; and (iii) material details of any consultation undertaken to implement Furlough and Flexible Furlough.

(g)    In relation to each TAO Real Property Lease, all Lease Sums have been paid as and when they became due, there are no arrangements to change the payment dates of Lease Sums and no Lease Sums have been: (i) set off or withheld; or (ii) commuted, waived, suspended, deferred or paid in advance of the due date for payment, and no proposals have been made in relation to such matters.

(h)    No collateral assurances, undertakings or concessions have been made or proposed in writing by any party to any TAO Real Property Lease.

(i)    Section 4.23(i) of the TAO Disclosure Schedule sets out a true, correct and complete list of the measures introduced by a Governmental Authority to assist businesses with their tax affairs in response to the COVID-19 pandemic (the “TAO Measures”), from which any TAO Group Entity has benefitted.

(j)    Each TAO Group Entity was entitled to benefit from, and has complied with any and all requirements of, any TAO Measures from which it has benefitted.

4.24    Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of TAO or any of its Affiliates.

4.25    No Other Representations or Warranties. Except as expressly set forth in this Article IV (as qualified by the TAO Disclosure Schedule in accordance with Section 8.11), none of TAO or any of its Representatives makes any representation or warranty to

Hakkasan Parent or any other Person, express or implied, at law or in equity, with respect to TAO or any of its Affiliates, the Transferred TAO Units, the properties, assets or Liabilities of the TAO Group, the other transactions contemplated by this Agreement, the accuracy or completeness of any information regarding the TAO Group, including with respect to (a) merchantability or fitness for any particular use or purpose, (b) the operation or probable success or profitability of the TAO Group following the Closing, (c) any information memorandum, management presentation or materials made available to Hakkasan Parent or any of its Representatives in TAO’s Data Room or otherwise in connection with this Agreement or the Transactions, (d) any future results, financial projection, estimate, forecast, budget or financial data or report (including the reasonableness of the assumptions underlying such projections, estimates, forecasts, budgets or prospects) relating to the TAO Group, (e) any other information made available (orally or in writing) to Hakkasan Parent and its Representatives or (f) any other matter or thing. Any such other representation or warranty is hereby expressly disclaimed.

ARTICLE V

AGREEMENTS OF HAKKASAN PARENT AND TAO

5.1    Confidentiality.

(a) From and after the Closing until the date that is thirty (30) months after the Closing Date, Hakkasan Parent shall, and shall cause its Affiliates and its and their respective directors, managers, officers, employees and other Representatives to, keep confidential and not disclose, all information in their possession to the extent related to the Hakkasan Contributed Entities, including trade secrets, processes, data, know-how, marketing plans, forecasts, unpublished financial statements, projections, budgets, licenses, prices, employee, customer and supplier lists, product development information and techniques, policies and strategies, details of Contracts, operations methods and other Hakkasan Confidential IP; provided that Hakkasan Parent and its Affiliates will not be required to maintain as confidential any information (i) that becomes generally available to the public other than as a result of a disclosure by Hakkasan Parent or any of its Affiliates in violation of this Agreement, (ii) as is determined by Hakkasan Parent or its Affiliate (with the advice of counsel, including in-house counsel) to be required to be disclosed pursuant to the terms of a Governmental Order, under applicable Law or by any Governmental Authority (provided that Hakkasan Parent or such Affiliate advises the Person to which such disclosure is made of the confidential nature of the information and, if permitted by Law, gives TAO such notice as may be reasonably practicable under the circumstances), (iii) in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to Hakkasan Parent or its Affiliates in the course of any Action, litigation, investigation or administrative proceeding, as is determined by Hakkasan Parent or its Affiliate to be required to be disclosed (provided, further, however, that, to the extent legally permitted and reasonably practicable under the circumstances, Hakkasan Parent or any such Affiliate shall notify TAO of such intended disclosure and reasonably cooperate with TAO in its efforts to limit or restrict such disclosure, at the sole cost and expense of TAO) or (iv) in order to enforce its rights under this Agreement or the Amended and Restated LLC Agreement, or otherwise in connection with any Action between TAO or any of its Affiliates, on the one hand, and Hakkasan Parent or any of its Affiliates, on the other hand.

5.2    Publicity. On the day following the Closing Date, TAO and Hakkasan Parent shall issue a mutually agreeable joint press release announcing the execution of this Agreement and the consummation of the transactions contemplated hereby, substantially in the form attached as Exhibit B. Except as required by applicable Law (including applicable stock exchange regulations), Hakkasan Parent and TAO will consult in good faith with each other and will mutually agree upon any press release, public announcement or disclosure pertaining to this Agreement or the Transactions, and shall not, and shall cause their respective Affiliates not to, issue any such press release or public announcement prior to such consultation and agreement; provided, however, that for so long as TAO is, or is controlled by a company that is, subject to Section 13 or 15(d) of the Exchange Act, TAO and its Affiliates (including MSGE) may make any public disclosures about TAO or any of its Subsidiaries that are reasonably necessary or appropriate for a public company to make as advised by counsel; provided, further, that, to the extent practicable, TAO will consult in a reasonable manner with Hakkasan Parent in connection with any such public disclosure prior to including a reference to the names set forth on Section 5.2 of the Hakkasan Parent Disclosure Schedule in any such public disclosure, to the extent the reference to any such name has not been the subject of prior consultation, and consider in good faith the views of Hakkasan Parent regarding whether to make, and the contents of, any such disclosure (it being understood that if Hakkasan Parent does not respond in a timely manner to TAO’s notice, taking into account the timing of such public disclosure, TAO’s obligations under this proviso shall be deemed to have been satisfied).

5.3    Taxes.

(a)    Any and all Conveyance Taxes resulting from the transfer of the Hakkasan Contributed Entities into TAO or otherwise incurred in connection with the consummation of the Transactions shall be borne by fifty percent (50%) by Hakkasan Parent and fifty percent (50%) by TAO. The party required by applicable Law to file a Tax Return or other documentation with respect to any such Conveyance Taxes (which in the case of UK stamp duty on the transfer of Hakkasan Ltd. Shares is agreed to be TAO as the filing party with Hakkasan Parent being the non-filing party) shall timely file any such Tax Return and documentation (including, in the case of UK stamp duty, taking steps necessary to duly stamp the relevant stock transfer form) and within five (5) Business Days of filing any such Tax Return (or, in the case of UK stamp duty, submission of the relevant stock transfer form for stamping), shall provide the non-filing party with evidence of payment and filing. Within two (2) Business Days of receipt of the evidence of payment and filing (or, in the case of UK stamp duty, evidence of submission of the relevant stock transfer form for stamping) described in the preceding sentence, the non-filing party shall pay to the filing party fifty percent (50%) of any Conveyance Taxes due on such Tax Return (or, in the case of UK stamp duty, the amount of stamp duty payable to ensure that the stock transfer form is duly stamped). The Parties shall cooperate and consult in good faith to determine any amounts of Conveyance Tax due pursuant to this Section 5.3 and shall use commercially reasonable efforts to eliminate or otherwise mitigate any and all such Conveyance Taxes.

(b)    Following the Closing, Hakkasan Parent agrees to cooperate with TAO in making elections to treat the Hakkasan Contributed Entities as disregarded entities for federal and applicable state income tax purposes with an effective date prior to the Closing Date, provided that such elections will not result in any adjustment to Closing TAO Value.

5.4    Infectious Disease Insurance Proceeds.

(a) TAO hereby agrees to pay, or cause to be paid, to Hakkasan Parent (or its designee), promptly after receipt thereof, all insurance proceeds, net of (i) reasonable and documented out-of-pocket costs and expenses of collection, (ii) costs or portions of any recovery due under Hakkasan Contracts in respect of any recovery and (iii) any Taxes, reasonable and documented out-of-pocket consultant fees or reasonable and documented out-of-pocket attorneys’ fees and expenses payable in connection with the recovery thereof (including any legal contingency arrangements) (such net amount, “Insurance Proceeds”), received by any Hakkasan Contributed Entity under any policy held by any of them covering infectious disease business continuity insurance with respect to any period prior to the Closing Date, subject to the other provisions of this Section 5.4. TAO shall, and shall cause its Subsidiaries, including the Hakkasan Contributed Entities, to use their reasonable best efforts to cooperate with Hakkasan Parent, including its representatives at TAO’s board of directors and its executive management, with respect to Hakkasan Parent’s efforts to obtain such Insurance Proceeds; provided that such obligation of TAO shall be subject to agreement between Hakkasan Parent and TAO regarding any costs or expenses (including legal fees) to be incurred by any member of the TAO Group (and reimbursed by Hakkasan Parent) in connection with such cooperation.

(b)    Hakkasan Parent shall bear all reasonable and documented costs and expenses related to the pursuit of Insurance Proceeds and the maximization thereof.

(c)    Hakkasan Parent, through its representatives at TAO’s board of directors and its executive management, shall be responsible for reviewing and approving any settlement with respect to Insurance Proceeds as well as any related decision-making. Neither TAO nor any of its Affiliates (including the Hakkasan Contributed Entities and TAO’s other Subsidiaries) shall be responsible for any settlement or related decision-making relating to Insurance Proceeds.

(d)    Hakkasan Parent hereby agrees that all insurance proceeds received by any TAO Group Entity under any policy held by any of them (other than any Hakkasan Contributed Entity) covering infectious disease business continuity insurance with respect to any period prior to the Closing Date, net of any costs or portions of any recovery due under Tao Contracts in respect of any recovery and any Taxes, consultant fees or reasonable and documented out-of-pocket attorneys’ fees and expenses payable in connection with the recovery thereof, may be paid by TAO to TAO Holdings (or its designee) promptly after receipt thereof.

(e)    In furtherance of the foregoing, TAO shall provide prompt notice to Hakkasan Parent, and Hakkasan Parent shall provide prompt notice to TAO (in either case, to the extent such party is receiving the applicable written notice as to a material change in status) of material changes to the status of any claims that have been made or will be made following the Closing by any Hakkasan Contributed Entity or any TAO Group Entity seeking Insurance Proceeds, and shall provide the other party and its representatives with access to or copies of all information relating thereto reasonably requested by such other party.

5.5    Non-Competition and Non-Solicitation.

(a)    For a period of three (3) years after the Closing (the “Restricted Period”), other than as a equityholder in TAO, Hakkasan Parent shall not, and shall cause its Affiliates not to, without the prior written consent of TAO, engage in, own an interest in, manage, operate, control or actively participate in any Competing Business; provided that this Section 5.5(a) shall not prohibit or restrict Hakkasan Parent or any of its Affiliates, during the Restricted Period, from (i) continuing to own, manage, operate, control or participate in any Competing Business in or with which any of them has an interest or relationship as of the Closing Date which interest or relationship is set forth on Section 5.5(a) of the Hakkasan Parent Disclosure Schedule, (ii) acquiring or owning, directly or indirectly, securities having no more than five percent (5%) of the outstanding voting power of any Person engaged in a Competing Business, so long as its ownership interest in such Person is passive, or (iii) acquiring, directly or indirectly, securities of any Person engaged in a Competing Business so long as such Person’s activities in the Competing Business represent no more than five percent (5%) of its revenues over the past twelve months as of the date of such acquisition and TAO is provided prompt written notice on the closing date of such acquisition, provided that (x) if Hakkasan Parent or any of its Affiliates has acquired control of such Person engaged in a Competing Business, it will cause such Competing Business to be divested within twelve (12) months of such acquisition and (y) if Hakkasan Parent or any of its Affiliates has not acquired control, it will use its reasonable best efforts to cause such Competing Business to be divested within twelve (12) months of such acquisition.

(b)    As a separate and independent covenant, during the Restricted Period, Hakkasan Parent will not, and will cause its Affiliates not to, solicit or hire any of the individuals listed on Section 5.5(b) of the Hakkasan Parent Disclosure Schedule; provided that this Section 5.5(b) shall not prohibit Hakkasan Parent or any of its Affiliates from soliciting (but not hiring) (i) any such individual whose employment relationship with TAO and its Affiliates (including, for the avoidance of doubt, the Hakkasan Contributed Entities) was terminated by TAO or its applicable Affiliate at least six (6) months prior to the commencement of such solicitation; or (ii) any such individual by a general job advertisement or similar notice or method of solicitation by search firms that is not targeted specifically at any such individuals or employees of TAO Group (including the Hakkasan Contributed Entities).

5.6    Business Plan. The Parties agree to use their commercially reasonable efforts to prepare and deliver to TAO’s board of directors, as soon as reasonably practicable but no later than sixty (60) days after the Closing Date, a detailed business plan of TAO and its Subsidiaries (including the Hakkasan Contributed Entities) for the period ending June 30, 2022 (the “Business Plan”). The Business Plan shall be consistent with the business plan for TAO and its Subsidiaries (including the Hakkasan Contributed Entities) in the form attached as Annex 5.6, and shall, in any event, anticipate earnings of TAO and its Subsidiaries for the fiscal year ending on the last Sunday of June 2022, that are no lower than the combined earnings of TAO and its Subsidiaries and the Hakkasan Contributed Entities (including solely for this purpose Hakkasan Parent) for the fiscal year ending on the last Sunday of June, 2021.

5.7    Further Assurances. Hakkasan Parent and TAO shall use commercially reasonable efforts to take or cause to be taken all necessary or appropriate actions and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law to execute and deliver such other documents and other papers as may be required to carry out the provisions of this Agreement and to consummate and make effective the Transactions.

5.8    D&O Policy. Upon the consummation of the Closing, Hakkasan Parent shall cause the Hakkasan Contributed Entities (or an Affiliate thereof on behalf of the Hakkasan Contributed Entities) to obtain and deliver to TAO a true, correct and complete copy of a run-off insurance policy to be effective as of immediately prior to the consummation of the Closing and for a period of six (6) years thereafter providing coverage for the directors and officers of the Hakkasan Contributed Entities (the “D&O Policy”). The cost of such D&O Policy is a one-time premium, and was fully paid prior to the Closing.

5.9    Release.

(a)    Effective upon the consummation of the Closing, Hakkasan Parent, on behalf of itself, its successors, assigns, administrators, executors, agents and Affiliates (including, for purposes of this Section 5.9, the Person specified in Section 3.11(e) of the Hakkasan Parent Disclosure Schedule and any Subsidiaries thereof), other than the Hakkasan Contributed Entities (the “Hakkasan Releasor”), hereby agrees that, in consideration of benefits it will receive in connection with the Transactions, it knowingly and voluntarily irrevocably releases and forever discharges (i) the Hakkasan Contributed Entities and (ii) their current and former respective directors, managers and officers (or similar authorized appointments with different names) in their capacities as such (collectively clauses (i) and (ii), the “Hakkasan Released Parties”) from any and all Actions or Liabilities of any nature whatsoever in law, equity or otherwise, and whether known or unknown, suspected or unsuspected, or claimed or unclaimed, against any of the Hakkasan Released Parties that the Hakkasan Releasor has ever had, may now have or hereafter can, shall or may have to any extent relating in any way to or in connection with any matter, cause or thing whatsoever (including any right of indemnification, contribution or reimbursement) occurring prior to the Closing (the foregoing collectively referred to herein as the “Hakkasan Released Claims”).

(b)    Effective upon the consummation of the Closing, TAO, on behalf of itself, its successors, assigns, administrators, executors, agents and Affiliates (including, after the Closing, the Hakkasan Contributed Entities) (the “TAO Releasor”, and with the Hakkasan Releasor, the “Releasors”), hereby agrees that, in consideration of benefits it will receive in connection with the Transactions, it knowingly and voluntarily irrevocably releases and forever discharges the current and former directors, managers and officers (or similar authorized appointments with different names) of the Hakkasan Contributed Entities in their capacities as such (collectively, the “TAO Released Parties” and with the Hakkasan Released Parties, the “Released Parties”) from any and all Actions or Liabilities of any nature whatsoever in law, equity or otherwise, and whether known or unknown, suspected or unsuspected, or claimed or unclaimed, against any of the TAO Released Parties that the TAO Releasor has ever had, may now have or hereafter can, shall or may have to any extent relating in any way to or in connection with any actions or omissions of any TAO Released Party undertaken prior to the Closing in his or her capacity as such director, manager or officer, whether based on directors’, managers’ or officers’ liability or any other legal ground (the foregoing collectively referred to herein as the “TAO Released Claims,” and, with the Hakkasan Released Claims, the “Released Claims” ).

(c)    Subject to the terms of this Section 5.9, each Releasor acknowledges and intends that the releases given in this Section 5.9 shall be effective as a bar to the Released Claims herein above mentioned. Each Releasor expressly consents that the releases given in this Section 5.9 shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Released Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Released Claims), if any, as well as those relating to any other Released Claims herein above mentioned. Each Releasor expressly waives and relinquishes all rights and benefits it may have under Section 1542 of the California Civil Code, which reads as follows:

“SECTION 1542. GENERAL RELEASE; EXTENT. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(d)    Each Releasor acknowledges and agrees that this waiver is an essential and material term of the release given in this Section 5.9 and that without such waiver the Parties would not enter into this Agreement or consummate the Transactions. Each Releasor further agrees that in the event it should assert any claim seeking damages against any of the Released Parties, the release given in this Section 5.9 shall serve as a complete defense to any such Released Claim. Each Releasor further agrees that there does not exist any claim of the type described in or implied by clauses (a) and (b) hereof and it is not aware of any pending or threatened claims of the type described in or implied by clauses (a) and (b) hereof.

(e)    Each Releasor agrees that neither the releases given in this Section 5.9, nor the furnishing of the consideration for the releases given in this Section 5.9, shall be deemed or construed at any time to be an admission by any Released Party or any Releasor of any improper or unlawful conduct. The individuals who are Released Parties are intended to be third party beneficiaries of this Section 5.9, which shall survive the consummation of the Closing.

ARTICLE VI

EMPLOYEE MATTERS

6.1    Continuing Employees.

(a) Continuing Employees. Each Employee whose employment continues with any of the Hakkasan Contributed Entities as of the Closing shall be referred to herein as a “Continuing Employee.” TAO or its Subsidiaries (including, following the Closing, the Hakkasan Contributed Entities) shall continue to employ immediately following the Closing all of the Continuing Employees.

(b)    Benefits and Compensation.

(i)    Each Continuing Employee shall during the period beginning on the Closing Date and continuing thereafter through December 31, 2021 be employed on terms and conditions of employment, including compensation and benefits (including severance benefits), that are no less favorable in the aggregate than those in effect immediately prior to the Closing, except in the case of compensation reductions for similarly situated TAO Employees (by Venue, city or class of employee) implemented by TAO in response to COVID-19. TAO shall, and shall cause its Subsidiaries (including, following the Closing, the Hakkasan Contributed Entities) to, provide to each Continuing Employee initial terms and conditions of employment, including compensation and benefits, in each case, sufficient to avoid any violation of applicable Law, or the breach of any applicable employment agreement, or Collective Bargaining Agreement or the triggering (through December 31, 2021) of statutory or common law severance, redundancy or separation benefits or any other legally mandated payment obligations in effect as of the Closing. TAO shall pay, or shall cause its Subsidiaries (including, following the Closing, the Hakkasan Contributed Entities) to pay, the employees listed on Section 3.14(n) of the Hakkasan Parent Disclosure Schedule (i) the amounts set forth on Section 3.14(n) of the Hakkasan Parent Disclosure Schedule opposite their respective names, which shall be paid as soon as reasonably practicable following the Closing, and (ii) pro-rated annual bonuses for the 2021 calendar year for the period beginning on the day after the Closing Date and continuing thereafter through December 31, 2021 in accordance with TAO’s bonus program or, if applicable, the employment agreement covering such employee; provided, that with respect to the employees listed on Section 3.14(n) of the Hakkasan Parent Disclosure Schedule whose employment agreements in effect as of the Closing do not include an annual bonus entitlement, and to the extent (x) the employment agreements covering such employees entered into following the Closing do not include an annual bonus entitlement, or (y) such employees do not enter into a new employment agreement following the Closing, the portion of the annual bonus paid for such period shall be no less than the amount such employee would have received under the annual bonus plan of the Hakkasan Contributed Entities in effect for such employee as of immediately prior to the Closing.

(ii)    Following the Closing Date, TAO shall use commercially reasonable efforts, and shall cause its Subsidiaries (including, following the Closing, the Hakkasan Contributed Entities) to use commercially reasonable efforts to, provide credit to Continuing Employees for their years of service with Hakkasan Parent or any of its Affiliates (or predecessor employers to the extent Hakkasan Parent or any of its Affiliates provided past service credit) as of the Closing for purposes of determining eligibility to participate, vesting, benefit accrual, continuous service, determination of service awards, vacation, sick leave, and other paid time off, to the same extent and for the same purposes as similarly situated TAO Employees, except as otherwise would result in the duplication of benefits. TAO shall use commercially reasonable efforts, and shall cause its Subsidiaries (including, following the Closing, the Hakkasan Contributed

Entities) to use commercially reasonable efforts to, waive pre-existing condition limitations, exclusions or waiting periods for Continuing Employees (and any applicable dependent) under the welfare benefit plans provided for those Continuing Employees after the Closing, to the same extent such condition or exclusion was waived or satisfied with respect to an individual Continuing Employee (or any applicable dependent) prior to the Closing. With respect to the plan year during which the Closing occurs, TAO shall, and shall cause its Subsidiaries (including, following the Closing, the Hakkasan Contributed Entities) to, provide each Continuing Employee with credit for deductibles and out-of-pocket requirements paid prior to the Closing in satisfying any applicable deductible or out-of-pocket requirements under any plan provided for those Continuing Employees after the Closing, except to the extent such credit would result in the duplication of benefits.

(iii)    On and following the Closing, TAO shall cause each of the Hakkasan Contributed Entities to perform its obligations under the Hakkasan Benefit Plans and any Collective Bargaining Agreement covering any Employee. TAO shall, and shall cause the applicable Hakkasan Contributed Entity to, assume and perform all obligations under the agreements listed in Section 6.1(b)(iii)(a) of the Hakkasan Parent Disclosure Schedule in accordance with their terms. With respect to the agreement listed in Section 6.1(b)(iii)(b) of the Hakkasan Parent Disclosure Schedule (the “Roos 409A Agreement”), Hakkasan Parent shall indemnify and hold harmless TAO or its applicable Subsidiary (including, following the Closing, Hakkasan Holdings) (A) for any Losses it incurs relating to the Section 409A tax indemnification that is set forth in the Roos 409A Agreement after giving effect to the agreement listed in Section 6.1(b)(iii)(c) of the Hakkasan Parent Disclosure Schedule (the “Escrow Agreement”); and (B) in the event that on and following the Closing any amounts are released from the Escrow Agreement to Hakkasan Holdings or any of its Affiliates, such amounts shall be remitted to Hakkasan Parent or its designee.

6.2    No Third Party Rights. Except as otherwise expressly provided herein, no provision in this Agreement shall create any third party beneficiary rights in any Person, including employees or former employees (including any beneficiary or dependent thereof) of Hakkasan Parent or any of its Affiliates, unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any employee benefit plan, and no provision of this Agreement shall create such third party beneficiary rights in any such Person in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan that is or may in the future be maintained by TAO. Nothing in Section 6.1 shall be deemed to guarantee a right of employment to any particular individual or upon any specific terms and conditions of employment. Nothing herein shall be construed as to limit TAO’s (or its Affiliates’) right to terminate the employment of any employee or otherwise change the terms and conditions of employment of any Continuing Employee, except as otherwise may be required by applicable Law.

ARTICLE VII

SURVIVAL

7.1    Survival of Representations and Warranties and Covenants.

(a) The representations and warranties set forth in Article III and Article IV (i) shall terminate effective as of the Closing (ii) shall not survive the Closing for any purpose, and (iii) thereafter there shall be no Liability on the part of, nor shall any claim be made by, either Party or its Affiliates with respect to the representations and warranties set forth in Article III and Article IV, except with respect to clauses (i)-(iii), in the case of Fraud or with respect to certain matters excluded from the R&W Insurance Policies to the extent agreed in writing between the Parties.

(b)    The covenants and agreements of the Parties shall survive until completely performed or satisfied, as applicable, in accordance with their terms.

7.2    R&W Insurance Policy.

(a) The Parties acknowledge that each Party (or its Affliate) may have obtained and bound one or more representation and warranty insurance policies with respect to the representations and warranties set forth in Article III and Article IV respectively, including excess policies (each a “R&W Insurance Policy”). Except as provided in any other agreements entered into by the parties hereto as of the date of this Agreement or in the case of Fraud, none of the Parties or any their Affiliates shall have any Liability or obligation to indemnify or compensate the other Party or any other Person for any Losses arising out of or related to breaches of the representations and warranties set forth in Article III or Article IV, regardless of whether the other Party maintains a R&W Insurance Policy, or whether the terms thereof do not provide coverage for any specific type or category of claims or losses, or to the extent the issuer or underwriter of such policy terminates the same or does not for any reason accept or pay any claims made thereunder. Each Party acknowledges and agrees that (a) the R&W Insurance Policy it or its Affiliate has obtained shall at all times include a customary provision whereby the insurer expressly agrees that the insurer shall have no, and shall expressly waive any and all, right of subrogation against the other Party or any of its Representatives (except in the case of Fraud) (the “R&W Subrogation Waiver”) and (b) such Party or any of its Affiliates shall not, and shall cause the insured not to, waive, amend, modify or otherwise revise any R&W Subrogation Waiver or allow such R&W Subrogation Waiver to be waived, amended, modified, or otherwise revised in any manner adverse to such other Party or any of its Affiliates. All costs and expenses related to a R&W Insurance Policy, including the total premium, underwriting costs, diligence costs, brokerage commission, Taxes related to such policy and other related fees and expenses payable to the applicable insurance provider or broker (collectively, the “R&W Costs”), shall be borne fifty percent (50%) by Hakkasan Parent and fifty percent (50%) by TAO. In order to effect the allocation of the R&W Costs between the Parties as set forth in this Section 7.2, prior to the Closing Hakkasan Parent and TAO have exchanged their R&W Insurance Policies and agreed that $402,922.97 of the amount included in the Hakkasan Parent Required Payments shall be paid to TAO by a disproportionate distribution to TAO in accordance with Section 2.1(f) of the Amended and Restated LLC Agreement to satisfy 100% of Hakkasan Parent’s obligation to TAO pursuant to this Section 7.2 such that 50% of the sum of the R&W Costs of both Parties is borne by Hakkasan Parent and 50% of such costs is borne by TAO.

(b)    Promptly following the Closing Date (and in any event prior to the tenth (10th) day following the Closing Date), each Party shall deliver to the other Party two thumb drives, compact discs or other electronic storage device reasonably acceptable to the other Party containing the contents of such Party’s Data Room, in the manner organized and as otherwise found in such Data Room, as of the Closing Date.

7.3    Legal Expenses Reimbursement. In connection with any Action to enforce this Agreement, the prevailing party shall be entitled (for the avoidance of doubt, in addition to any remedies at law or equity) to recover the fees, costs and expenses of any kind incurred by such party and its counsel (including out-of-pocket documented attorneys’ fees, costs and expenses) in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to such Action or the claim(s) underlying such Action.

ARTICLE VIII

MISCELLANEOUS

8.1    Fees and Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay its own costs and expenses incurred, including fees and disbursements of counsel, financial advisors and accountants, in connection with preparing, entering into and carrying out this Agreement and the consummation of the Transactions.

8.2    Amendment. This Agreement shall not be amended, modified or supplemented except by an instrument in writing specifically designated as an amendment hereto and executed by, or on behalf of, Hakkasan Parent and TAO.

8.3    Waiver and Extension. A Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered or made available by the other Party pursuant hereto, or (c) except to the extent prohibited by Law, waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure or delay of a Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

8.4 Remedies; Specific Performance.

(a)    Except as otherwise expressly provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy.

(b)    The Parties acknowledge and agree that the Parties will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity (including monetary damages), such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to seek temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking and no Party shall dispute any such injunctive relief on the basis that monetary damages is an adequate remedy or otherwise.

8.5    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given or made when delivered personally by hand or by an internationally recognized overnight courier service or other delivery method (including certified mail) or when sent by electronic mail transmission (so long as no “error message” or other notification of non-delivery is received by the sender), in each case, to the respective Parties at the following physical or electronic mail addresses (or to such other physical or electronic mail address as a Party may have specified in a notice given in accordance with this Section 8.5).

(a)	If to Hakkasan Parent to:

Hakkasan USA, Inc.

Mamoura Building A

Muroor Road

PO Box 45005, Abu Dhabi

Attention: Michael Campbell

Email: legalunit@mubadala.ae

With a copy (which shall not constitute notice) to:

Shearman & Sterling, LLP

599 Lexington Avenue

New York, NY 10022-6069

United States of America

Attention: Clare O’Brien

Email: cobrien@shearman.com

(b)	If to TAO to:

TAO Group Holdings LLC

Two Pennsylvania Plaza

New York, NY 10121

Attention: General Counsel

E-mail: legalnotices@taogroup.com

With copies (which shall not constitute notice) to:

c/o Madison Square Garden Entertainment Corp.

Two Pennsylvania Plaza

New York, NY 10121

Attention: General Counsel

E-mail: legalnotices@msg.com

and:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Kenneth A. Lefkowitz

E-mail: Ken.Lefkowitz@hugheshubbard.com

8.6    Entire Agreement. This Agreement (including all Exhibits and Annexes to this Agreement and including the Hakkasan Parent Disclosure Schedule and TAO Disclosure Schedule), the Amended and Restated LLC Agreement and any other agreements entered into by the parties hereto as of the date of this Agreement constitute the entire agreement and understanding of the Parties and their respective Affiliates with respect to the subject matter hereof and thereof and merge in, supersede and cancel all other prior agreements and understandings (including the term sheet proposal and the Confidentiality Agreement, which are hereby terminated), both written and oral, between the Parties and their respective Affiliates with respect to the subject matter hereof and thereof.

8.7    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of Law or otherwise, in whole or in part, directly or indirectly, by either Party without the prior written consent of Hakkasan Parent and TAO (which consent may be granted or withheld in the sole discretion of Hakkasan Parent or TAO), and any purported assignment or delegation in contravention of this Section 8.7 shall be null and void and of no force and effect. Notwithstanding the provisions of this Section 8.7 to the contrary, each Party shall have the right to assign its rights under this Agreement to an Affiliate that is controlled by such Party; provided that no such assignment shall in any manner release, limit or affect such Party’s obligations hereunder.

8.8    Parties in Interest. Except as otherwise expressly provided in Section 5.9, this Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

8.9    Severability. If any term or provision set forth in this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner that is materially adverse to any of the Parties. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated by the Parties to the greatest extent possible.

8.10    Currency and Exchange Rate. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars and all payments hereunder shall be made in U.S. dollars. In the event that there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose under this Agreement, except as otherwise required by applicable Law (in which case, the exchange rate shall be determined in accordance with such Law), the exchange rate shall be that published on the Bloomberg Fixings-Portal as of 5:00 p.m. New York time on the date (or, if no such exchange rate is published on the Bloomberg Fixings-Portal on such date, the first date thereafter on which such exchange rate is published on the Bloomberg Fixings-Portal) that is: (a) three (3) Business Days prior to the date on which any obligation is paid; or (b) for purposes of determining the components of the Closing Statement, the Adjustment Measurement Time.

8.11    Disclosure Schedule. The Parties agree that any reference in a particular Schedule of the Hakkasan Parent Disclosure Schedule or TAO Disclosure Schedule, as the case may be, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties is readily apparent on the face of such disclosure notwithstanding the omission of a reference or a cross-reference with respect thereto. The mere inclusion of an item in the Hakkasan Parent Disclosure Schedule or TAO Disclosure Schedule, as the case may be, as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is reasonably likely to be material or have a Material Adverse Effect.

8.12    Governing Law. This Agreement shall be governed by, and all Disputes arising out of, relating to, or in connection with this Agreement or the Transactions shall be resolved in accordance with, the Laws of the State of Delaware, without application of any conflict or similar rules that would require the application of other laws.

8.13    Disputes; Arbitration.

(a)    The Parties shall use reasonable efforts in good faith to settle amicably any and all disputes, controversies and conflicts, including any claim in tort, in equity or pursuant to statute, arising out of, relating to, or in connection with this Agreement or any transactions contemplated hereby, including any questions regarding its existence, validity, interpretation, scope, performance, enforceability or termination (a “Dispute”). Any Dispute not settled or resolved by the Parties within thirty (30) days shall be referred, upon written notice given by one Party to the other Party to members of senior management of each of Hakkasan Parent and TAO, for resolution by such senior management, who shall use reasonable efforts in good faith to settle amicably such Dispute within twenty (20) days of such referral (or such shorter time as is necessary to avoid immediate irreparable injury); provided, however, that any Disputed Items will be subject to Section 2.5 and not require referral to such senior management. Notwithstanding anything to the contrary herein, the sole remedy of any Party for failure of the other Party to comply with this Section 8.13(a) shall be to submit the underlying Dispute to the arbitration proceedings set forth in this Section 8.13 and, for the avoidance of doubt, any such failure to comply with this Section 8.13(a), shall not, in and of itself, constitute the basis for a claim under this Section 8.13.

(b)    Except as set forth in Section 2.5, any Dispute not resolved pursuant to Section 8.13(a) above shall be referred to and finally resolved by final and binding arbitration administered by the Arbitration Rules of the London Court of International Arbitration (“LCIA”), as amended and effective as of the date hereof (the “Rules”), as modified herein or as may be otherwise agreed by the relevant Parties in writing.

(c)    The number of arbitrators shall be three (3). Hakkasan Parent shall nominate one (1) arbitrator in its notice of arbitration, and TAO shall nominate one (1) arbitrator in its answer. The third arbitrator, who shall act as the presiding arbitrator of the tribunal (the “Chairperson”), shall be nominated by the two (2) party-nominated arbitrators. If any Party fails to appoint an arbitrator, as described above, or the two (2) party-appointed arbitrators fail to appoint the Chairperson within thirty (30) days of the date their appointment is confirmed, the arbitrator appointment(s) shall be made by the LCIA in accordance with the Rules. The Parties agree that the Chairperson shall be a national of a common law jurisdiction and may, but is not required to, be a U.S. national.

(d)    The arbitral tribunal alone shall have the authority to determine any challenge or question as to the tribunal’s jurisdiction, including but not limited to questions regarding the formation, existence, interpretation, performance, enforceability, validity, breach or termination of this Agreement or this arbitration provision, Section 8.13 and may impose equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that would be available from a court of competent jurisdiction (without any requirement to post bond) against any Party. For the avoidance of doubt, questions as to whether any Dispute is arbitrable shall be finally and exclusively decided by the arbitral tribunal, and not by any court.

(e)    The seat of the arbitration shall be New York, United States of America, without prejudice to the arbitral tribunal’s right to conduct hearings and take any other steps in the arbitration in any other location it deems necessary. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.), to the exclusion of state Law inconsistent therewith. The language of the arbitration shall be English.

(f)    The arbitral tribunal, in its administration of the arbitration, may be guided by the International Bar Association Rules on the Taking of Evidence in International Arbitration (2010), but this provision shall not be taken as acceptance of any particular form or scope of evidence taking.

(g)    Notwithstanding anything to the contrary in this Section 8.13, each Party (a) shall have the right to seek pre-arbitral preliminary, interim, conservatory or interlocutory relief or injunctions directly before any U.S. federal court sitting in the State of Delaware, and no Party shall dispute any such relief with respect to a breach on the basis that money damages is an adequate remedy or otherwise, and (b) submits to the non-exclusive jurisdiction of any such court.

(h)    In relation to the proceedings under Section 8.13(g) above, and any other relevant court proceedings arising out of, in relation to or in connection with any Dispute in accordance with this Section 8.13, including, but not limited to, proceedings for the enforcement of any arbitral award issued hereunder, each Party irrevocably waives, and agrees not to assert, any claim that it is not subject personally to the jurisdiction of any otherwise competent court, that its property is exempt or immune from attachment or execution, that the proceeding is brought in an inconvenient forum, that the venue of the proceeding is improper or that this Agreement may not be enforced in or by any such court.

(i)    All aspects of any arbitration hereunder, including the nature of the Dispute, the pleadings and the venue and timing of resolution, shall be confidential and not disclosed by a Party to any third party, except as required by Law, by lending agreements or for some other reason to be disclosed by the Party seeking to disclose prior to any disclosure to a third party. Each Party shall ensure that fact and expert witnesses, Party employees, lawyers and consultants involved in the arbitration (or retained to assist a party) agree to be bound by these confidentiality obligations.

(j)    Each Party participating in such arbitration shall pay its own legal fees and expenses incurred in connection with the arbitration, unless otherwise determined by the arbitral tribunal.

(k)    Notwithstanding anything to the contrary contained in Section 8.13(j), any costs, fees or Taxes incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the Party resisting such enforcement.

(l)    The arbitration award shall be final and binding on the Parties. The Parties undertake to carry out any award without delay and irrevocably waive their right to any form of recourse based on grounds other than those contained in the United Nations’ Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 insofar as such waiver can validly be made. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

(m)    Any monetary damages awarded shall be payable in U.S. Dollars unless otherwise agreed by the parties thereto.

8.14    Waiver of Jury Trial. EACH OF THE PARTIES FOR ITSELF AND ITS AFFILIATES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, IN RELATION TO, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH

OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

8.15    No Recourse.

(a)    All claims, obligations, liabilities, or causes of action (whether at law, in equity, in contract, in tort or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Parties that are expressly identified in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future equity holder, incorporator, controlling person, general or limited partner, member, Affiliate, director, officer, employee, agent, consultant, representative, or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future equity holder, incorporator, controlling person, general or limited partner, Affiliate, director, officer, employee, agent, consultant, representative, or assignee of, and any lender to, any of the foregoing or any of their respective successors, predecessors or assigns (or any successors, predecessors or assigns of the foregoing) (collectively, the “Non-Party Affiliates”), shall have any Liability (whether at law or in equity, whether in contract or in tort or otherwise) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, including any alleged non-disclosure or unintentional misrepresentations made by any such Person or as a result of the use or reliance on any information, documents or materials made available by such Person, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach against any such Non-Party Affiliates.

(b)    Without limiting the foregoing, to the maximum extent permitted by Law, (i) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available, whether at law, in equity, in contract, in tort or otherwise, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, in each case arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach and (ii) each Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding anything to the contrary contained herein or otherwise, after the Closing, no Party may seek to rescind this Agreement or any of the transactions contemplated hereby.

8.16    Commercial Entity. Each Party acknowledges that it is a separate legal entity distinct from its ultimate shareholders and/or the executive organs of the government of any state and is capable of suing and being sued. The entry by each Party into this Agreement constitutes, and the exercise by each Party of its respective rights and performance of its respective obligations hereunder will constitute, private and commercial acts performed for private and commercial purposes that shall not be deemed as being entered into in the exercise of any public function.

8.17    Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

HAKKASAN USA, INC.

By:	/s/ Michael Campbell
Name:	Michael Campbell
Title:	Authorised Signatory

By:	/s/ Rami Fathi Elwan
Name:	Rami Fathi Elwan
Title:	Authorised Signatory

TAO GROUP SUB-HOLDINGS LLC

By:	/s/ Noah Tepperberg
Name:	Noah Tepperberg
Title:	Co-Chief Executive Officer

Annex 1.1(a)

Hakkasan Contributed Entities

1.	Hakkasan Holdings LLC
2.	Hakkasan Limited
3.	HK Management FZ-LLC
4.	Sake No Hana Ltd
5.	Hakkasan SF LLC
6.	TLG Acquisition LLC
7.	Hakkasan - Fabric Stingaree Holdings LLC
8.	HKCCIP, LLC
9.	Level Up 2 LLC
10.	NLDL Holdings LLC
11.	Yauatcha Waikiki, LLC
12.	Hakkasan NYC, LLC
13.	Chrysan Limited
14.	H-FSD Holding, LLC*
15.	6th and Island Investments, LLC
16.	Bijou, LLC
17.	City Lounge LLC
18.	Dancing Monkey, LLC
19.	Hakkasan LV LLC
20.	Lion Bar, LLC
21.	NMP Holding LLC
22.	Venue Driver, LLC
23.	Touch, LLC
24.	DDD Holdings, LLC
25.	HHH Holdings, LLC
26.	The Light Group, LLC
27.	7th & C Investments, LLC
28.	LJ Eats, LLC
29.	Las Vegas Eats LLC
30.	Santa Monica Eats, LLC
31.	Waikiki Eats, LLC